Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PERDOCEO EDUCATION CORPORATION,

LIGHTHOUSE MERGER SUB, INC.,

UNIVERSITY OF ST. AUGUSTINE PARENT CORP.,

and

APH GP LP

(solely in its capacity as the Seller Representative)

Dated as of July 15, 2024

i

5.15	Insurance	51
5.16	Real Property	51
5.17	Contracts	52
5.18	Brokers and Finders	54
5.19	Related-Party Transactions	54
5.20	Education Laws	55
5.21	Suppliers	60
5.22	Trade Names, Business Locations	61
5.23	Officers and Directors	61
5.24	Sufficiency of, Title to and Condition of the Assets	61
5.25	Company’s Investigation and Reliance	62
5.26	Exclusivity of Representations and Warranties	62

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		63

6.1	Organization, Good Standing and Qualification	63
6.2	Corporate Authority; Approval	63
6.3	Board Approvals	64
6.4	Governmental Filings; No Violations; Certain Contracts	64
6.5	Educational Matters	65
6.6	Litigation	66
6.7	Brokers and Finders	66
6.8	Financial Capability	66
6.9	Solvency	66
6.10	No Prior Activities	66
6.11	Parent’s Investigation and Reliance	67
6.12	Exclusivity of Representations and Warranties	67

ARTICLE VII PRE-CLOSING COVENANTS		68

7.1	Reasonable Best Efforts	68
7.2	Regulatory Matters	68
7.3	Conduct of the Business Pending the Closing	69
7.4	Access to Information; Confidentiality	72
7.5	Pre-Closing Educational Consents	73
7.6	Company Solicitation	74
7.7	SEC Financial Statements	75
7.8	Conduct of Parent Business Pending Closing	76
7.9	Pre-Closing Employee Benefit Matters	76

ARTICLE VIII POST-CLOSING COVENANTS		77

8.1	Further Assurances	77
8.2	Director and Officer Liability and Indemnification	77
8.3	Section 280G Matters	79
8.4	Access to Books and Records	79
8.5	Release	80
8.6	Tax Matters	80
8.7	Representation and Warranty Policy	83
8.8	Holder Cure	83
8.9	Employee Matters	84

ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB		84

9.1	Accuracy of Representations and Warranties, Compliance with Obligations and No Material Adverse Effect	84
9.2	HSR	85
9.3	No Law or Orders	85
9.4	Educational Matters	85
9.5	Stockholder Approval	85
9.6	Company Deliverables	85

ARTICLE X CONDITIONS TO THE OBLIGATIONS OF THE COMPANY		86

10.1	Accuracy of Representations and Warranties and Compliance with Obligations	86
10.2	HSR	86
10.3	No Law or Orders	86
10.4	Educational Matters	86
10.5	Stockholder Approval	87
10.6	Parent Deliverables	87

ARTICLE XI INDEMNIFICATION		87

11.1	Survival and Time for Claims	87
11.2	Indemnification by the Stockholders	87
11.3	Indemnification by Parent	88
11.4	Manner of Payment	89
11.5	Defense of Third-Party Claims	90
11.6	Determination of Loss Amount	91
11.7	Materiality Qualifications	91
11.8	No Circular Recovery	91
11.9	Exclusive Remedy	92

ARTICLE XII TERMINATION		92

12.1	Termination	92
12.2	Effect of Termination	95
12.3	Termination Fee	95

ARTICLE XIII GENERAL PROVISIONS		97

13.1	Expenses	97
13.2	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	97
13.3	Entire Agreement	98
13.4	Amendments and Waivers	98
13.5	Governing Law	99
13.6	Notices	99
13.7	Severability	100

13.8	Binding Effect; Third Party Beneficiaries; Assignment	101
13.9	No Recourse Against Non-Parties	101
13.10	No Partnership Created	101
13.11	No Strict Construction	102
13.12	Counterparts	102
13.13	Confidentiality	102
13.14	Press Releases and Communications	102
13.15	Specific Performance	103
13.16	Seller Representative	103
13.17	Legal Representation	106

EXHIBITS

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Accounting Methodology
Exhibit C	Sample Calculation of Net Working Capital
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 15, 2024, is made by and among Perdoceo Education Corporation, a Delaware corporation (“Parent”), Lighthouse Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary (as defined below) of Parent (“Merger Sub”), University of St. Augustine Parent Corp., a Delaware corporation (the “Company”), and APH GP LP, an Ontario limited partnership, solely in its capacity as the representative of the Stockholders (as defined below) (the “Seller Representative”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effectuate a merger of Merger Sub with and into the Company in accordance with the terms of this Agreement and the DGCL (as defined below) (the “Merger”) whereupon Merger Sub will cease to exist and the Company will become a direct, wholly-owned Subsidiary of Parent;

WHEREAS, the respective boards of directors (or equivalent governing bodies) of each of the Company, Parent and Merger Sub have (a) determined that the Merger is fair to, advisable and in the best interests of their respective equityholders, (b) approved and adopted this Agreement and the Transactions (as defined below), including the Merger, upon the terms and subject to the conditions set forth herein, and (c) in case of the Company, recommended that this Agreement and the Merger be accepted and approved by the Stockholders; and

WHEREAS, promptly after the execution of this Agreement (and in any event, no later than 5:00 p.m. Central Time on the first (1st) Business Day (as defined below) after the date of this Agreement), the Company shall deliver to Parent a written consent evidencing approval of this Agreement and the Transactions, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), which is executed by the Stockholders holding one hundred percent (100%) of the Voting Common Stock entitled to vote thereon.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. As used herein, the following terms shall have the following meanings:

“2024 SEC Audited Financial Statements” has the meaning set forth in Section 7.7(b).

“ACA” has the meaning set forth in Section 7.9(a).

“Accounting Firm” has the meaning set forth in Section 3.5(b)(i).

“Accounting Methodology” means the principles, policies, procedures, categorizations, definitions, methods, practices, judgments, classifications, estimation methodologies and techniques as set forth in Exhibit B attached hereto.

“Accrediting Body” means any Person, whether governmental or government-chartered, private or quasi private, whether foreign or domestic, including any institutional and specialized accrediting agency, that engages in the granting or withholding of accreditation of postsecondary institutions or educational programs in accordance with standards and requirements relating to the performance, operations, financial condition or academic standards of such institutions and programs including, WASC, ACOTE, CAA, CAPTE, and CCNE.

“ACOTE” means the Accreditation Council for Occupational Therapy Education.

“Action” means any claim, cause of action, action, complaint, audit, hearing, suit, proceeding, demand, examination, arbitration or other proceeding by or before any Governmental Authority or arbitration administrator.

“Additional Amount” has the meaning set forth in Section 3.5(d)(ii).

“Adjustment Escrow Account” has the meaning set forth in Section 3.4(d).

“Adjustment Escrow Amount” means an amount equal to $2,187,500.

“Administrative Expenses” has the meaning set forth in Section 13.16(f).

“Affiliate” of any particular Person means any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such particular Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities the right to appoint directors or managers, by contract, as trustee or executor, by proxy or agent or otherwise.

“Aggregate Equity Consideration” means an amount equal to (a) the Estimated Equity Value, minus (b) the Escrow Amount, minus (c) the Seller Representative Expense Amount.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act, the Federal Trade Commission Act and any other United States federal or state, or foreign, statutes, rules, regulations, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Audited Financials” has the meaning set forth in Section 5.5(a)(i).

“Available Funds” has the meaning set forth in Section 6.8.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.3.

“Base Purchase Price” means an amount equal to $135,000,000 plus the Ticking Amount (if any).

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CAA” means the Council on Academic Accreditation in Audiology and Speech-Language Pathology of the American Speech-Language-Hearing Association.

“Cadence Bank Letters of Credit” means (a) that certain Irrevocable Standby Letter of Credit No. 67329, dated as of December 2, 2020, by and between Cadence Bank, N.A. and U.S. Department of Education (for the account of USAHS), as amended by that certain Amendment No.1, dated as of January 20, 2022, as further amended by that certain Amendment No. 2, dated as of January 20, 2023, that certain Amendment No. 3, dated as of January 19, 2024 and that certain Amendment No. 4, dated as of February 23, 2024 and (b) that certain Irrevocable Standby Letter of Credit No. 000249964, dated as of April 3, 2023, by and between Cadence Bank, N.A. and U.S. Department of Education (for the account of USAHS), in each case, as amended from time to time.

“Cap” has the meaning set forth in Section 11.2(b).

“CAPTE” means the Commission for Accreditation of Physical Therapy Education.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 and any amendment thereof, or administrative or other guidance or legislation published with respect thereto by any Governmental Authority or Educational Agency.

“Cash and Cash Equivalents” means, with respect to the Company and the Company Subsidiaries as of the Measurement Time, without duplication and calculated in accordance with the Accounting Methodology, as applicable, (a) the aggregate amount of all cash and cash equivalents (including cash held in money-market accounts, marketable securities, short -term investments and other liquid investments), plus (b) any received but uncleared checks, other wire transfers and drafts deposited or received and available for deposit (in each case only to the extent such checks, other wire transfers and drafts subsequently clear), plus (c) cash and cash equivalents designated as cash collateral for letters of credit for the benefit of (i) the DOE (including the Existing DOE Letter of Credit and Cadence Bank Letters of Credit) and (ii) any landlords of the Company or the Company Subsidiaries in connection with any Real Property Lease, in each case regardless of whether such amounts are characterized as restricted cash for purposes of GAAP, plus (d) (i) fifty percent (50%) of all accounts receivable of the Company and Company Subsidiaries minus (ii) fifty percent (50%) of the allowance for doubtful accounts of the Company and Company Subsidiaries, plus (e) any accrued interest receivable, plus (f) all security deposits, deposits in trust accounts, rent deposits and other similar deposits held for the account of the Company and the Company Subsidiaries, plus (g) in the event the Company or any Company Subsidiary pays any accrued bonuses pursuant to Section 7.3(c)(ii)(B), the lesser of (x) fifty percent (50%) of all such accrued bonuses paid by the Company or any Company Subsidiary, and (y) $1,200,000, minus (h) any issued but uncleared checks, other wire transfers and drafts issued or initiated by the Company or any Company Subsidiary (in each case only to the extent such checks, other wire transfers and drafts subsequently clear).

“CCNE” means the Commission on Collegiate Nursing Education.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Overpayment Amount” has the meaning set forth in Section 3.5(d)(i).

“Closing Statement” has the meaning set forth in Section 3.5(a).

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means, collectively, the Voting Common Stock and the Non-Voting Common Stock.

“Company” has the meaning set forth in the Preamble prior to the Effective Time. Following the Effective Time, references to “Company” shall mean the Surviving Corporation.

“Company Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) relating to, in a single transaction or a series of related transactions, (a) any direct or indirect acquisition or purchase of assets or businesses that constitute twenty percent (20%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the board of directors (or equivalent governing body) of the Company in good faith after consultation with outside financial and legal advisors), including through the acquisition of the Equity Interests of one or more Subsidiaries of the Company, or (b) acquisition of beneficial ownership of twenty percent (20%) or more of the total voting power of the Equity Interests of the Company or any Company Subsidiary, whether by way of merger, asset purchase, equity purchase or otherwise.

“Company Debt” means, as of the Measurement Time, without duplication, as to the Company and the Company Subsidiaries and subject to the Accounting Methodology, as applicable, (a) the outstanding principal amount of, accrued and unpaid interest on, and all premiums and penalties with respect to, any obligations of the Company or any of the Company Subsidiaries in respect of (i) indebtedness for money borrowed and (ii) indebtedness evidenced by any note, bond (including any performance bond or surety bond), debenture or other debt security (b) the Tax Liability Amount, (c) any deferred purchase price obligations or “earn out” or similar payments in connection with historical acquisitions, (d) all payroll Taxes deferred pursuant to the CARES Act, (e) all accrued bonuses, minus the lesser of (x) fifty percent (50%) of all such accrued bonuses and (y) $1,200,000, (f) any vacation time payable by the Company and any Company Subsidiary to employees and consultants of the Company and any Company Subsidiary that relate to period prior to the Closing, calculated in accordance with the Accounting Methodology, as applicable, (g) all underfunded pension or retiree medical obligations of the Company and any Company Subsidiary, (h) all obligations of the Company and any Company Subsidiary for the payment of outstanding and unpaid severance including, if applicable, as a result of the termination of any agreements set forth on Schedule 4.1(f), (i) fifty percent (50%) of any deferred revenue outstanding, (j) fifty percent (50%) of all student deposits, not to be duplicated with any deferred revenue pursuant to clause (i), received from students for terms at the School occurring after the Measurement Time, and (k) indebtedness of the type referred to in the foregoing clauses (a) through (j) that is guaranteed by the Company or any Company Subsidiary; provided, however, that notwithstanding the foregoing, Company Debt shall not include (A) any indebtedness of the type referred to in the foregoing clauses (a) through (e) of the Company or any of the Company Subsidiaries with respect to which the obligee is the Company or any of the Company Subsidiaries (including any intercompany receivables, payables, or loans of any kind or nature), (B) any amounts reflected in the final calculations of Cash and Cash Equivalents, Transaction Expenses, or Net Working Capital, (C) any obligations under letters of credit, (D) obligations under operating leases, (E) trade or account payables incurred in the ordinary course of business or (F) any debt financing incurred by Parent or any of its Affiliates in connection with the Transactions contemplated by this Agreement, including any costs, fees and expenses incurred in connection therewith.

“Company Documents” has the meaning set forth in Section 5.3.

“Company Material Contract” has the meaning set forth in Section 5.17(a).

“Company Plans” means (a) each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (b) each employment, consulting, stock purchase, restricted stock, stock option, stock appreciation right, stock unit, phantom stock or other equity-based compensation, change in control, retention, deferred compensation, bonus or incentive compensation, supplemental retirement, vacation, termination or severance, health, welfare, medical, dental, disability, life insurance or similar plan, program, scheme, policy, agreement or arrangement, and (c) each other compensation or benefit plan, fund, program, scheme, policy, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries on behalf of any employee, officer, director or other individual service provider of the Company or the Company Subsidiaries (whether current, former or retired) or their beneficiaries or with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise), except the term “Company Plans” shall not include any (i) “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) compensation or benefit plan, fund, program, scheme, policy, agreement or arrangement that is maintained by a Governmental Authority or with respect to which the Company or any of the Company Subsidiaries is required by applicable Law to maintain or contribute.

“Company Subsidiaries” shall mean the Subsidiaries of the Company, including each of (a) University of St. Augustine Intermediate Corp., a Delaware corporation, (b) University of St. Augustine Acquisition Corp., a Delaware corporation, and (c) University of St. Augustine for Health Sciences, LLC, a California limited liability company.

“Compliance Date” means January 1, 2021.

“Compliance Review” means any adverse action, a complaint filed in federal, state or local court, program review, audit, investigation, subpoena, adverse proceeding, arbitration of an adverse action, civil investigative demand, or any legal or compliance-related review of the Company, any of the Company Subsidiaries or the School initiated or conducted by any Educational Agency, or before any Educational Agency, including any agency that administers any Student Financial Assistance Program, or any independent auditor review of a postsecondary educational institution’s compliance with the statutory, regulatory or other requirements of the Title IV Programs, but excluding any routine reporting or renewal-related reviews, annual compliance audits, or other reviews or audits that occur on a regularly scheduled basis.

“Confidentiality Agreement” has the meaning set forth in Section 7.4(b).

“Contract” means any contract, indenture, note, bond, lease, license, commitment or other legally binding agreement.

“COVID-19” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof or any similar, related or associated disease outbreaks, epidemics or pandemics.

“CRRSAA” means the Coronavirus Response and Relief Supplemental Appropriations Act, 2021 (Pub. L. 116-260).

“Current Assets” means the current assets of the Company and the Company Subsidiaries as of the Measurement Time (a) calculated in accordance with the Accounting Methodology and (b) including only those line items that are included in (and excluding any line items specifically excluded from) the example calculation of Current Assets set forth on Exhibit C; provided, that Current Assets shall not include (i) any amounts reflected in the final calculation of Cash and Cash Equivalents, or (ii) any Tax assets or deferred Tax assets.

“Current Liabilities” means the current liabilities of the Company and the Company Subsidiaries as of the Measurement Time (a) calculated in accordance with the Accounting Methodology and (b) including only those line items that are included in (and excluding any line items specifically excluded from) that example calculation of Current Liabilities set forth on Exhibit C, provided, that Current Liabilities shall not include (i) any amounts reflected in the final calculations of Company Debt or Transaction Expenses, including any bonus or vacation liabilities included therein, (ii) an allowance for doubtful accounts, or (iii) any Income Tax liabilities or deferred Tax liabilities.

“D&O Indemnified Parties” has the meaning set forth in Section 8.2(a).

“D&O Tail Policy” has the meaning set forth in Section 8.2(b).

“Data Privacy and Security Laws” means all Laws and Educational Laws, that are applicable to the Company or any of the Company Subsidiaries and contain requirements related to privacy, data protection and data security, including: (i) any Laws or Educational Laws regulating the Processing of Protected Data, including the Family Educational Rights and Privacy Act (20 U.S.C. § 1232g; 34 C.F.R. Part 99) and the rules and regulations thereunder, Gramm-Leach-Bliley Act and the Safeguards Rule (16 C.F.R. § 314), and Red Flags Rule (16 C.F.R. § 681), EU General Data Protection Regulation, California Consumer Privacy Act, California Privacy Rights Act, Section 5 of the Federal Trade Commission Act, all U.S. state Laws and Educational Laws related to unfair and deceptive trade practices to the extent applicable to Protected Data, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws and Educational Laws related to online privacy policies, the Telephone Consumer Protection Act, all Laws related to faxes, telemarketing and text messaging, and all Laws and Educational Laws related to breach notification; (ii) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), (iii) all obligations contained in any Contracts to which the Company or any of the Company Subsidiaries are bound relating to the PCI DSS or the Processing of Protected Data; and (iv) all policies and procedures applicable to the Company or any of the Company Subsidiaries relating to the PCI DSS or the Processing of Protected Data, including, without limitation, all website and mobile application privacy policies and internal information security procedures as well as self-regulatory principles, and generally adopted industry best practices or standards applicable to the Company or any of the Company Subsidiaries.

“Deductible” has the meaning set forth in Section 11.2(b).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning set forth in Article V.

“Dispute Notice” has the meaning set forth in Section 3.5(b)(i).

“Dissenting Shares” has the meaning set forth in Section 3.7.

“DOD” means the U.S. Department of Defense and the tuition assistance programs available to active military.

“DOE” means the United States Department of Education.

“DOE Material Adverse Effect” means any written communication by the DOE that indicates: (a) that it will not issue a TPPPA or the PPPA to Parent, Merger Sub or the Surviving Corporation extending the School’s certification to participate in the Title IV Programs following the Closing; or (b) that as a condition of issuing either a TPPPA or PPPA to the School after Closing, it would impose conditions, solely as a consequence of the acquisition of the School by Parent and Merger Sub, (i) on Parent or its Affiliates’ existing Title IV eligible institutions (which, for purposes hereof, excludes the School) (collectively, the “Parent Legacy Group”) that would reasonably be expected to adversely and materially impede the Parent Legacy Group, or any one of them, from operating in materially the same manner as they currently operate; or (ii) that would reasonably be expected to adversely and materially impede Parent or the Surviving Corporation from operating the School in materially the same manner that it is currently being operated; provided, that it will not be a DOE Material Adverse Effect pursuant to clauses (a) or (b) hereof if the DOE imposes, or states it will impose as a condition of issuing either a TPPPA or PPPA to the School after Closing, (A) restrictions on the School’s ability to add new programs or additional locations, increase the credential level of its offerings, or modify programs or add replacement programs, or change the length of any programs for the period of time necessary for the DOE to review, accept, and approve the audited financial statements and compliance audits of the School that cover the second complete fiscal year of the Schools uninterrupted Title IV participation under the ownership of Parent and Merger Sub, (B) a requirement that an authorized representative of Parent or Merger Sub sign the TPPPA, PPPA, or PPA, or (C) a requirement that the School maintain or post a new or additional letter of credit following Closing in an aggregate amount that is equal to or less than twenty five percent (25%) of the amount of Title IV Program funds received by the School in its most recently completed fiscal year (the “LC Threshold”) which aggregate letter(s) of credit may represent any continuation or renewal of the Existing DOE Letter of Credit, a requirement for a New Owner DOE Letter of Credit, or a combination of both; provided, further that to the extent any such new or additional letter of credit requirement is greater than the LC Threshold, the Seller Representative (in its sole discretion) shall have the option to provide the Holder Cure and it shall not be a DOE Material Adverse Effect in the event the Seller Representative (in its sole discretion) elects to provide the Holder Cure.

“DOE Pre-Acquisition Review Application” means the application for an abbreviated pre-acquisition review (APAR) to be submitted to the DOE by or on behalf of the School with respect to the Transactions.

“DOE Pre-Closing Notice” means the notice required to made to the DOE by the School no later than ninety (90) days prior to Closing pursuant to 34 C.F.R. § 600.21(g)(i) and (ii).

“DOE Review Response” means a written determination from the DOE following the DOE’s review and acceptance of the DOE Pre-Acquisition Review Application and the DOE Pre-Closing Notice that addresses: (a) whether the DOE will require a posting of financial protection to satisfy the requirements of 34 C.F.R. §.600.20(g)(3)(iv) and, if so, the amount of the letter of credit; and (b) which level of ownership must submit the audited financial statements for compliance with 34 C.F.R. §.600.20 (g)(3)(iv) and (h)(3)(i).

“Educational Agency” means any Person, whether governmental, government-chartered, private, or quasi-private, foreign or domestic, that (a) engages in granting or withholding Educational Approvals for, (b) administers any form of Student Financial Assistance Program to or for students of, or (c) otherwise has jurisdiction or has had jurisdiction since the Compliance Date to regulate the School in accordance with standards relating to the performance, operation, financial condition or academic standards of, schools, educational programs and educational service providers, including the DOE, any Accrediting Body, any State Educational Agency, the VA, the DOD, and SEVP.

“Educational Approval” means any license, permit, authorization, certification, accreditation, or similar approval issued or required to be issued by an Educational Agency to the Company or the School for the operation of the School or any location, branch, learning site, campus addition, satellite, temporary space or classroom expansion thereof for (a) the School to operate in the manner that it currently operates or to offer each of its educational programs in all jurisdictions in which it operates and in which it is required to be authorized or (b) the School to participate in any Student Financial Assistance Program.

“Educational Bonds” means any bonds or other credit support instruments maintained by or on behalf of the Company or the School to satisfy any bonding or credit support requirement under any Educational Law or of any Educational Agency.

“Educational Consent” means any final or interim approval, authorization or consent by any Educational Agency or any notification to be made to an Educational Agency with regard to the Transactions, whether pre-Closing or post-Closing, which is required under Educational Laws in order to maintain or continue any Educational Approval presently held by the Company or School as of the date of this Agreement.

“Educational Law” means all applicable federal, state, municipal, foreign or other law, regulation, rule, determination, standard, order, or other binding requirements or guidance issued or administered by, or relating to, any Educational Agency, including all statutory and regulatory provisions related to the Title IV Programs and Student Financial Assistance Programs.

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental and Safety Laws” means all Laws relating to (a) the pollution, contamination, cleanup, preservation, reclamation, remediation or protection of the environment; (b) public or worker health or safety, (c) the Release or threatened Release of any Hazardous Substance, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (d) the management of any Hazardous Substance, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Substance.

“Equity Interests” means the Common Stock, the Options and any share, capital stock, partnership, member, equity or similar interest in any Person, and any option, warrant, call, right, equity or equity-based compensation award or security (including debt securities) or otherwise, or other right, agreement, arrangement or commitment convertible, exchangeable or exercisable thereto or therefor.

“Equity Value” means an amount, calculated as of the Measurement Time, equal to (a) Base Purchase Price, plus (b) Cash and Cash Equivalents, minus (c) Company Debt, minus (d) the amount, if any, by which the Net Working Capital is less than the Target Working Capital, plus (e) the amount, if any, by which the Net Working Capital is greater than the Target Working Capital, minus (f) the Transaction Expenses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated and rulings issued thereunder.

“Escrow Account” has the meaning set forth in Section 3.4(d).

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, by and among the Seller Representative (on behalf of the Stockholders), the Escrow Agent and Parent, substantially in the form of Exhibit D hereto.

“Escrow Amount” means (a) the Indemnity Escrow Amount plus (b) the Special Indemnity Escrow Amount plus (c) the Adjustment Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 3.3.

“Estimated Equity Value” means the Equity Value calculated using the estimates included in the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of February 1, 2019, among University of St. Augustine Intermediate Corp., the other parties thereto, the lender parties thereto and BSP Agency, LLC as administrative agent and collateral agent, as amended, modified, refinanced or restated from time to time (including by amendment dated December 29, 2022).

“Excluded Shares” means has the meaning set forth in Section 3.1(c).

“Existing DOE Letter of Credit” means the Irrevocable Standby Letter of Credit No. 67329 that the School has on file with DOE, as amended from time to time and currently set to expire on January 31, 2025, which, for the avoidance of doubt, is also included as part of the Cadence Bank Letters of Credit.

“Extended Termination Date” has the meaning set forth in Section 12.1(b).

“Federal Education Assistance Funds” means (a) with respect to any fiscal year of the School beginning on or before December 31, 2022, Title IV Program Funds, and (b) with respect to any fiscal year of the School beginning on or after January 1, 2023, Title IV Program Funds and all other federal funds required by DOE regulation or guidance to be included in the numerator of the Non-Title IV Revenue Requirement calculation under 34 C.F.R. Sections 668.14 and 668.28, or any successor regulation thereto.

“Final Equity Value” means the Equity Value as finally determined in accordance with Section 3.5.

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Forms” has the meaning set forth in Section 7.9(a).

“Fraud” means actual and intentional common law fraud under Delaware law with respect to the representations and warranties set forth in this Agreement (including Article V or Article VI), any of the Related Documents, or any certificate delivered pursuant to this Agreement or any of the Related Documents. For the avoidance of doubt, (a) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, or unfair dealings fraud, or any claim for fraud or misrepresentation based on negligence or recklessness and (b) only a Person who had actual knowledge of or knowingly and intentionally participated in such Fraud shall be responsible for such Fraud and only to a Person who actually relied on such representations and warranties and was actually damaged or harmed by such Fraud.

“Fully-Diluted Common Shares” means, as of immediately prior to the Effective Time, all Common Stock issued and outstanding as of such time.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.2(a), the last sentence of Section 5.2(b) and Section 5.2(c) (Capital Structure), Section 5.3 (Corporate Authority, Approval) and Section 5.18. (Brokers and Finders).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GAGAS” means United States Generally Accepted Government Accounting Standards as in effect from time to time.

“Governmental Authority” means any (a) national, federal, state, provincial, county, municipal or local government, foreign or domestic; (b) political subdivision of any of the foregoing; or (c) entity, authority, agency, ministry or other similar body exercising any legislative, executive, judicial, regulatory, taxing or administrative authority or functions of or pertaining to government, including any commission, tribunal or other quasi-governmental entity established to perform any such function, but excluding any Educational Agency.

“Hazardous Substance” means (a) any hazardous substance, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., and regulations promulgated thereunder and all applicable Environmental and Safety Laws related to hazardous substances; (b) any hazardous waste, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or analogous state laws, and regulations promulgated thereunder; (c) petroleum, including crude oil or any fraction thereof; (d) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 U.S.C. § 2011 et seq.; (e) medical waste; (f) asbestos or asbestos containing materials; (g) polychlorinated biphenyls; (h) urea formaldehyde; (i) microbial matter, biological toxins, mycotoxins or toxic mold; (j) lead-based paint; (k) any toxic substance, as defined by the Toxic Substances Control Act, 15 U.S.C. §2601; (l) radon gas; (m) any explosive or extremely dangerous material; (n) any per- and polyfluoroalkyl substances (including perfluorononanoic acid, perfluorooctanoic acid and perfluorooctanesulfonic acid); and (o) other material, substance or waste for which liability or standards of conduct are imposed, or which requires investigation, under any applicable Environmental and Safety Law due to its dangerous or deleterious characteristics or properties.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, and any successor statute thereto.

“HEERF Program” means the Higher Education Emergency Relief Fund as a program of federal financial assistance to institutions of higher education and postsecondary students, administered by the DOE pursuant to section 18004 of the CARES Act, section 314 of the CRRSAA, section 2003 of the American Rescue Plan Act of 2021, and any successor or supplemental statutes thereto.

“Holder Cure” means, in the event that, prior to Closing, the DOE provides a written communication requiring a new or additional letter of credit in excess of the LC Threshold, the Stockholders agree to post a letter of credit, or other financial protection alternative acceptable to the DOE, on behalf of the School, in an amount in excess of the LC Threshold (such excess, the “Holder Cure Amount”).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Income Tax” means (a) all Taxes based upon, measured by, or calculated with respect to (i) net income or profits (including any capital gains or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes) or (ii) multiple bases (including corporate franchise or doing business) if one or more Taxes upon which such Tax may be based, measured by or calculated with respect to, is described in clause (a)(i) above; or (b) all U.S., state, local and foreign franchise Taxes, imposed in lieu of Taxes described in clause (a).

“Income Tax Return” means any Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Income Tax.

“Indemnification Notice” has the meaning set forth in Section 11.5(a).

“Indemnitee” has the meaning set forth in Section 11.5(a).

“Indemnitor” has the meaning set forth in Section 11.5(a).

“Indemnity Escrow Account” has the meaning set forth in Section 3.4(d).

“Indemnity Escrow Amount” means an amount equal to $337,500.

“Initial Indemnity Release Amount” has the meaning set forth in Section 11.4(b).

“Initial Termination Date” has the meaning set forth in Section 12.1(b).

“Intellectual Property” means all rights arising from or in respect of the following, under the Laws of the United States or any other jurisdiction:(a) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof; (b) all trademarks, service marks, trade names, trade dress, logos and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (c) all Internet domain names, websites and social media handles; (d) all copyrights and works of authorship, and all registrations, applications, renewals, extensions and reversions thereof; (e) all trade secrets (as defined under applicable Law), inventions, discoveries, developments, improvements, formulae, compositions, know how, show how, methodologies, strategies, techniques, processes, procedures, specifications, prototypes, lists of customers or prospective customers, lists of licensors, suppliers and service providers, pricing and cost information and records, research, plans, proposals, test reports, manuals, handbooks, standards and other confidential or proprietary information; (f) tangible embodiments of any of the foregoing; and (g) moral rights and other proprietary rights relating to any of the foregoing, including all causes of action, judgments, settlements, claims and demands of any nature related thereto, and the right to prosecute and recover damages for any past, present or future infringements and other violations thereof.

“Interim Financial Statements” has the meaning set forth in Section 5.5(a)(ii).

“Interim Period Tax Returns” has the meaning set forth in Section 8.6(a)(i).

“IP License” means (a) any contract to which the Company or any Company Subsidiary grants (or covenants not to assert) to another Person of or regarding any right relating to or under the Owned Intellectual Property (other than non-exclusive licenses of Owned Intellectual Property which are merely incidental to agreements entered into in the Ordinary Course of Business) and (b) any grant (or covenant not to assert) by another Person to the Company or any Company Subsidiary of or regarding any right relating to or under any third Person’s Intellectual Property (other than licenses of Intellectual Property which are merely incidental to agreements entered into in the Ordinary Course of Business or for “off-the-shelf” or other Software widely available on non-discriminatory terms and conditions).

“IRS” means the Internal Revenue Service.

“IT Systems” means hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment.

“K&E” has the meaning set forth in Section 13.17.

“Knowledge” when used with respect to (a) (i) the Company means the actual knowledge of Vivian Sanchez, Brian Goldstein, Deborah Zimic and Stephanie Furlough-Morris and (ii) Parent means the actual knowledge of Todd S. Nelson, Ashish Ghia and Greg Jansen, and (b) the knowledge obtained or obtainable by the Persons set forth in prong (a) after due inquiry and reasonable investigation of their direct reports.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(a)(ii).

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, or regulation of a Governmental Authority, but excluding any Educational Law.

“LC Threshold” has the meaning set forth in the definition of “DOE Material Adverse Effect”.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in the business of the Company or any Company Subsidiary.

“Letter of Transmittal” has the meaning set forth in Section 3.6(a).

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, or any similar claim or charge.

“Losses” means all losses, damages, costs, interest, charges, Taxes, expenses (including reasonable and documented attorneys’ fees or other third-party fees by professional third party advisors incurred in the investigation of and in bringing or pursuing any claim under or with respect to this Agreement, any Related Document or the Transactions), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies; provided, that Losses shall not include punitive or exemplary damages or any civil fines or civil penalties or any criminal fines or criminal penalties.

“LOT Documents” has the meaning set forth in Section 3.6(b).

“Made Available” means included in the electronic data room for Project Lighthouse hosted by DataSite on the date no later than one (1) Business Day prior to the date of this Agreement.

“Material Adverse Effect” means any event, change, development, occurrence or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the Company’s ability to consummate the Closing, or (b) the business, assets, operations, liabilities, results or financial condition of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, development, occurrence or effect resulting from: (i) general changes or developments in any of the industries in which the Company or the Company Subsidiaries operate or in which its products or services are produced, distributed or sold; (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities or any acts of war or terrorism or cyber-attack) or in general economic, business, credit, regulatory, political or market conditions or in national or international financial markets; (iii) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster (or any material worsening of such conditions threatened or existing as of the date of this Agreement), weather condition, explosion or fire or other force majeure event or act of God; (iv)changes in any applicable Laws (including Educational Laws) or GAAP or in the interpretation or enforcement thereof; (v) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect; (vi) the announcement or pendency of this Agreement and the Transactions, or the performance of this Agreement and the Transactions, (vii) any action taken by the Company, or which the Company causes to be taken by any of the Company Subsidiaries, in each case, which is expressly required by this Agreement, or any failure to take any action that is prohibited by this Agreement (including obtaining any approval or authorization under applicable Educational Laws or Antitrust Laws for the consummation of the Merger or any of the other Transactions), (viii) any specific actions taken (or omitted to be taken) by or at the express written request of Parent or Merger Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent pursuant to Section 7.3); or (ix) changes in, or effects arising from or relating to, any pandemic, epidemic or disease outbreak (including COVID-19); provided, that Material Adverse Effect may take into account any event, change, development, occurrence or effect described in the foregoing clauses (i), (ii), or (iv) to the extent such event, change, development, occurrence or effect materially and disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industry or markets in which the Company and the Company Subsidiaries operate.

“Maximum Annual Premium” has the meaning set forth in Section 8.2(b)

“Measurement Time” means 12:01 a.m. New York time on the Closing Date.

“Memo” has the meaning set forth in Section 7.9(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Net Working Capital” means Current Assets less Current Liabilities, a sample calculation of which is set forth on Exhibit C solely for illustrative purposes.

“New Owner DOE Letter of Credit” means any letter of credit required by the DOE in connection with the Transactions pertaining to Parent or its Affiliates that is separate from and not related to the Existing DOE Letter of Credit or any other existing letter of credit provided by or on behalf of the School.

“No-Hire Period” has the meaning set forth in Section 8.9.

“Non-Party Affiliates” has the meaning set forth in Section 13.9.

“Non-Title IV Revenue Requirement” means the Title IV Program requirement that an educational institution derive no more than a certain percentage of its revenues for any fiscal year from Federal Education Assistance Funds, as set forth in Section 487(a)(24) of the HEA and implemented by the DOE at 34 C.F.R. Sections 668.14 and 668.28, or any successor statutes or regulations.

“Non-Voting Common Stock” means the Company’s non-voting common stock, par value $0.01 per share.

“Option” means each option to purchase Common Stock that is outstanding under the Option Plan.

“Option Plan” means the University of St. Augustine Parent Corp. 2019 Stock Option Plan, as amended from time to time.

“Optionholders” means a holder of one or more Options.

“Order” has the meaning set forth in Section 5.7(b).

“Ordinary Course of Business” means, with respect to the Company and the Company Subsidiaries, the ordinary course of business consistent with the past custom and practice of such Persons (including past practice in light of, and actions taken in response to, COVID-19).

“Outstanding Claim” has the meaning set forth in Section 11.4(e).

“Owned Intellectual Property” means all Intellectual Property owned by, or issued or registered to or subject to an application for issuance or registration by, the Company or any Company Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Arrangements” has the meaning set forth in Section 8.3.

“Parent Disclosure Schedule” has the meaning set forth in Article VI.

“Parent Documents” has the meaning set forth in Section 6.1(b).

“Parent Indemnified Party” has the meaning set forth in Section 11.2(a).

“Parent Legacy Group” has the meaning set forth in the definition of DOE Material Adverse Effect.

“Parent Legacy Group Material Adverse Effect” means any written action taken or condition imposed by the DOE on the Parent Legacy Group, or one or more members of the Parent Legacy Group, that (i) does not constitute a DOE Material Adverse Effect and (ii) would reasonably be expected to have an adverse and material effect on the business, assets, operations, liabilities, results or financial condition of the Parent Legacy Group or American Intercontinental University System or Colorado Technical University, individually or collectively.

“Parent Related Parties” means Parent, Merger Sub, any Affiliate of Parent or Merger Sub and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Payoff Letters” has the meaning set forth in Section 4.1(b).

“Per Share Equity Consideration” means an amount equal to (a) Aggregate Equity Consideration, divided by (b) the number of Fully-Diluted Common Shares.

“Permit” has the meaning set forth in Section 5.8(b).

“Permitted Liens” means: (a) Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto on the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case in the Ordinary Course of Business; (d) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business; (e) Liens created by this Agreement or any of the Related Documents; (f) Liens incurred after the date hereof that are less than $75,000 in the aggregate, in value, (g) zoning, entitlement, building and other land use and environmental regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property; (h) covenants, conditions, restrictions, easements and other similar matters of record that do not materially interfere with the Leased Real Property; (i) Liens created by Parent or Merger Sub; and (j) statutory Liens arising by operation of Law with respect to a liability incurred in the Ordinary Course of Business.

“Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, firm, Governmental Authority, Educational Agency or other entity, of whatever nature.

“Personal Information” means: (a) information that identifies, describes, or could be reasonably linked, directly or indirectly with an individual or household; and (b) any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” or other similar or equivalent term defined under any Law, including Data Privacy and Security Laws.

“Post-Closing Educational Consents” means all Educational Consents required by each of the School’s Educational Agencies to be obtained following the Closing in order to continue its Educational Approvals upon and after the Closing.

“Post-Closing Payments” means any payments made from time to time following the Closing Date to a Stockholder pursuant to Section 3.5, Section 8.6, Section 8.8, Section 11.4 or pursuant to any release by the Seller Representative of any portion of the Seller Representative Expense Amount to the Stockholders in accordance with Section 13.16.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on the day immediately following the Closing Date.

“PPA” means any Program Participation Agreement, evidencing the DOE’s certification of the School’s participation in the Title IV Programs, including a PPPA and a TPPPA.

“PPPA” means a Title IV Provisional Program Participation Agreement issued by the DOE.

“Pre-Closing Educational Consent” means all Educational Consents required by the School’s Educational Agencies to be obtained prior to the Closing in order to continue its Educational Approvals after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Private Educational Loan” means any loan provided by a lender that is not made, insured or guaranteed under Title IV and that is issued expressly for postsecondary education expenses, regardless of whether the loan is provided through the educational institution that the student attends or directly to the borrower from the lender. For avoidance of doubt, a Private Education Loan does not include (a) an extension of credit under an open end consumer credit plan, a reverse mortgage transaction, a residential mortgage transaction, or any other loan that is secured by real property or a dwelling; or (b) an extension of credit in which the educational institution is the lender if (i) the term of the extension of credit is ninety (90) days or less or (ii) an interest rate will not be applied to the credit balance and the term of the extension of credit is one (1) year or less, even if the credit is payable in more than four (4) installments.

“Privileged Communications” has the meaning set forth in Section 13.17.

“Pro Rata Share” means, for any Stockholder, the amount (expressed as a percentage) equal to (a) the aggregate number of shares of Common Stock held by such Person as of immediately prior to the Effective Time (other than any Dissenting Shares and Excluded Shares) divided by (b) the number of Fully-Diluted Common Shares; provided that APH St. Augustine Holdings LP, APH St. Augustine Holdings (A) LP, AI St. Augustine Holdings LP and their respective Affiliates that are Stockholders shall be jointly and severally responsible for their collective Pro Rata Share of any of their respective obligations under this Agreement, and the proviso in Section 11.2(a)(i) shall not apply with respect to such Stockholders.

“Process”, “Processed” or “Processing” means any operation or set of operations that is performed upon Protected Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, transfer, disclosure, transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure, or destruction.

“Protected Data” means Personal Information and all data for which the Company, any Company Subsidiary, or any third party service provider on their behalf, is required by Law (including the Data Privacy and Security Laws), Contract or privacy policy to safeguard or keep confidential or private, including all such data transmitted to the Company or any Company Subsidiary by customers or Persons that interact with the Company or any Company Subsidiary.

“R&W Insurance Policy” has the meaning set forth in Section 8.7.

“Real Property Lease” has the meaning set forth in Section 5.16(b).

“Related Documents” means the Company Documents and the Parent Documents.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Required SEC Financial Statements” has the meaning set forth in Section 7.7(b).

“Restricted Individual” has the meaning set forth in Section 8.9.

“San Marcos Lease” means that certain Air Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease – Net, dated October 1, 2007, by and between USAHS and Windy Point Partners, L.P.

“Schedule” means a Section of the Disclosure Schedule.

“School” means the institution of higher education which has been issued Office of Postsecondary Education Number 03171300 by the DOE, including the main campus and all locations, facilities and educational programs.

“SEC” means the United States Securities and Exchange Commission.

“SEC Audited Financial Statements” has the meaning set forth in Section 7.7(a).

“SEC Financial Statements” has the meaning set forth in Section 7.7(a).

“SEC Interim Financial Statements” has the meaning set forth in Section 7.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means (a) any unauthorized access, acquisition, use, disclosure, interruption or modification, loss, theft, corruption, or other unauthorized Processing of Personal Information or Protected Data, (b) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the IT Systems, or (c) a data breach as defined in applicable breach notification laws.

“Seller Related Parties” means the Stockholders, any Affiliate of any of the Stockholders, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Seller Representative” has the meaning set forth in the Preamble.

“Seller Representative Expense Amount” means $500,000.00.

“Severance Benefits” has the meaning set forth in Section 8.9.

“SEVP” means the Department of Homeland Security’s Student Exchange Visitor Program, providing approval and oversight to institutions authorized to enroll nonimmigrant students.

“Software” means all computer software, including application software, system software, firmware, middleware, mobile digital applications, assemblers, applets, compilers and binary libraries, including all source code and object code versions of any and all of the foregoing.

“Special Indemnity Escrow Account” has the meaning set forth in Section 3.4(d).

“Special Indemnity Escrow Amount” means $300,000.

“Specified Debt” means the Company Debt items set forth on Schedule 1.1(a).

“Specified Tax Audit” means the Tax audit disclosed on Schedule 5.11(d)(1) of the Disclosure Schedules.

“State Educational Agency” means any state educational licensing authority, agency, department, board or commission that provides a license, certification, written exemption or other authorization necessary for a postsecondary institution (whether its main campus, branch campus, additional location, satellite or other facility, or educational programs thereof) to provide postsecondary education in that state, whether at a physical location or through distance education delivery methods, or to otherwise conduct operations in a state, or that is needed to participate in any Student Financial Assistance Program in that state, including the California Bureau for Private Postsecondary Education, the Florida Commission for Independent Education, and the Texas Higher Education Coordinating Board.

“Statement” has the meaning set forth in Section 7.9(b).

“Stockholder” means a holder of Common Stock as of immediately prior to the Effective Time.

“Stockholder Indemnified Party” has the meaning set forth in Section 11.3(a).

“Stockholder Written Consent” has the meaning set forth in the recitals.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Student Financial Assistance Program” means any government-sponsored student financial assistance program pursuant to which student financial assistance, grants or loans are provided to any students at the School or for their benefit, including (a) Title IV Programs, (b) any educational assistance program sponsored by DOD and the military service branches thereof, (c) the educational benefits programs administered by the VA, and (d) any other government-sponsored financial assistance program.

“Student Loan” has the meaning set forth in Section 5.20(v).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Substantial Control” has the meaning ascribed to it in 34 C.F.R. § 668.174(c)(3).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Target Working Capital” means an amount equal to negative $12,279,000.

“Tax” or “Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Governmental Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, any liability under unclaimed property, escheat, or similar Laws), and other charges in the nature of a tax imposed by any Governmental Authority, (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Tax Contest” has the meaning set forth in Section 8.6(i).

“Tax Liability Amount” means, without duplication, an amount, which amount shall not be less than zero, equal to the aggregate unpaid Income Taxes of the Company and the Company Subsidiaries accrued for any Pre-Closing Tax Periods (or the portion of any Straddle Period that ends on the Closing Date) beginning after December 31, 2022, in respect of any jurisdiction in which the Company or the applicable Company Subsidiary filed Tax Returns for the 2022 tax year or any jurisdiction in which the Company or any Company Subsidiary commenced business activities on or after January 1, 2023 and prior to the Closing Date, calculated on an entity-by-entity basis (i.e., deductions and losses of one entity may not be used to offset income and gain of another entity unless such offset actually reduces the Taxes of such other entity), and determined as of the end of the day on the Closing Date, (a) by including the Transaction Tax Deductions and any available net operating loss deductions to the extent such deductions are (i) permitted by applicable Law to be utilized or deductible in a Pre-Closing Tax Period at a “more likely than not” (or higher) level of confidence and (ii) have the effect of reducing (not below zero) a particular current Income Tax liability to which such deductions are relevant, (b) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions, (c) by excluding any Taxes attributable to any action taken by Parent or any of its Affiliates (including the Surviving Corporation) or the Company at the direction of Parent on the Closing Date after the Closing outside the Ordinary Course of Business, (d) by including any payments made by the Company or any Company Subsidiary of estimated Income Taxes of such entity for any Pre-Closing Tax Period (or the portion of any Straddle Period) that ends on the Closing Date as a reduction of the liability for Income Taxes for such period; (e) by including all Income Taxes due in respect of any Pre-Closing Tax Period arising from the settlement, repayment, retirement, cancellation or elimination, at or prior to the Closing, of any intercompany balance relating to the Company and the Company Subsidiaries; (f) in the case of any Straddle Period, the liability for Income Taxes shall be apportioned to the pre-Closing portion of such Straddle Period in accordance with Section 8.6(b); (g) in accordance with the Accounting Methodology and the past practices (including reporting positions, elections and accounting methods) of the Company and the Company Subsidiaries in preparing its Income Tax Returns to the extent consistent with applicable Law and (h) by excluding any deferred Income Tax assets and liabilities.

“Tax Return” means any return, report statement, schedule, any claim for refund, information return or other document (including any amendment thereto) filed or required to be filed with any Taxing Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Termination Date” means the Initial Termination Date or the Extended Termination Date (as may be further extended in accordance with Section 12.1(b)), as applicable.

“Termination Releasing Party” has the meaning set forth in Section 12.3(c).

“Third-Party Claim” has the meaning set forth in Section 11.5(a).

“Ticking Amount” has the meaning set forth in Section 2.3.

“Ticking Amount Trigger Date” has the meaning set forth in Section 2.3.

“Title IV” means Title IV of the HEA, as amended, or any successor statute(s) thereto, and any implementing regulations and binding guidance.

“Title IV Program” means any program of student financial assistance administered pursuant to Title IV, or any successor thereto.

“TPPPA” means a Title IV Temporary Provisional Program Participation Agreement issued by the DOE.

“Transaction Expenses” means, without duplication, and in each case to the extent unpaid as of immediately prior to the Closing, (a) the fees and expenses owed by the Company and the Company Subsidiaries to their investment bankers, attorneys, accountants and other professional advisors payable in connection with this Agreement, the Related Documents and the consummation of the Transactions, (b) the aggregate amount of any transaction, sale, change-of-control, retention or similar bonuses or payments owed by the Company and the Company Subsidiaries solely due to and, as a direct result of the Transactions, to any director, manager, officer or employee thereof (in such capacity), including the employer portion of any payroll, social security, unemployment or other similar Taxes payable by the Company and any Company Subsidiary in connection with or as a result of the payment of any such amounts, (c) fifty percent (50%) of any Transfer Taxes, (d) all one-time payments required to obtain the third party consents listed on Schedule 4.1(g) and (e) the amount set forth on Schedule 1.1(b). For the avoidance of doubt and notwithstanding anything to the contrary contained herein, “Transaction Expenses” shall not include (i) any fees, amounts or expenses arising out of any direct or indirect actions or omissions taken by Parent or any Affiliate thereof relating to any post-Closing arrangements with any directors, managers, officers, employees or other individual service providers, (ii) any severance or other payments arising as a result of the termination of any Person at or after the Closing or one or more additional events effectuated by Parent following the Closing or (iii) any amounts reflected in Company Debt or Net Working Capital.

“Transaction Tax Deductions” means any amounts (without duplication) that are deductible under applicable Income Tax Law and are attributable to (a) the payment of any Company Debt, (b) the payment of any costs or expenses included as liabilities in Net Working Capital, or (c) the payment prior to the Measurement Time of any other costs or expenses incurred by the Company or the Company Subsidiaries in connection with the Transactions. With respect to amounts that constitute success-based fees, Parent shall cause the Company and the Company Subsidiaries to make an election under Revenue Procedure 2011-29 to treat seventy percent (70%) of such fees as deductible for all purposes hereunder.

“Transactions” means the transactions contemplated by this Agreement (including, for the avoidance of doubt, the Merger) and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 8.6(d).

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Updated SEC Interim Financial Statements” has the meaning set forth in Section 7.7(b).

“USAHS” means University of St. Augustine for Health Sciences, LLC, a California limited liability company.

“USA Intermediate” has the meaning set forth in Section 5.5(a)(i).

“VA” means the U.S. Department of Veterans Affairs or any state approving agency administering veterans’ educational benefits on behalf of the U.S. Department of Veterans Affairs.

“Voting Common Stock” means the Company’s voting common stock, par value $0.01 per share.

“Waived 280G Benefits” has the meaning set forth in Section 8.3.

“Waiving Parties” has the meaning set forth in Section 13.17.

“WARN” has the meaning set forth in Section 5.12(f).

“WASC” means the Accrediting Commission for Senior Colleges and Universities of the Western Association of Schools and Colleges.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement or the Related Documents to $, “dollar” or “dollars” shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items.

(iii) Exhibits/Schedules/Annexes. All Exhibits, Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. For purposes of the representations and warranties of the Company, any facts, circumstances, matter or item disclosed in any Section of the Schedules shall be deemed to have been adequately disclosed in any other Section of the Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is relevant to the representation or warranty of the Company to which such other Section of the Schedules relates. Disclosure of any item on any Schedule shall not constitute or be deemed an admission or indication that such item or matter is material or would have a Material Adverse Effect, and shall not imply a measure for materiality for purposes of this Agreement. No disclosure on a Schedule relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule, Exhibit or Annex but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or. Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or”.

(ix) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any Related Documents or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any Related Documents shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

THE MERGER; CLOSING

2.1 Merger; Surviving Corporation. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and Section 251 of the DGCL. As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger after the Effective Time (the “Surviving Corporation”) and shall continue its existence under the Laws of the State of Delaware.

2.2 Effective Time. At the Closing, subject to the satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions specified in Article IX and Article X, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL and shall take all such other actions as may be required by applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as may be agreed to by the parties and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) will take place remotely by conference call and electronic (i.e., email/pdf) delivery of documents, effective 12:01 a.m. Eastern Time as promptly as practicable after the execution and delivery of this Agreement by the parties, which shall be not later than the second (2nd) Business Day following the satisfaction or waiver of each of the conditions set forth in Article IX and Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or on such other time, date or location as the Company and Parent mutually agree (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”); provided, that (a) if the Closing Date would occur after the tenth (10th) day of any month, the Closing shall occur (i) on the first Business Day of the next succeeding month, or (ii) at such other date as agreed between the Company, the Seller Representative and Parent in writing and (b) if the Closing has not occurred on or before March 10, 2025, and at any time on or after March 11, 2025 (such date the “Ticking Amount Trigger Date”) all conditions to the Closing set forth in Article IX and Article X are satisfied or waived (other than (i) those conditions that by their terms are to be satisfied at the Closing, but such conditions are capable of being satisfied on the Ticking Amount Trigger Date and (ii) the condition set forth in Section 9.4(d) solely as a result of Parent not having completed its December 31, 2024 audited financial statements in accordance with 34 C.F.R. 668.23), Parent and Merger Sub acknowledge and agree that (A) Parent and Merger Sub shall have irrevocably waived their right to terminate the Agreement pursuant to Sections 12.1(g) and 12.1(h), (B) the Initial Termination Date shall automatically extend until September 30, 2025, and (C) an amount equal to (x) $50,000 per day from the Ticking Amount Trigger Date until the earlier of (i) the Closing Date and (ii) June 30, 2025, and (y) $60,000 per day from July 1, 2025 until the Closing Date, in each case, shall be added to and increase the Base Purchase Price payable hereunder (the “Ticking Amount”). Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously.

2.4 Effect of Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.5 Organizational Documents of the Surviving Corporation. Subject to compliance with Section 8.2, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the certificate of incorporation of the Surviving Corporation shall be amended to conform to the certificate of incorporation of Merger Sub, until duly amended or repealed in accordance with the provisions thereof and of applicable Law and (b) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, until duly amended or repealed in accordance with the provisions of the certificate of incorporation of the Surviving Corporations and of applicable Law.

2.6 Directors of the Surviving Corporation. As of the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.7 Officers of the Surviving Corporation. As of the Effective Time, the officers of Merger Sub shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OF SECURITIES

3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares or Dissenting Shares) shall, by virtue of the Merger and without any action by any other Person, be cancelled and extinguished and converted into the right to receive the Per Share Equity Consideration, and the applicable pro-rata portion of any Post-Closing Payments made in respect thereof; and

(c) The Common Stock held in the treasury of the Company or owned by any Company Subsidiary or by Parent, Merger Sub or any of their respective Subsidiaries, in each case immediately prior to the Effective Time (“Excluded Shares”) shall be canceled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto.

3.2 Treatment of Options.

(a) Each Option that is outstanding as of immediately prior to the Effective Time shall be extinguished and canceled, as of the Effective Time (without any future liability to Parent), without the right to receive any consideration (with, for the avoidance of doubt, no payment being made hereunder with respect thereto).

(b) Prior to the Closing, the Company shall adopt any resolutions or take such other actions it reasonably determines to be necessary to (i) terminate the Option Plan and all awards thereunder effective as of and contingent upon the Closing and (ii) provide for the treatment of the Options contemplated by this Section 3.2. The Company shall provide Parent with drafts of any such resolutions it proposes to adopt for Parent’s reasonable review and comment, which comments the Company shall consider in good faith.

3.3 Estimated Closing Statement. No later than two (2) Business Days prior to the Closing, the Company shall deliver to Parent a written statement setting forth a good faith estimate of (a) the Net Working Capital; (b) the amount of Cash and Cash Equivalents; (c) the amount of Company Debt; and (d) the amount of Transaction Expenses, together with a calculation of the Estimated Equity Value (the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with the definitions as provided in this Agreement, the Sample Calculation of Net Working Capital attached as Exhibit C and the Accounting Methodology. Following the delivery of the Estimated Closing Statement, the Company shall, upon the written request of Parent, provide Parent and its accountants with reasonable access to information, records, data and working papers (including any such materials prepared by outside accountants or other advisors) relating thereto (subject to execution of any customary work paper access letter required by them). Parent shall have the opportunity to comment on and request reasonable changes to the foregoing estimates and calculations set forth in the Estimated Closing Statement, and the Company shall consider in good faith any such changes Parent proposes to such estimates and calculations, it being understood that Parent shall have no approval rights with respect to the estimates or calculation therein.

3.4 Closing Payments. At the Closing, Parent shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds:

(a) the amounts set forth in the Payoff Letters delivered pursuant to Section 4.1(b) to the accounts of the applicable lenders or other parties as set forth in the Payoff Letters;

(b) an aggregate amount equal to the product of (i) the Common Stock (other than the Dissenting Shares and the Excluded Shares) held by an applicable Stockholder and (ii) the Per Share Equity Consideration, to each Stockholder who shall have delivered to the Company prior to the Closing Date such Stockholder’s LOT Documents;

(c) the aggregate amount of Transaction Expenses, to one or more accounts as provided by the Company in the Estimated Closing Statement;

(d) (i) an amount equal to the Adjustment Escrow Amount to the Escrow Agent, to be held in an escrow account with the Escrow Agent (the “Adjustment Escrow Account”) for the purpose of funding the Closing Overpayment Amount, if any, pursuant to Section 3.5(d), (ii) an amount equal to the Indemnity Escrow Amount to the Escrow Agent, to be held in an escrow account with the Escrow Agent (the “Indemnity Escrow Account”), and (iii) an amount equal to the Special Indemnity Escrow Amount to the Escrow Agent, to be held in an escrow account with the Escrow Agent (the “Special Indemnity Escrow Account” and together with the Adjustment Escrow Account and the Indemnity Escrow Account, the “Escrow Accounts”) for the purpose of funding the indemnification obligations, if any, pursuant to Article XI, which Escrow Amount shall be held in escrow and disbursed pursuant to the terms and conditions of this Agreement and the Escrow Agreement; and

(e) an amount equal to the Seller Representative Expense Amount to be held and used by the Seller Representative in accordance with Section 13.16(f), to an account designated by the Seller Representative.

3.5 Merger Consideration Adjustment.

(a) Closing Statement. Within ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Seller Representative a statement setting forth Parent’s good faith calculation of (i) the Net Working Capital; (ii) the amount of Cash and Cash Equivalents; (iii) the amount of Company Debt; and (iv) the Transaction Expenses, together with a calculation of the Final Equity Value based on such amounts and reasonable supporting detail and with respect to each of the foregoing, the changes in such amounts from the corresponding amounts in the Estimated Closing Statement and a description for the basis of any such adjustments (the “Closing Statement”). The Closing Statement shall be prepared based upon the books and records of the Company and the Company Subsidiaries as of the Measurement Time in accordance with the definitions as provided in this Agreement and the Accounting Methodology. The post-Closing adjustment of the Equity Value as set forth in this Section 3.5 is not intended to permit the introduction of accounting principles, methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions or techniques that differ from the Accounting Methodology. If Parent fails to timely deliver or cause to be delivered a Closing Statement on or before the ninetieth (90th) day following the Closing Date and Parent and the Seller Representative have not agreed to an extension and the Seller Representative has given written notice to Parent of its failure to deliver and Parent does not remedy such failure and deliver the Closing Statement within ten (10) days following receipt of such written notice from the Seller Representative, the Seller Representative may elect (in its sole discretion), upon written notice to Parent, to either (i) require Parent to comply with the foregoing covenant and deliver the Closing Statement, or (ii) the Seller Representative shall retain (at the expense of the Surviving Corporation) a nationally or regionally recognized independent accounting firm that does not have a material relationship with Parent (or any of its Affiliates) or Seller Representative (or any of its Affiliates) or that is otherwise mutually agreed by Parent and the Seller Representative, to prepare the Closing Statement and calculation of the Final Equity Value and make any adjustments necessary thereto consistent with the provisions of this Section 3.5, the determination of such accounting firm being conclusive and binding on the parties. Any Additional Amount, if applicable, will be paid or caused to be paid by Parent in accordance with Section 3.5(d). Further, Parent and the Seller Representative will deliver joint written instructions to the Escrow Agent, no later than the second (2nd) Business Day after the date the Final Equity Value is finally determined pursuant to this Section 3.5, to cause the Escrow Agent to release funds from the Adjustment Escrow Account to pay the Adjustment Escrow Amount in accordance with Section 3.5(d).

(b) Closing Statement Dispute.

(i) If the Seller Representative disputes the accuracy of the calculations reflected in the Closing Statement, the Seller Representative shall provide written notice to Parent no later than thirty (30) days following delivery by Parent to the Seller Representative of the Closing Statement, setting forth those items that the Seller Representative disputes (the “Dispute Notice”). If the Seller Representative does not deliver a Dispute Notice within such thirty (30) day period, then the calculation of Final Equity Value reflected in the Closing Statement shall be deemed final, conclusive and binding on the parties in all respects; provided, however, that if Parent has not provided the access or information to the Seller Representative pursuant to Section 3.5(c), the deadline for delivery of a Dispute Notice shall be tolled until Parent provides such access or information pursuant to Section 3.5(c). Any items not specifically disputed in any Dispute Notice shall be deemed final, conclusive and binding on the parties in all respects. During the thirty (30) day period following delivery of a Dispute Notice, Parent and the Seller Representative shall negotiate in good faith to resolve such disputed items. Prior to the end of such thirty (30) day period, the Seller Representative may accept the Closing Statement by delivering written notice to that effect to Parent, in which case the Final Equity Value will be finally determined when such notice is given. If Parent and the Seller Representative, notwithstanding such good faith effort, fail to resolve the dispute set forth in the Dispute Notice within thirty (30) days after the Seller Representative delivers the Dispute Notice to Parent, then either Parent or the Seller Representative shall have the right to engage FTI Consulting, or if such firm is unable or unwilling to accept its appointment, an independent nationally recognized accounting firm with experience in such matters and that is mutually agreed upon by Parent and the Seller Representative (in either case, the “Accounting Firm”).The parties acknowledge and agree that the Federal Rules of Evidence Rule 408 and any similar state rules shall apply to Parent and Seller Representative (and any of their respective representatives) during any such negotiations and any subsequent dispute arising therefrom. Parent and the Seller Representative shall each prepare and submit to the Accounting Firm (A) a single written presentation (which presentations shall be limited to the items specifically submitted to the Accounting Firm for evaluation) within ten (10) Business Days after the engagement thereof (which the Accounting Firm shall promptly forward to Parent or the Seller Representative, as applicable, after both presentations have been received or the time for submission of presentations has expired); and (B) one written response within five (5) Business Days after receipt of each such presentation (which the Accounting Firm shall forward to Parent or Seller Representative, as applicable, after both responses have been received or the time for submission of responses has expired); provided, that Parent and the Seller Representative cannot assign a value to any disputed item that is more favorable to such party than what such party included in the Closing Statement or the Dispute Notice, as applicable, and cannot introduce new items into the dispute that were not previously subject to dispute. Parent and Seller Representative shall use reasonable best efforts to cause the Accounting Firm to render its written decision with respect to only the unresolved disputed items set forth in the Dispute Notice (and no other items), as soon as practicable thereafter, but no later than ten (10) Business Days from the final submission of the presentations from Parent and the Seller Representative, based solely upon such presentations and this Agreement. In resolving any disputed item, the Accounting Firm shall act as an expert and not as an arbitrator and the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value of such item claimed by either party. The fees and expenses of the Accounting Firm shall be allocated to be paid by Parent, on the one hand, and the Seller Representative, on the other, based upon the percentage that the portion of the contested amount not awarded to each such party bears to the amount actually contested by such party, as determined by the Accounting Firm. For example, if the Seller Representative claims in a Dispute Notice that the Net Working Capital is $1,000 greater than the amount determined by Parent in the Closing Statement, and if the Accounting Firm ultimately resolves the dispute by awarding the Seller Representative $600 of the $1,000 contested, then the costs and expenses of the Accounting Firm will be allocated sixty percent (60%) (i.e., 600 ÷ 1,000) to Parent and forty percent (40%) (i.e., 400 ÷ 1,000) to the Seller Representative (on behalf of the Stockholders). Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. All determinations made by the Accounting Firm, absent fraud or manifest error, will be final, conclusive and binding on all parties to this Agreement in all respects. Neither Parent, Merger Sub, the Surviving Corporation, the Seller Representative, the Company and the Company Subsidiaries nor any of their respective Affiliates, shall have any ex parte conversations or meetings with the Accounting Firm in connection with the disputed items hereunder without the prior consent of the other parties.

(c) Access. For purposes of complying with the terms set forth in this Section 3.5, Parent and the Surviving Corporation shall, and shall cause the Surviving Corporation’s Subsidiaries to, cooperate and provide to the Seller Representative and its representatives reasonable access during normal business hours and upon reasonable advance notice to information, records, data and working papers (including any such materials prepared by outside accountants) relating thereto (subject to execution of any customary work paper access letter required by them) and shall make available, during normal business hours and upon reasonable advance notice, all personnel (including outside accountants), in each case, as may be reasonably requested by the Seller Representative solely in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes with respect thereto.

(d) Payment of Additional Amount; Additional Release of Adjustment Escrow Amount. No later than two (2) Business Days after the date on which the Final Equity Value is determined pursuant to this Section 3.5(d):

(i) If the Estimated Equity Value is greater than the Final Equity Value, then (A) Parent and the Seller Representative shall jointly instruct the Escrow Agent to release to Parent from the Adjustment Escrow Account an amount in cash equal to the amount by which the Estimated Equity Value exceeds the Final Equity Value (the “Closing Overpayment Amount”) (or, if the Closing Overpayment Amount exceeds the then remaining Adjustment Escrow Amount, to release to Parent the entire then remaining Adjustment Escrow Amount), by wire transfer of immediately available funds to an account designated in such joint instruction and (B) Parent and Seller Representative shall jointly instruct the Escrow Agent to pay to the Stockholders (other than holders of Excluded Shares and Dissenting Shares), the applicable portion of any remaining Adjustment Escrow Amount (after payment of the amount required by clause (A) of this Section 3.5(d)(i)) in accordance with their respective Pro Rata Share.

(ii) If the Final Equity Value is greater than the Estimated Equity Value, then (A) Parent shall pay, or cause to be paid, to the Stockholders (other than holders of Excluded Shares and Dissenting Shares), the applicable portion of the amount by which the Final Equity Value exceeds the Estimated Equity Value, up to an amount equal to the Adjustment Escrow Amount (the “Additional Amount”) in accordance with their respective Pro Rata Share, and (B) Parent and Seller Representative shall jointly instruct the Escrow Agent to release the entire Adjustment Escrow Amount from the Escrow Account to the Stockholders (other than holders of Excluded Shares and Dissenting Shares), the applicable portion of the Adjustment Escrow Amount in accordance with their respective Pro Rata Share.

(iii) If the Final Equity Value is equal to the Estimated Equity Value, there will be no adjustment to the Equity Value pursuant to this Section 3.5(d) and Parent and Seller Representative shall jointly instruct the Escrow Agent to release the entire Adjustment Escrow Amount from the Adjustment Escrow Account to (x) the Stockholders (other than holders of Excluded Shares and Dissenting Shares), the applicable portion of the Adjustment Escrow Amount in accordance with their respective Pro Rata Share and (y) the Surviving Corporation, any remaining Adjustment Escrow Amount.

(e) Notwithstanding anything to the contrary in this Agreement, (i) no Stockholder, Seller Representative nor any of their respective Affiliates or their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives shall have any liability to Parent, the Surviving Corporation or any of its Affiliates for any adjustment amount pursuant to this Section 3.5 except to the extent of the Adjustment Escrow Amount, and (ii) Parent and its Affiliates and its and their respective managers, officers, directors, employees, advisors, consultants, agents or other representatives shall not have any liability to any Stockholder, Seller Representative or any of their Affiliates for any adjustment amount pursuant to this Section 3.5 except for an amount up to the Adjustment Escrow Amount. Recovery from the Adjustment Escrow Amount shall be the sole and exclusive remedy available to Parent, the Surviving Corporation and any of its or their respective Affiliates for any claims arising out of or relating to this Section 3.5, and neither Parent nor the Surviving Corporation nor any of their respective Affiliates shall have any claim against any Stockholder, the Seller Representative or any of their respective Affiliates or their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives in respect thereof. Recovery of an amount up to the Adjustment Escrow Amount shall be the sole and exclusive remedy available to the Stockholders, Seller Representative and its or their respective Affiliates for any claims arising out of or relating to this Section 3.5, and neither the Stockholders nor the Seller Representative nor any of their respective Affiliates shall have any claim against any Parent, the Surviving Corporation or any of their respective Affiliates or their respective managers, officers, directors, employees, advisors, consultants, agents or any other representatives in respect thereof. The parties hereto agree that any amount paid under this Section 3.5 shall be treated as an adjustment to the merger consideration for Tax purposes and, except to the extent required by applicable Tax Law, not to take any Tax position inconsistent with such treatment.

(f) The parties agree that the procedures set forth in this Section 3.5 for resolving disputes with respect to the Final Equity Value shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Parent or Seller Representative from instituting litigation to enforce any final determination of the Final Equity Value by the Accounting Firm pursuant to Section 3.5(b), or to compel any party to submit any dispute arising in connection with this Section 3.5 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 3.5, in any court or other tribunal of competent jurisdiction in accordance with Section 13.2.

(g) If, at the time of the calculation of Final Equity Value in accordance with this Section 3.5, the Seller Representative determines to retain the Seller Representative Expense Amount, and at any time and from time to time thereafter determines a portion of such funds should be distributed to the Stockholders, then at such time, the Seller Representative will pay such amounts to the Stockholders from the Seller Representative Expense Amount in accordance with their respective Pro Rata Share and by wire transfer in immediately available funds to the Stockholders (other than holders of Excluded Shares and Dissenting Shares), the applicable portion of the Seller Representative Expense Amount in accordance with their respective Pro Rata Share.

3.6 Letter of Transmittal.

(a) The Company will deliver or cause to be delivered prior to the Closing to each Stockholder, a letter of transmittal in the form attached as Exhibit E (the “Letter of Transmittal”).

(b) Notwithstanding anything to the contrary in this Agreement, except as may be required pursuant to Law, no payments shall be made hereunder to any Stockholder unless and until such Person has delivered to the Company a duly executed Letter of Transmittal together with all documents referred to or required therein (collectively, the “LOT Documents”). For the avoidance of doubt, any Stockholder who delivers the duly executed LOT Documents in accordance with this Section 3.6(b) at least one (1) Business Day prior to the Closing shall receive the amounts payable to such Person at Closing. With respect to each Stockholder who shall not have delivered its duly executed LOT Documents to the Company, at least one (1) Business Day prior to the Closing Date, then, promptly (but in no event later than three (3) Business Days) following such Stockholder’s delivery to the Surviving Corporation of duly executed LOT Documents, Parent shall pay, or cause the Surviving Corporation to pay, all amounts that would previously have been payable to such Person had such duly executed LOT Documents been delivered prior to the Closing.

3.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any Common Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Equity Consideration and the applicable pro-rata portion of any Post-Closing Payments, or any portion thereof. Such Stockholder shall instead be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL, unless and until such Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. Any Dissenting Share held by a Stockholder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost his, her or its rights to appraisal of such Common Stock under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, in the manner provided in Section 3.4 and Section 3.5, the Per Share Equity Consideration and the applicable pro-rata portion of any Post-Closing Payments, in each case, without any interest thereon, following delivery of the LOT Documents by such Stockholder in accordance with Section 3.6(b).

3.8 Closing of Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and no transfer of Common Stock shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, the Company or Merger Sub, the Common Stock shall be cancelled and extinguished, and each certificate or instrument previously representing such Common Stock (other than Excluded Shares and Dissenting Shares) and shall represent only the right to receive the applicable cash consideration provided herein. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate(s) representing Common Stock, including Dissenting Shares.

3.9 Withholding. Parent, Merger Sub, the Company and their Affiliates shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law provided, that, except in the case of backup withholding, withholding on amounts that constitute compensation under applicable Tax Law and withholding resulting from a failure to deliver the certificate contemplated by Section 4.1(i), the Person intending to deduct and withhold any such amounts shall notify the Seller Representative in writing of its intention to deduct and withhold such amounts and the reason therefore as soon as practicable prior to the Closing Date or the due date of the applicable payment. Amounts so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

CLOSING DELIVERIES

4.1 Deliveries by the Company. At (or at any time prior to) the Closing, the Company shall deliver or cause to be delivered to Parent the following items:

(a) the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(b) executed pay-off letters in respect of Specified Debt (the “Payoff Letters”);

(c) pay-off letters, invoices, or solely with respect to the entities set forth on Section 5.18 of the Disclosure Schedule engagement letters, in each case from all third party service provider payees of Transaction Expenses, including with respect to any brokerage fees, commissions or finder’s fees in connection with the Transactions;

(d) resignations from each of the directors, managers and officers of the Company and each Company Subsidiary, other than USAHS;

(e) to the extent requested in writing by Parent no less than ten (10) Business Days prior to the Closing Date, resignations from each of the directors, managers, and officers of USAHS requested by Parent;

(f) evidence that the agreements set forth on Schedule 4.1(f) have been terminated;

(g) the consents, approvals and authorizations set forth on Schedule 4.1(g);

(h) a certificate of good standing with respect to the Company and each Company Subsidiary, issued by the Secretary of State of its formation or incorporation, as applicable, in each case as of a date not more than ten (10) Business Days prior to the Closing;

(i) a certificate, in the form attached as Exhibit F, that no interest in the Company is a United States real property interest, as defined in Section 897 of the Code, together with a notice to the IRS, and proof reasonably satisfactory to Parent that the Company has provided notice of such certification to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, signed by an officer of the Company; provided, however, that the sole remedy of Parent and Merger Sub for the Company’s failure to provide such executed certificate to Parent shall be to withhold Taxes from consideration otherwise payable pursuant to this Agreement in accordance with Section 3.9;

(j) a duly executed certificate from an authorized officer of the Company, dated as of the Closing Date, given by him or her on behalf of the Company, respectively, and not in his or her individual capacity, certifying that the conditions set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c) have been satisfied; and

(k) a certificate, duly executed and delivered by the secretary or comparable representative of the Company, attesting and certifying as to (i) the constituent documents of the Company and each Company Subsidiary as of immediately prior to the Effective Time not taking into account the Merger (it being understood and agreed that, with respect to the charter or similar documents of the Company and each Company Subsidiary, the same shall have been obtained from the applicable Secretary of State or comparable Governmental Authority of the applicable jurisdiction of organization), (ii) resolutions of the Company’s board of directors approving entry into this Agreement and the Related Documents and consummation of the Transactions, and (iii) resolutions of USAHS’ board of directors regarding the Transactions and approvals related thereto, in the same form that was delivered to Parent prior to execution of this Agreement.

4.2 Deliveries by Parent. At (or at any time prior to) the Closing, Parent shall deliver or cause to be delivered to the Company and the Seller Representative the following items:

(a) evidence of payment of the Closing payments set forth in Section 3.4;

(b) the Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(c) a duly executed certificate from an authorized officer of Parent, dated as of the Closing Date, given by him or her on behalf of Parent and not in his or her individual capacity, certifying that the conditions set forth in Section 10.1(a) and Section 10.1(b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the applicable section of the Disclosure Schedules delivered to Parent and Merger Sub contemporaneously with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby makes the representations and warranties contained in this Article V to Parent and Merger Sub:

5.1 Organization, Good Standing and Qualification.

(a) Each of the Company and the Company Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing, and otherwise such jurisdiction’s equivalent thereof) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing, and otherwise such jurisdiction’s equivalent thereof) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority is not, individually or in the aggregate, material to the Company or any Company Subsidiary.

(b) The Company has Made Available to Parent true, correct and complete copies of the organizational documents of the Company and each Company Subsidiary, in each case as in effect on the date of this Agreement.

5.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 2,050,000 shares of Voting Common Stock and 200,000 shares of Non-Voting Common Stock, of which, as of the date hereof, 2,050,000 shares of Voting Common Stock are issued and outstanding and 165,200 shares of Non-Voting Common Stock are issued and outstanding. As of the date hereof, Section 5.2(a) of the Disclosure Schedule sets forth a list of each Stockholder and the Common Stock owned by such Stockholder. All of the issued and outstanding Common Stock have been duly authorized and are validly issued, fully paid and nonassessable.

(b) As of the date hereof, 173,916.90 shares of Common Stock are subject to outstanding Options. As of the date hereof, Section 5.2(b) of the Disclosure Schedule sets forth, with respect to each such outstanding Option, the applicable Optionholder, grant date, vesting schedule and number of shares of Common Stock issuable upon exercise. As of the date hereof, all outstanding Options have a per share exercise price that is equal to or greater than the Per Share Equity Consideration.

(c) Except as contemplated by this Agreement, there are no outstanding Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock agreements, profits interests, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any Equity Interests of the Company, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d) The Company owns, directly or indirectly, all the issued and outstanding Equity Interests of the Company Subsidiaries. Section 5.2(d) of the Disclosure Schedule sets forth a complete list of the Company Subsidiaries and the issued and outstanding Equity Interests of each of the Company Subsidiaries and the owners thereof. Each of the Equity Interests of each of the Company Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or another Company Subsidiary, free and clear of any Liens, except for restrictions under securities Laws and pursuant to the organizational documents of the Company or any Company Subsidiary. There are no outstanding Equity Interests or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock agreements, profits interests, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any Company Subsidiaries to issue or sell any Equity Interests of the Company or any Company Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests of the Company or any Company Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or by which it is bound relating to the voting or registration of any equity securities of the Company or any of the Company Subsidiaries.

5.3 Corporate Authority; Approval. The Company has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”) and to consummate the Transactions, subject only to the delivery of the Stockholder Written Consent and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). USAHS’ board of directors unanimously approved the resolutions regarding the Transactions and approvals related thereto, in the same form that was delivered to Parent prior to execution of this Agreement.

5.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (i) compliance with, and filings under, the HSR Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iii) such other items as disclosed in Section 5.4(a) of the Disclosure Schedule; no notices, reports or other filings are required to be made by the Company, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to (A) individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or (B) prevent, materially delay or materially impede the ability of the Company to consummate the Transactions.

(b) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or certificate of formation, as applicable, and the bylaws or limited liability company agreement, as applicable, of the Company or any of the Company Subsidiaries or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of the Company or the Company Subsidiaries, pursuant to, any Contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 5.4(a), under any Law or Permit to which the Company or any Company Subsidiary is subject, except, in the case of clause (ii), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien that would not, individually or in the aggregate, reasonably be expected to (A) individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole or (B) prevent, materially delay or materially impede the ability of the Company to consummate the Transactions.

(c) This Section 5.4 shall not apply to Educational Approvals or Educational Laws, which are addressed in Section 5.20.

5.5 Financial Statements.

(a) Attached hereto in Section 5.5 of the Disclosure Schedule are true, correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i) the audited consolidated balance sheets of each of the Company and University of St. Augustine Intermediate Corp. (“USA Intermediate”), each as of the years ended December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows for the fiscal year of 2022 then ended (the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of USA Intermediate as of March 31, 2024 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations, members’ equity and cash flows for the 12 month period then ended (the “Interim Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of the Company and the Company Subsidiaries, as applicable, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as applicable, as at such dates, except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to the absence of footnotes and other presentation items and year-end adjustments.

(c) The Company and Company Subsidiaries maintain a reasonable system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with the authorization of the management of the Company or Company Subsidiary, as applicable, and (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP. Neither the Company nor the Company Subsidiaries have identified nor received any written notice or allegation of (A) any “significant deficiency” or “material weakness” in the design or operation of its internal controls over financial reporting, or (B) any illegal act or fraud with respect to its financial reporting.

(d) All accounts receivable of the Company and Company Subsidiaries reflected in the Financial Statements and the Interim Financial Statements, and all accounts receivable arising subsequent to the date thereof and prior to the Closing, relate to sales actually made or services actually performed by the Company and the Company Subsidiaries. To the Knowledge of the Company, all of the accounts and notes receivable of the Company and Company Subsidiaries are, in the aggregate, in all material respects collectible in full, net of the reserve therefor set forth on the books and records of the Company and Company Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened Action in connection with any accounts receivables of the Company and the Company Subsidiaries.

5.6 Absence of Certain Changes. Except as set forth on Section 5.6 of the Disclosure Schedule, since the date of the Audited Financials through the date of this Agreement, the business of the Company and the Company Subsidiaries has been conducted, in all material respects, in the Ordinary Course of Business and, without limiting the generality of the foregoing, since the date of the Audited Financials through the date of this Agreement, neither the Company nor any Company Subsidiary has:

(a) adopted any change to or amended any of its organizational documents;

(b) (i) split, combined or reclassified any of its Equity Interests, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its Equity Interests or (iii) redeemed, repurchased or otherwise acquired or offered to redeem, repurchase or otherwise acquire any of its Equity Interests (other than with respect to (x) the withholding or retirement of shares of Common Stock to satisfy Tax obligations with respect to Equity Interests outstanding on the date of this Agreement, and (y) the acquisition by the Company of shares of Common Stock or Options in connection with the surrender of shares of Common Stock or Options by holders of Options outstanding on the date of this Agreement);

(c) issued, delivered or sold, authorized the issuance, delivery or sale of or granted or entered into any options, warrants, rights, agreements or commitments with respect to the issuance of, any of its Equity Interests (other than with respect to the issuance of Options and shares of Common Stock pursuant to the exercise, vesting or settlement of Equity Interests under the Option Plan outstanding on the date of this Agreement);

(d) created, incurred, assumed or guaranteed any indebtedness (including obligations in respect of any capital lease), in excess of $50,000 individually or $100,000 in the aggregate;

(e) (i) paid or announced any severance, change-in-control, transaction or retention bonuses (that would not be included as Transaction Expenses) to any of the directors, managers, officers or employees of the Company or any Company Subsidiary, (ii) accelerated the vesting or payment of, or funded or otherwise secured the payment of compensation or benefits under any benefit plan or otherwise, or (iii) extended to or forgiven any indebtedness of any of the directors, managers, officers or employees of the Company or any Company Subsidiary, other than (A) normal awards, payments (including any bonus or severance or termination pay) or increases in the Ordinary Course of Business or (B) pursuant to any benefit plan, employment agreement, severance plan or retention plan existing on the date hereof;

(f) (i) adopted, established, entered into, amended, or terminated any benefit plan, or any employee benefit plan, contract, program, fund, policy or arrangement that would be a benefit plan if in existence on the date hereof or (ii) assigned or transferred any such benefit plan or other plan, or assume or accept the assignment of any such benefit plan or other plan that is not sponsored by any of the Company or Company Subsidiaries;

(g) made or rescinded any material Tax election, changed any annual Tax accounting period, adopted or changed any material method of Tax accounting, failed to file any material Tax Return or pay a material amount of Taxes when due, filed any amended Tax Returns, signed or entered into any closing agreement or settlement, surrendered any right to claim a refund, offset or other reduction in liability, or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to a material amount of Tax;

(h) made any material change to any of its methods of financial accounting or cash management principles, methods or practices, except as required by GAAP;

(i) sold, leased, transferred or otherwise disposed of any capital assets, real, personal or mixed, which had an aggregate book value in excess of $150,000, or mortgaged or encumbered any properties or assets, whether real or personal, which had an aggregate book value in excess of $300,000;

(j) acquired or agreed to acquire by merging or consolidating with, or by purchasing the Equity Interests or a substantial portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquired or agreed to acquire any assets that are material, individually or in the aggregate, to the Company or any Company Subsidiary;

(k) entered into, modified, amended or terminated any Real Property Lease or any other Material Contract, except in the Ordinary Course of Business;

(l) cancelled, compromised, waived or released any rights or claims (or series of rights or claims) relating to the business either involving more than $10,000 or outside the Ordinary Course of Business, or cancelled, compromised, released or assigned any indebtedness owed to it or any material claims held by it;

(m) made any loans, advances or capital contributions to, or investments in, any other Person;

(n) made or incurred any capital expenditure in excess of $50,000 individually, or made or incurred any such expenditures in excess of $100,000 in the aggregate;

(o) cancelled or terminated any insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(p) effectuated a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of the Company or any Company Subsidiary;

(q) commenced, settled, compromised, or proposed to commence or settle, any pending or threatened Action;

(r) experienced any casualty, loss or damage with respect to its assets or properties that in the aggregate have a replacement cost of more than $100,000;

(s) adopted a plan or agreement of complete or partial liquidation or dissolution; or

(t) agreed, whether in writing or otherwise, to do any of the foregoing.

5.7 Litigation and Liabilities.

(a) Section 5.7(a) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of any Action pending or, to the Knowledge of the Company, any Action threatened against, or any investigation by a Governmental Authority or any pending Compliance Review by any Educational Agency of, the Company or any Company Subsidiary or any of their directors, officers or employees (in their respective capacity as such), except for such Actions or Compliance Review that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b) As of the date of this Agreement, neither the Company or the Company Subsidiaries is a party to or subject to the provisions of any order, judgment, injunction, award, decree or writ adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority or Educational Agency (each, an “Order”) applicable to the Company or any Company Subsidiary, except for such Orders that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c) None of the Company nor any of the Company Subsidiaries has any debt, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), except obligations or liabilities (i) that are accrued or reserved against on the Latest Balance Sheet, (ii) incurred since the date of the Latest Balance Sheet in the Ordinary Course of Business that did not result from any default, tort, breach of contract or breach of warranty, infringement or violation of applicable Law or Educational Law, (iii) that have been incurred in connection with the Transactions, (iv) that have been disclosed in Section 5.7(c)(iv) of the Disclosure Schedule, or (v) that are not, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

5.8 Compliance with Law; Permits.

(a) Except as set forth on Section 5.8(a) of the Disclosure Schedule, the Company and the Company Subsidiaries are, and since the Compliance Date have been, in compliance with all Laws applicable to the Company and the Company Subsidiaries, as applicable, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

(b) All authorizations, licenses, franchises, consents, certificates, registrations, approvals or other permits obtained from Governmental Authorities required for the Company and the Company Subsidiaries to conduct their business as currently conducted (each, a “Permit”) have been obtained by the Company or the Company Subsidiaries, as applicable, and are valid and in full force and effect, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries are, and since the Compliance Date have been, in compliance with all such Permits in all material respects.

(c) Neither the Company nor the Company Subsidiaries, nor any of their respective directors, managers or executives, nor, to the Knowledge of the Company, any of their respective representatives, agents or employees acting on behalf of the Company or the Company Subsidiaries, (i) has used or is using any corporate funds for any unlawful contributions, gifts, entertainment or other expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977 or any similar laws of other jurisdictions, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (v) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or similar unlawful payment.

5.9 Employee Benefits.

(a) Section 5.9(a) of the Disclosure Schedule sets forth a correct and complete list of each material Company Plan. The Company has Made Available to Parent with respect to each material Company Plan, accurate and complete copies of the following, as applicable: (i) all current plan documents (or, in the case of any unwritten Company Plan, a written description thereof), and all related trust documents, insurance contracts or other funding arrangements and all amendments thereto; (ii) the most recent Form 5500 filings and all schedules thereto filed with the IRS or the Department of Labor; (iii) any currently effective determination, advisory or opinion letter received from the IRS; (iv) the most recent summary plan descriptions and summaries of material modifications thereto; and (v) since the Compliance Date, all non-routine written communications relating to such Company Plan (including to or from any Governmental Authority).

(b) Neither the Company nor any Company Subsidiary has, during the past six (6) years, sponsored, maintained, contributed to, or been required to contribute to, or otherwise has any liability, whether absolute or contingent (including on account of any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), with respect to, (i) any employee benefit plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 or 430 of the Code, including any single employer defined benefit plan or any “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any “multiple employer plan” within the meaning of Section 413(c) of the Code or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) Each Company Plan has been, in all material respects, established, administered, funded and maintained (in form and operation) in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion issued by the IRS and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of such qualification or exempt status. All payments required to be made to each Company Plan (including all contributions and insurance premiums) have been timely made in accordance with ERISA and the Code. No claim, suit, audit, investigation by a Governmental Authority, hearing, legal action, lien, arbitration, dispute or other proceeding has been asserted, instituted or, to the Knowledge of the Company, is threatened with respect to any of the Company Plans (other than routine claims for benefits and appeals of such claims). Neither the Company nor any Company Subsidiary has incurred, or could reasonably expect to incur, any material penalty or Tax (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code. There have been no “prohibited transactions” (as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code) that would subject the Company, any Company Subsidiary, or any Company Plan or related trust to any material liability, Tax or other penalty.

(d) None of the Company, any Company Subsidiary or any Company Plan has any obligation to provide health or life insurance following the retirement or other termination of employment to any employee, officer, director or individual consultant of the Company or any of the Company Subsidiaries (whether current, former or retired) or their beneficiaries, other than pursuant to Part 6 of Title I of ERISA or Section 4980B of the Code, or any similar state or local Law through the end of the month in which a termination occurs (in accordance with the terms of such Company Plan).

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with other events or circumstances) will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any employee, director, officer or other individual service provider of the Company or any Company Subsidiary, (ii) accelerate the time of payment, vesting or funding, result in any forgiveness of indebtedness or trigger any payment or funding of compensation or benefits, or increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such employee, director, officer or other individual service provider, under any Company Plan, (iii) restrict the Company’s or any Company Subsidiary’s ability to amend, modify or terminate any Company Plan or (iv) obligate the Company or any Company Subsidiary to make the payment of any amount or provide any benefit that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code (determined without taking into account any Parent Arrangements).

(f) There is no contract, agreement, plan or arrangement to which the Company or any Company Subsidiary is bound to provide a gross-up, indemnify or otherwise reimburse any current or former employee, director or other individual service provider or any other person for excise taxes, interest or penalties paid pursuant to Sections 409A or 4999 of the Code.

(g) Each Company Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance in all material respects with Code Section 409A and applicable guidance thereunder.

(h) No Company Plan is sponsored, maintained or contributed to under the Law or applicable custom or rule of any jurisdiction outside of the United States.

5.10 Environmental Matters.

Except as set forth on Section 5.10 of the Disclosure Schedule:

(a) The Company and the Company Subsidiaries are and have at all times since the Compliance Date been in material compliance with all applicable Environmental and Safety Laws, including possessing all material permits, licenses and other authorizations required thereunder for the operation of their business.

(b) The Company and the Company Subsidiaries have not been subject to, or received any written notice of, any actual or, to the Knowledge of the Company, threatened material administrative or other legal proceeding pursuant to Environmental and Safety Law involving the Company and related to the presence or alleged presence of Hazardous Substances in, under or upon or migrating to or from any real property currently or formerly owned, leased, or used by the Company or its predecessors, except for any such matter that has been fully and finally resolved.

(c) There has been no Release of any Hazardous Substance by the Company or any Company Subsidiary or, to the Knowledge of the Company, any third party on, at, or under any Leased Real Property or any site at which waste generated by the Company or any Company Subsidiary has been disposed, in a quantity or condition that would reasonably be expected to result in the Company incurring any material liability under any Environmental and Safety Laws.

(d) Except as may be set forth in the Real Property Leases, neither the Company nor any Company Subsidiary has undertaken or assumed any material liability of any third party, or provided an outstanding indemnity with respect to any material liability for any third party, related to any Environmental and Safety Laws or Hazardous Substance for which it would not otherwise be liable.

(e) The Company and the Company Subsidiaries have provided Parent and Merger Sub with complete copies of all material environmental assessments and reports and, for the period since the Compliance Date, waste manifests and OSHA 300 forms (if any), in each case to the extent in the possession or reasonable control of the Company and pertaining to the Company, the Company Subsidiaries or the Leased Real Property, whether generated by the Company or any third party.

5.11 Taxes.

(a) All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary have been timely filed (taking into account any applicable extensions) with appropriate Taxing Authorities, all such Tax Returns are true, correct and complete in all material respects, and all material Taxes due and payable by or with respect to the Company and the Company Subsidiaries have been duly and timely paid, whether or not shown to be due and payable on any Tax Return.

(b) The Company and the Company Subsidiaries have timely withheld and paid over to the appropriate Taxing Authority all material amounts of Taxes they were required to withhold and pay over in connection with any amounts paid or owing to any employee, independent contractor, creditor or equity holder or other third party, and the Company and the Company Subsidiaries have complied in all material respects with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements required by Law.

(c) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the Latest Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences) set forth on the face of the Latest Balance Sheet (rather than any notes thereto) and do not exceed such accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and the Company Subsidiaries in filings their Tax Returns other than in the Ordinary Course of Business.

(d) There are no material audits, examinations, investigations, claims, or judicial proceedings by any Taxing Authority with respect to Taxes of the Company or the Company Subsidiaries. No Taxing Authority has asserted in writing or threatened in writing to assert any material deficiency, claim or issue with respect to Taxes or any material adjustment to Taxes against the Company or the Company Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open, and no written claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor the Company Subsidiaries file a Tax Return that it is or may be subject to taxation by that jurisdiction, which claim has not been settled or subsequently withdrawn. All deficiencies asserted, or assessments made, against the Company or the Company Subsidiaries as a result of any examinations by any Governmental Authority with respect to Taxes have been timely and fully paid.

(e) There are no Liens for material Taxes upon any assets, properties or rights of the Company or the Company Subsidiaries, except for statutory Liens for current Taxes not yet due and payable.

(f) Neither the Company nor the Company Subsidiaries have (i) waived any statute of limitations for the period of assessment or collection of Taxes, or agreed to or requested any extension of time for the period with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired and (ii) been the beneficiary of any extension of time within which to file any Tax Return (other than an automatic extension of time filed in the Ordinary Course of Business).

(g) Neither Parent nor any of its Affiliates (including following the Closing, the Surviving Corporation and the Company Subsidiaries) will be required to include any material item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transactions occurring, or excess loss accounts existing, prior to the Closing, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of U.S. state, local or non-U.S. Income Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid income received or accrued on or prior to the Closing Date; (vii) election made under Section 108(i) of the Code prior to the Closing Date; (viii) method of accounting that defers the recognition of income to any period ending after the Closing Date; or (ix) inclusions pursuant to Sections 951 and 951A of the Code. The Company has not made any election pursuant to Section 965(h) of the Code.

(h) Neither the Company nor the Company Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in a distribution intended to qualify for tax free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the past two years.

(j) Neither the Company nor the Company Subsidiaries (i) have been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return (other than a group the common parent of which was the Company) in the past five (5) years or (ii) has any liability for any Tax of any Person (other than the Company or a Company Subsidiary) under Treasury Regulations Section 1.1502 6 or as a transferee or successor as a result of a relationship existing or transaction occurring within the past five (5) years.

(k) Neither the Company nor any Company Subsidiary is a party to any Tax Sharing Agreement (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes, agreements solely between or among the Company or the Company Subsidiaries and property Taxes payable with respect to leases of property).

(l) No private letter rulings, technical advice memoranda, or similar agreement or rulings have been requested, entered into, or issued by any Governmental Authority with respect to the Company or the Company Subsidiaries, and there have been no requests for changes in any accounting method by any Governmental Authority with respect to the Company or the Company Subsidiaries.

(m) Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, other arrangement or contract which may reasonably be expected to be treated as a partnership for U.S. federal and applicable state and local Income Tax purposes.

(n) Neither the Company nor the Company Subsidiaries has a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid.

(o) The Company and the Company Subsidiaries have duly and timely collected and remitted all material sales, use, excise and similar Taxes attributable to the Company or the Company Subsidiaries in accordance with applicable Law and have timely and properly collected and maintained all material resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from the Company or the Company Subsidiaries.

(p) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws.

(q) Each of the Company and the Company Subsidiaries is, and has at all times since its formation been, classified for federal and applicable state and local Income Tax purposes as set forth on Schedule 5.11(q).

5.12 Labor Matters.

(a) The Company has Made Available to Parent lists setting forth each employee of the Company and the Company Subsidiaries, as of June 28, 2024, setting forth the name (or other unique identifier), title, employing entity, date of hire or engagement and rate of base compensation. The Company has Made Available to Parent lists setting forth each independent contractor of the Company and the Company Subsidiaries, as of June 28, 2024, setting forth the name (or other unique identifier), department, location, pay type, and date of engagement of each such independent contractor.

(b) To the Knowledge of the Company, no current employee of the Company or the Company Subsidiaries with an annualized base salary of $200,000 has any present intention to terminate his or her employment with the Company or the Company Subsidiaries within the first twelve (12) months following the Closing Date. To the Knowledge of the Company, no current employee of the Company or the Company Subsidiaries is a party to or bound by any confidentiality, non-competition, non-solicitation, proprietary rights or other agreement that would restrict in any material respect the performance of such employee’s employment duties or the ability of the Company or the Company Subsidiaries to conduct their business.

(c) Neither the Company nor the Company Subsidiaries are party to any collective bargaining agreement or other labor-related agreement with a labor union or labor organization covering employees of the Company or the Company Subsidiaries and no such employees are otherwise represented by any labor organization.

(d) As of the date of this Agreement and since the Compliance Date, to the Knowledge of the Company there are, and have been, no activities or proceedings of any labor organization to organize any employees of the Company or the Company Subsidiaries, and no demand for recognition as the exclusive bargaining representative of any employees has ever been provided in writing by or on behalf of any labor union or labor organization.

(e) As of the date of this Agreement and since the Compliance Date, there is and has been no pending or, to the Knowledge of the Company, threatened labor strike, lockout, work stoppage or other similar labor dispute.

(f) The Company and the Company Subsidiaries are, and since the Compliance Date have been, in compliance in all material respects with all applicable Laws relating to employment and labor, including all such Laws relating to wages, hours, worker classification, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq. (“WARN”), collective bargaining, discrimination, safety, health and workers compensation.

(g) In the five (5) years prior to the date hereof, neither the Company nor any Company Subsidiaries have implemented any “plant closing” or “mass layoff” within the meaning of WARN. In the ninety (90) days prior to the date hereof, neither the Company nor any Company Subsidiary has implemented any “employment losses” within the meaning of WARN without complying with WARN in all material respects.

5.13 Intellectual Property.

(a) Section 5.13(a) of the Disclosure Schedule lists (i) all Owned Intellectual Property that is issued, registered or subject to an application for issuance or registration, indicating for each item the current owner, the jurisdiction where the application, registration or issuance is filed, the application, registration or issue number, and the application, registration or issue date, (ii) unregistered trademarks and service marks owned by the Company and any Company Subsidiary material to the business thereof, but not the subject of a pending trademark or service mark registration application, and (iii) all social media accounts, social media handles and domain name registrations owned or purported to be owned by the Company and any Company Subsidiary. The Company and the Company Subsidiaries are, individually or jointly, the exclusive owners of the Owned Intellectual Property set forth in Section 5.13(a) of the Disclosure Schedule. The Owned Intellectual Property is subsisting valid and enforceable. Neither the Company nor the Company Subsidiaries have conducted their businesses in a manner that would reasonably be expected to result in the cancellation or unenforceability of any Owned Intellectual Property. The Company and the Company Subsidiaries have, since the Compliance Date, exercised commercially reasonable efforts to maintain the secrecy of all trade secrets used in their respective businesses, which are, at a minimum, consistent with generally accepted industry standards.

(b) All IP Licenses to which the Company or a Company Subsidiary is a party are in full force and effect according to their terms and no Person thereunder (including the Company or Company Subsidiary party to such agreement) is in default of any such IP License in any material respect. The Owned Intellectual Property and the IP Licenses include all of the Intellectual Property used by the Company and the Company Subsidiaries as of the Closing necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(c) The conduct of the Company’s and the Company Subsidiaries’ respective businesses do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any other Person in any manner. The Company and the Company Subsidiaries have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that the Company and Company Subsidiaries own or lease or have otherwise provided to their employees for use in connection with the Company’s business and the business of the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has since the Compliance Date received any claims, cease and desist letters, or offers to license in lieu of further action or demands, in each case in writing, and, to the Knowledge of the Company, since the Compliance Date, no Person has threatened in writing any Actions, alleging that the Company or the Company Subsidiaries has infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person or challenging the ownership, enforceability or validity of any Owned Intellectual Property. To the Knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any of the Owned Intellectual Property. The Company has not filed any proceeding or sent any communications alleging that any Person has infringed or otherwise violated any Owned Intellectual Property.

(d) Each employee and consultant of the Company that is involved in, and each other Person who participated in or contributed to the conception, creation or development of any material Intellectual Property for or on behalf of the Company and relating to the Company’s business, has executed a valid and enforceable written agreement irrevocably assigning to the Company all Intellectual Property that he, she, they or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her, their or its employment or consulting or other relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. The Company does not use and, to the Company’s Knowledge, it will not be necessary to use, any inventions of any of its current or prior employees, consultants or other third-party contractors (or Persons it currently intends to hire) made prior to or outside the scope of their employment or other engagement by the Company.

5.14 IT Systems; Data Privacy and Security.

(a) The IT Systems used by the Company or the Company Subsidiaries in their respective businesses that are owned, leased or licensed and, in each case, controlled by the Company or the Company Subsidiaries (i) are in good repair and operating condition and are adequate and suitable in all material respects (including with respect to working condition, security, performance and capacity) for the purposes for which they are being used, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of the Company, do not contain any virus Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other software. With respect to the IT Systems owned, leased or licensed and controlled by the Company and the Company Subsidiaries, the Company and the Company Subsidiaries, and, to the Knowledge of the Company, with respect to IT Systems leased or licensed but not controlled by the Company and the Company Subsidiaries, the third Person controlling such leased or licensed IT Systems:(A) have implemented and maintain commercially reasonable security, business continuity and backup and disaster recovery plans and procedures with respect to the IT Systems used by the Company or the Company Subsidiaries in their respective businesses that are owned, leased or licensed by the Company or its applicable Subsidiary and (B) act in compliance therewith. Since the Compliance Date, there has been no failure, breakdown, persistent substandard performance or, to the Knowledge of the Company, unauthorized access or use, or other adverse event affecting any of the IT Systems owned, leased or licensed by the Company or the Company Subsidiaries.

(b) The Company and the Company Subsidiaries have since the Compliance Date been and are in compliance in all material respects with (i) any and all applicable Data Privacy and Security Laws, (ii) contractual requirements, (iii) terms of use and privacy policies, in each case to the extent binding on the Company or the applicable Company Subsidiary, pertaining to the Processing of Personal Information or Protected Data. The Company and the Company Subsidiaries have, in compliance with applicable Data Privacy and Security Laws, developed and implemented, and currently maintain and use, a comprehensive, written information security program that includes administrative, technical, and physical safeguards designed (A) to protect and maintain the operation, confidentiality, integrity and security of Personal Information and Protected Data, the Company’s or the Company Subsidiaries’ Software, IT Systems, and websites that are involved in the Processing of Personal Information or Protected Data; (B) to protect against any anticipated threats or hazards to the security or integrity of the Personal Information and Protected Data; and (C) to prevent unauthorized access to, and use or disclosure of, such information that could result in substantial harm or inconvenience to any customer. Neither the Company nor the Company Subsidiaries have since the Compliance Date experienced any actual or suspected Security Incident in which Personal Information, Protected Data or other sensitive data was stolen or improperly accessed, and neither the Company nor the Company Subsidiaries are aware of any facts suggesting the likelihood of the foregoing. Neither the Company nor any of the Company Subsidiaries have since the Compliance Date received any written notice or complaint alleging any violation of any applicable Data Privacy and Security Laws, nor since the Compliance Date has the Company or any of the Company Subsidiaries been threatened in writing to be charged with any such violation by any Governmental Authority or Educational Agency or been subject to any Actions, investigations, notices or requests from any Governmental Authority or Educational Agency or any other Person in relation to its compliance with applicable Data Privacy and Security Laws, and neither the Company nor the Company Subsidiaries are aware of any facts suggesting the likelihood of the foregoing.

5.15 Insurance. Section 5.15 of the Disclosure Schedule sets forth a true, correct and complete list of all current policies of property, fire, liability, title, worker’s compensation, general/product liability, professional liability, cyber liability, excess liability, automobile liability and management liability relating to the Company or the Company Subsidiaries, including for each such policy, the name of insurer, the named insured(s), the type of coverage, the policy number, the annual premiums, the policy period, the policy limits, the extended reporting periods, if any, the policy deductibles and any pending claims thereunder. Each such insurance policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid and no written notice of cancellation, termination or reduction of coverage has been received by the Company or any Company Subsidiary, as applicable, with respect to such policy. Each insurance policy meets all material contractual and statutory requirements to which the Company or the Company Subsidiaries is subject. Except as set forth on Section 5.15 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has made any claim under any such policy since the Compliance Date to which an insurer has denied or disputed or otherwise reserved its rights with respect to coverage (other than customary reservation of rights) and, to the Knowledge of the Company, no insurer has threatened to cancel any such policy.

5.16 Real Property.

(a) None of the Company or any Company Subsidiary owns, and each of them has never owned in the six (6) years prior to the date hereof, any real property. Neither the Company nor any Company Subsidiary is a party to any agreement to purchase any real property or interest therein.

(b) Section 5.16(b)(i) of the Disclosure Schedule sets forth a true, correct and complete list of the Leased Real Property and all of the leases and subleases related thereto (each, a “Real Property Lease” and collectively, the “Real Property Leases”). Each Real Property Lease (i) is valid and binding on the Company or the Company Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable and in full force and effect, (ii) none of the Company, the Company Subsidiaries, nor, to the Knowledge of the Company, any other party thereto, is in material violation, breach or default of any Real Property Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material violation, breach or default of any such lease or sublease by, any of the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any other party thereto, (iii) neither the Company nor any Company Subsidiary has received any notice alleging a violation, breach or default under any such Real Property Lease which remains uncured, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of the Company, (iv) neither the Company nor the Company Subsidiaries have subleased, licensed or otherwise granted any third party the right to use or occupy the property subject to any Real Property Lease, and (v) neither the Company nor the Company Subsidiaries has received notice of any pending, and, to the Knowledge of the Company, there is no threatened, material condemnation proceeding, with respect to any Real Property Lease. The Real Property Leases cover all leased property used, occupied or held for use by the Company or a Company Subsidiary in connection with the business or which is necessary for the continued operation of the business as currently conducted. To the Company’s Knowledge, no event has occurred that, with or without notice or the passage of time or both, would constitute a breach or default or permit termination, modification or acceleration under any Real Property Lease. Other than as set forth on Section 5.16(b)(ii) of the Disclosure Schedule, no Real Property Lease will cease to be legal, valid, binding, enforceable and in full force and effect on terms substantially similar to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under any Real Property Lease or otherwise give any lessor thereunder a right to terminate or accelerate the expiration of any Real Property Lease. True, correct and complete copies of the Real Property Leases have been Made Available to Parent.

(c) The Leased Real Property is supplied with utilities suitable for the operation of the business presently conducted thereon, other than any utilities that do not interfere in any non-de minimis respect with the operation of the business. There has not been any material interruption in the delivery of adequate service of any utilities required in the operation of the business the Company or any Company Subsidiary as currently conducted at the Leased Real Property. Neither the Company nor any Company Subsidiary has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. All utilities servicing the Leased Real Property are publicly provided and maintained and such utilities are separately metered within each parcel of Leased Real Property. None of the driveways, parking areas or loading docks located at the Leased Real Property is shared with any Person nor is any of the foregoing subject to any easement or common use agreements that would materially impact the current use of such Leased Real Property. To the Knowledge of the Company, all of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to the Company or any Company Subsidiary. To the Company’s Knowledge, no fact or condition exists that would result in the termination or impairment of the access of the Leased Real Property to publicly dedicated roadways. As at the date hereof, (i) to the Knowledge of the Company, the parking lot, loading docks, foundation, structural elements (including load bearing walls), roof, HVAC system, security system, plumbing system and electrical systems, in each case, on the Leased Real Property, are in good and working condition and (ii) there is no condition or set of facts that would cause the Company or any Company Subsidiary to need to incur any material capital expenditures to maintain, update, repair or replace any such elements of the Leased Real Property other than routine repairs and maintenance in the Ordinary Course of Business. There does not exist any pending or, to the Company’s Knowledge, threatened condemnation or eminent domain proceeding with respect to any of the Leased Real Property. There is no violation of applicable Law (including any building, planning or zoning law) relating to any of the Leased Real Property.

5.17 Contracts.

(a) Each Contract (other than any purchase order, statement of work or invoice, in each case, in an amount less than $75,000 for the six (6) month period ended June 30, 2024) described in the following clauses (i) through (xiv) is referred to herein as a “Company Material Contract”. The applicable subsection of Section 5.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Company Material Contract in effect as of the date hereof.

(i) any Contract that requires the Company or a Company Subsidiary to pay, or entitles the Company or a Company Subsidiary to receive, or could result in obligations of the Company or a Company Subsidiary in the amount of, in the aggregate, $250,000 or more in any year or any purchase order, statement of work or invoice, in each case, in excess of $75,000 for the six (6) month period ended June 30, 2024;

(ii) any collective bargaining agreement or similar Contract with any labor union;

(iii) any Contracts with respect to indebtedness for borrowed money;

(iv) any Contract containing (x) a covenant not to compete or (y) any other restrictive covenant (excluding any employee non-solicitation covenant), in each case that limits or purports to limit the freedom of any member of the Company or the Company Subsidiaries to engage in any line of business, in any geographic area or during any period of time or with any Person;

(v) any partnership or joint venture agreement in which the Company or a Company Subsidiary participates as a general partner or joint venturer, or any Contract concerning the sharing of profits;

(vi) any Contract for the employment or engagement of any individual on an employment, independent contractor or other similar basis (other than an offer letter setting forth the terms of an at-will employment relationship) that provides for (x) in excess of $100,000 in annual compensation in respect of employees, (y) in excess of $100,000 in annual compensation in respect of independent contractors, and/or (z) severance or change in control payments;

(vii) any Contract with a Seller Related Party;

(viii) any Contract with respect to the acquisition or disposition (including by merger, consolidation, or acquisition or disposition of stock or assets) by the Company or a Company Subsidiary of any business under which any obligations or rights remain outstanding;

(ix) all IP Licenses;

(x) all Real Property Leases;

(xi) any Contract containing most favored nation pricing or similar pricing provisions or provisions regarding minimum volumes, in favor of any counterparty to the Company or any Company Subsidiary, as the case may be, or that grants to the Company or any of the Company Subsidiaries a right of first refusal, first offer or first negotiation, other than those that can be terminated without premium or penalty, upon not more than sixty (60) days’ notice, or obligating the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(xii) any Contract with a Governmental Authority;

(xiii) all clinical affiliation Contracts relating to the top fifty (50) largest clinical affiliations of the School that covers clinical placements in which five (5) or more students at the School enrolled in a program with a clinical component were placed during the Compliance Period; and

(xiv) any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xiii).

(b) A true, correct and complete copy (including all amendments, modifications and changes thereto) of each Company Material Contract has been Made Available to Parent, is in full force and effect and enforceable against the Company or the Company Subsidiaries and none of the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or in material default under, any Company Material Contract. Since the Compliance Date to the date hereof, (A) no party to any Company Material Contract (or that would have constituted a Company Material Contract if in effect on the date hereof) has breached or terminated or, to the Knowledge of the Company, threatened to breach or terminate such Contract, (B) there has not been a material dispute regarding any Company Material Contract and (C) none of the Company nor the Company Subsidiaries (x) have been alleged to be, in material breach or material default under any Company Material Contract or (y) settled, agreed to settle or compromised any such material breach or material default. There is no Action pending, or to the Knowledge of the Company, threatened under any Company Material Contract.

5.18 Brokers and Finders. Except as set forth on Section 5.18 of the Disclosure Schedule, the Company has not entered into any agreement or arrangement with any broker, finder, investment banker, financial advisor or other Person or otherwise incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions. Any and all brokerage fees, commissions, finder’s fees or any other compensation owed to any broker, finder, investment banker, financial advisor or other Person in connection with the Transactions shall be paid in full by the Company at the Closing. Parent and Merger Sub are not, and will not become, obligated to pay any brokerage fees, commissions, finder’s fees or any other compensation to any broker, finder, investment banker, financial advisor or other Person in connection with the Transactions.

5.19 Related-Party Transactions. Section 5.19 of the Disclosure Schedule sets forth all Contracts between the Company or any Company Subsidiary, on the one hand, and Affiliates of the Company (other than the Company or any Company Subsidiary), on the other hand. Except as disclosed on Section 5.19 of the Disclosure Schedule, none of the Company, any Company Subsidiary or any of their respective Affiliates, directors, officers or employees (a) owns or otherwise has any rights to or interests in any property or asset, whether tangible or intangible, which is used by the Company or any Company Subsidiary in the conduct of its business, or (b) owns any material interest in, or controls or is a director, officer, employee, member or partner of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Company Subsidiary, other than passive investments not in excess of four percent (4%) of any class of securities of a Person whose securities are registered under the Securities Act.

5.20 Education Laws. For purposes of this Section 5.20, references to the Company shall also include the Company’s Subsidiaries, as applicable.

(a) The School is, and since the Compliance Date has been, in material compliance with all applicable Educational Laws.

(b) The School holds, and since the Compliance Date has held, all material Educational Approvals necessary for the conduct of the business and operations of the School as then or currently conducted, including approvals required by the School to (i) offer each of its educational programs, whether via residential delivery or through other distance education delivery methods, (ii) for each campus, branch or additional location, facility, practical experience site, or other location where the School offers all or any portion of an educational program, and (iii) for students to be able to participate in Student Financial Assistance Programs in which they have participated or currently participate. The School is, and since the Compliance Date has qualified as, an “eligible institution” as defined in 34 C.F.R. § 600.2. Each educational program offered by the School for which Title IV Program funds have been provided since the Compliance Date is an “eligible program” in compliance with of 34 C.F.R. §§ 668.8. Since the Compliance Date, the School has been eligible to participate in the Title IV Programs and held a valid and effective PPPA and Eligibility and Certification Approval Report as issued by the DOE. Since the Compliance Date, the School has been in material compliance with the terms of the School’s PPPA in accordance with 34 C.F.R. § 668.14. Section 5.20(b) of the Disclosure Schedule contains a complete listing of all Educational Approvals currently held by the School. Each Educational Approval held by the School is in full force and effect. Since the Compliance Date, the School has been in compliance in all material respects with the terms and conditions of all such Educational Approvals, and, to the Knowledge of the Company, no event has occurred which constitutes, a material violation of any such Educational Approval which could reasonably be expected to result in the revocation, termination, suspension, limitation, condition, restriction, withdrawal, or non-renewal of any Educational Approval of the School, or result in the imposition of a material fine or monetary liability.

(c) There is no Compliance Review pending that would reasonably be expected to result in the revocation, termination, suspension, limitation, condition, restriction, withdrawal, or non-renewal of any Educational Approval of the School, or result in the imposition of a material fine or monetary liability, and, to the Knowledge of the Company, no such Compliance Review is threatened. Since the Compliance Date, neither the Company nor the School has received notice that any of the Educational Approvals will not be renewed. Since the Compliance Date, neither the Company nor the School has received written notice that the school is in material violation of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any required Educational Approval. Since the Compliance Date, the School has not been subject to any adverse action by any Educational Agency to revoke, withdraw, deny, or suspend any Educational Approval for the School or any if its programs or locations (including being directed to show cause why any such Educational Approval should not be revoked, withdrawn, denied, suspended or limited), and no Educational Agency has placed the School on probation or warning status. The School is not subject to any limitations on the ability to add new locations, except as provided in the School’s PPPA. To the Knowledge of Company, no fact or circumstance pertaining solely to the School or Company exists that would be reasonably likely to result in the failure of the School to obtain any Educational Consent.

(d) Since the Compliance Date, the School has complied in all material respects with all Educational Laws related to state authorization including the requirements of 34 C.F.R. Section 600.9. Without limiting the foregoing, the School possesses, and since the Compliance Date has possessed, all material Educational Approvals or exemptions required (i) to operate each campus, location or facility where the School has offered all or any portion of an educational program, and (ii) to provide instruction in person or via distance learning.

(e) With respect to any location or facility that has closed or at which the Company or the School has ceased offering educational programs since the Compliance Date, or ceased offering any educational program, the Company and the School have complied with all Educational Laws related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including requirements for teaching out students from such location, facility, or program, if applicable. Neither the Company nor the School have received any notice from DOE seeking recovery from the Company, any of the Company Subsidiaries, or the School for any closed school loan discharge liability.

(f) Section 5.20(f) of the Disclosure Schedule contains a complete listing of all material Student Financial Assistance Programs under which the School has during the Compliance Period awarded or administered student financial assistance, including a notation of those Student Financial Assistance Programs that are currently available to students of the School. Each of the Company and the School is, and since the Compliance Date has been, in material compliance with all applicable rules, regulations and requirements pertaining to the School’s participation in any Student Financial Assistance Programs identified on Section 5.20(f) of the Disclosure Schedule.

(g) Since the Compliance Date, the School has materially complied with the DOE’s financial responsibility requirements set forth at 34 C.F.R. Part 668, Subpart L and with the DOE’s cash management rules set forth at 34 C.F.R. Part 668, Subpart K. Section 5.20(g) of the Disclosure Schedule sets forth the School’s composite score of financial responsibility as calculated in accordance with 34 C.F.R. § 668.172 and 34 C.F.R. Part 668, Subpart L, Appendix A, for each fiscal year ended since the Compliance Date. Since the Compliance Date, the School has not experienced a financial responsibility triggering event set forth in 34 C.F.R. § 668.171. Except as set forth on Section 5.20(g) of the Disclosure Schedule, since the Compliance Date, no Educational Agency has required the School to post a letter of credit or Educational Bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. Section 668.173, or required or requested that the School administer Title IV Program funds under the reimbursement or heightened cash monitoring procedures set forth at 34 C.F.R. Section 668.162(c) or (d).

(h) Except as set forth on Section 5.20(h) of the Disclosure Schedule, since the Compliance Date, the School has not received notice from the DOE of any borrower defense claims initiated by any current or former student of the School pursuant to 20 U.S.C. § 1087e(h), and the applicable regulations promulgated thereunder.

(i) Since the Compliance Date, the School has timely reported the addition of new educational programs or locations or changes to educational program or locations in compliance in all material respects with 34 C.F.R. Part 600. Section 5.20(i) of the Disclosure Schedule sets forth the full addresses of the locations of the School from which the Company or the School has offered all or at least 50% of an educational program since the Compliance Date.

(j) For each fiscal year ended since the Compliance Date, the School has complied with the Non-Title IV Revenue Requirement, including the threshold defined at 34 C.F.R. Section 668.14(b)(16) and the calculation requirements at 34 C.F.R. Section 668.28 and Appendix C to Subpart B of 34 C.F.R. Part 668. Section 5.20(j) of the Disclosure Schedule sets forth the audited percentages of revenue that the School received from the Title IV Programs for each fiscal year ended since the Compliance Date, as such percentages are required to be calculated under 34 C.F.R. Sections 668.14 and 668.28.

(k) Section 5.20(k) of the Disclosure Schedule sets forth the School’s official cohort default rates for loans administered under the Title IV Programs, as calculated by the DOE pursuant to 34 C.F.R. Part 668 Subpart N, for the three (3) most recently completed federal fiscal years for which such official rates have been published, as well as the School’s most recently issued draft cohort default rate to the extent available.

(l) Since the Compliance Date, each of the Company and the School has materially complied with all applicable Educational Laws related to the compensation of individuals and entities engaged in admissions, recruiting and financial aid activities, including the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding the prohibition on the payments of commission, bonuses, or other payments based directly or indirectly on success in securing enrollments or awarding Title IV Program funds.

(m) Since the Compliance Date, each of the Company and the School has materially complied with applicable Educational Laws regarding misrepresentations, as that term is defined in 34 C.F.R. Part 668, Subpart F, and the consumer disclosure requirements in 34 C.F.R. Part 668, Subpart D, as in effect for the applicable period.

(n) Since the Compliance Date, the School has materially complied with the third-party servicer regulations set forth at 34 C.F.R. § 668.25. Except as set forth on Section 5.20(n) of the Disclosure Schedule, neither the Company nor the School contracts with a third-party servicer to provide any services in connection with the processing or administration of any of the School’s Student Financial Assistance Programs.

(o) Since the Compliance Date, the School has timely submitted to the DOE the annual compliance audits and audited financial statements, in compliance with 34 C.F.R. § 668.23 and all applicable waivers or adjustments provided by the DOE.

(p) Since the Compliance Date, the School has not provided educational instruction or services on behalf of any other institution or organization, and except for activities conducted pursuant to a clinical training agreement, no other institution or organization is providing any educational instruction or services on behalf of the School.

(q) Except as set forth on Section 5.20(q) of the Disclosure Schedule, since the Compliance Date, the School has calculated and paid refunds and returns of funds, and calculated dates of withdrawal and leaves of absence, in material compliance with applicable Educational Laws, including the requirements of 34 C.F.R. Section 668.22.

(r) Since the Compliance Date, in material compliance with applicable Educational Laws, the School has not provided any portion of an education program using one or more correspondence courses (as defined by 34 C.F.R. Section 600.2), or admitted as regular students any Persons who were incarcerated at the time of admission or had neither a high school diploma nor the recognized equivalent of a high school diploma.

(s) Since the Compliance Date, all required material applications, filings, notices, responses, submissions and reports prepared by the School for and filed with any Educational Agency have been timely filed and have been accurate and correct in all material respects, including those filings related to changes in ownership or control, the addition of new locations or educational programs, and other substantive changes.

(t) Since the Compliance Date, the School has been in material compliance with and has complied in all material respects with the Family Educational Rights and Privacy Act.

(u) Since the Compliance Date, Company and School have been and are in material compliance with applicable Laws and Educational Laws regarding institutional loans and Private Educational Loans, including applicable provisions of the Higher Education Opportunity Act of 2008 (Public Law 110-315). Since the Compliance Date, the School has not awarded any Private Educational Loans.

(v) Except as set forth on Section 5.20(v) of the Disclosure Schedule, since the Compliance Date, neither the Company nor the School (i) has extended credit (including pursuant to an installment sales program) to, or made any loans or installment sales to or for the benefit of, any student for the purpose of financing a postsecondary education, including tuition, fees, books, supplies, room and board, transportation and miscellaneous personal expenses (a “Student Loan”), other than by participating in a Student Financial Assistance Program; (ii) has contracted with a third party to make Student Loans or provide servicing of Student Loans and, to the Knowledge of the Company, all such third party lenders and servicers have maintained all required lending and student loan servicing licenses in all applicable jurisdictions; (iii) has determined or received written notice that they, a lender or servicer is required to register or obtain a license from a Governmental Authority or Educational Agency with respect to the making, holding or servicing of any Student Loans; and (iv) has been the subject of any formal or informal investigation, inquiry or similar proceeding of any Governmental Authority or Educational Agency concerning the making, holding or servicing of Student Loans.

(w) Since the Compliance Date, the School has materially complied with the applicable requirements of each Educational Agency concerning the proper and accurate calculation and timely reporting of student outcomes including retention, completion and placement rates, graduate examination and professional licensure pass rates, and the methodology for calculating such rates.

(x) Since the Compliance Date, the School has materially complied with all requirements pertaining to the educational requirements for programs leading to professional licensure or certification under applicable Educational Laws, as applicable, including the requirements set forth at 34 CFR 668.43(a)(5)(v) and 34 CFR 668.43(c).

(y) Since the Compliance Date, the School has materially complied with the applicable provisions of Educational Laws related to non-discrimination, including the applicable provisions of Title VI of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, Section 504 of the Rehabilitation Act of 1973, and the Violence Against Women Reauthorization Act of 2013.

(z) Since the Compliance Date, to the Knowledge of the Company, all employees of the School that have engaged in student recruiting activities have maintained the necessary approvals or licenses to conduct such activities, as applicable or otherwise required, except as would not be material to the School.

(aa) Section 5.20(aa) of the Disclosure Schedule contains a list of all Compliance Reviews relating to the Company or the School since the Compliance Date.

(bb) Since the Compliance Date, each of the Company and the School, has complied in all material respects with all Laws and Educational Laws related to the CARES Act and the HEERF Program, including compliance with all rules and requirements set forth in the applicable grant agreements.

(cc) Since the Compliance Date, neither the Company nor the School, nor any Person that exercises Substantial Control over the Company or the School, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 600.21(f)), either alone or together, (i) exercises or exercised Substantial Control over another institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability that has been asserted for a violation of a Title IV Program requirement or (ii) owes a current liability that has been asserted for a Title IV Program violation that is not in the process of being repaid.

(dd) Since the Compliance Date, neither the Company nor the School has knowingly employed, in a capacity that involves the administration or receipt of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.

(ee) Neither the Company nor the School, nor any Person that exercises Substantial Control over the School has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(ff) None of the School, the Company, or the School’s executive and financial aid officers, nor any other Person that exercises Substantial Control over the School or the Company, has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(gg) Neither the Company nor the School knowingly employs, nor since the Compliance Date has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated from participation in the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other violation of law involving federal, state, or local government funds.

(hh) Since the Compliance Date, neither the School, nor any Person that exercises Substantial Control over the School, has been debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

(ii) Except for (i) the Pre-Closing Educational Consents set forth on Section 5.20(ii)(i) of the Disclosure Schedule and (ii) the Post-Closing Educational Consents set forth on Section 5.20(ii)(ii) on the Disclosure Schedule, no filings, notices, reports, consents, registrations, approvals, permits or authorizations, or other Educational Approvals, are required to be made with or obtained from any Educational Agency by the School in connection with the consummation of the Transactions.

(jj) The Company has provided to Parent true and complete copies of all material and substantive correspondence and documents currently in their possession (excluding general correspondence routinely received from the DOE or any Educational Agency by all institutions participating in the Title IV programs or approved by such Educational Agency) received from or sent by or on behalf of the Company or the School to the DOE or any Educational Agency to the extent such correspondence and documents (i) were sent or received since the Compliance Date or related to any issue which remains pending, and (ii) relate to (A) any written notice that any Educational Approval is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would reasonably be expected to result in revocation of such Educational Approval; (B) any written notice that any of the Company, the Company Subsidiaries or the School has materially violated or is materially violating any Educational Law; (C) any Compliance Reviews; (D) any written notice of intent to show cause, suspend, terminate, revoke, cancel, not renew or materially limit or materially condition (including any action placing the School or any location thereof on probation) any Educational Approval or the participation of any of the Company, the Company Subsidiaries or the School in a Student Financial Assistance Program; or (c) any written notice of an intent to provisionally certify the eligibility of the School to participate in the Title IV Programs.

(kk) The representations and warranties contained in this Section 5.20 constitute the sole and exclusive representations and warranties of the Company in connection with the School’s compliance with Educational Laws and its applicable Educational Approvals.

5.21 Suppliers. Section 5.21 of the Disclosure Schedule sets forth a true, correct and complete list of the fifteen (15) top suppliers of the Company and the Company Subsidiaries (the “Top Suppliers”) in the aggregate of inventory, materials and services and commodities as measured by the aggregate dollar value of purchases by the Company and the Company Subsidiaries from each such supplier for the fiscal year ended 2023, and for the period from January 1, 2024 to June 28, 2024. Since the Compliance Date, neither the Company nor any Company Subsidiary has received any notice or other indication from any Top Supplier to the effect that such Top Supplier will, nor, to the Knowledge of the Company, does any Top Supplier intend to, stop, materially decrease the rate of or materially and adversely change the payment or price terms with respect to, supplying any products or services to the Company or any Company Subsidiary. To the Knowledge of the Company, no material business partner of any Top Supplier has provided any notice or other indication that such business partner will materially alter its relationship with such Top Supplier in a manner that will materially and adversely impact such Top Supplier’s ability to continue its relationship with the Company and the Company Subsidiaries in the Ordinary Course of Business. There is no, and has been within the twelve (12) months prior to the date hereof no, material dispute with any of the Top Suppliers. No supplier of the Company or any Company Subsidiary is a “sole source” supplier.

5.22 Trade Names, Business Locations. Section 5.22 of the Disclosure Schedule sets forth all material fictitious or trade names that the Company or any Company Subsidiary has been known as or used and all material offices or places of business the Company and any Company Subsidiary has used, in each case, in the past six (6) years.

5.23 Officers and Directors. Section 5.23 of the Disclosure Schedule lists all officers, directors and managers of the Company and each Company Subsidiary as of the date hereof.

5.24 Sufficiency of, Title to and Condition of the Assets. The Company and the Company Subsidiaries have good title to (a) all of the material properties and material assets reflected as being owned by the Company and the Company Subsidiaries on the Interim Financial Statements (except for properties and assets sold, leased or otherwise disposed of since the date of the Interim Financial Statements in the Ordinary Course of Business) and (b) all material properties and material assets acquired by the Company and the Company Subsidiaries since the date of the Interim Financial Statements (except for properties and assets subsequently sold, leased or otherwise disposed of following their acquisition in the Ordinary Course of Business), in each case, free and clear of all Liens, except for Permitted Liens. Such property and assets of the Company and the Company Subsidiaries are free from defects and are in good operating condition and repair (subject to normal wear and tear in light of their respective ages), are usable in the ordinary course of business, are adequate and suitable for their respective present uses and have been maintained in accordance with normal industry practice and manufacturer warranties, in each case, in all material respects. The assets and properties of the Company and the Company Subsidiaries as reflected in the Interim Financial Statements (to the extent required to be reflected in the Interim Financial Statements in accordance with GAAP) are all of the assets and properties necessary for the Company and the Company Subsidiaries to continue to operate their respective businesses, in each case, in all material respects, immediately after the Closing in the same manner as such business is conducted immediately prior to the Closing. There are no material assets used in the operation of the business of the Company and the Company Subsidiaries that are owned by any Person other than the Company or a Company Subsidiary. Since the Compliance Date, there has not been any material interruption of the businesses of any of the Company or any of the Company Subsidiaries due to inadequate maintenance or obsolescence of any of the assets or property of the Company or any of the Company Subsidiaries.

5.25 Company’s Investigation and Reliance. The Company has made its own independent investigation, review and analysis regarding Parent and Merger Sub and the Transactions, which investigation, review and analysis were conducted by the Company together with expert advisors, including legal counsel, that it has engaged for such purpose. The Company and its Affiliates and representatives have had access to publicly available information regarding Parent and Merger Sub. The Company has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent, Merger Sub or any of their Affiliates or representatives, except as expressly set forth in Article VI (as qualified by the Parent Disclosure Schedules), any certificate delivered pursuant to Section 4.2(c) and any Related Document. The Company acknowledges and agrees that the representations and warranties in Article VI (as qualified by the Disclosure Schedule) and any certificate delivered pursuant to Section 4.2(c) are the result of arms’ length negotiations between sophisticated parties. Nothing in this Section 5.25 shall limit or preclude any Persons rights pursuant to Article IX (subject to the terms and conditions thereof), or any claim for Fraud.

5.26 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 4.1(j), OR IN ANY RELATED DOCUMENT, (A) THE COMPANY AND THE COMPANY SUBSIDIARIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES, FINANCIAL CONDITION OR ASSETS, AND (B) THE COMPANY AND THE COMPANY SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT AS SET FORTH HEREIN, SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION OF THE COMPANY AND THE COMPANY SUBSIDIARIES’ BUSINESSES, FINANCIAL CONDITION AND ASSETS AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE V (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 4.1(j) AND ANY RELATED DOCUMENT. NONE OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, EQUITYHOLDERS, REPRESENTATIVES MAKES OR HAS MADE (AND PARENT AND MERGER SUB HAVE NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (A) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND THE COMPANY SUBSIDIARIES HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES. NOTHING IN THIS SECTION 5.26 SHALL LIMIT OR PRECLUDE ANY PERSONS RIGHTS PURSUANT TO Article XI (SUBJECT TO THE TERMS AND CONDITIONS THEREOF), UNDER THE R&W INSURANCE POLICY, OR ANY CLAIM FOR FRAUD.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the applicable section of the Parent Disclosure Schedules delivered to the Company contemporaneously with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby make the representations and warranties contained in this Article VI to the Company:

6.1 Organization, Good Standing and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing, and otherwise such jurisdiction’s equivalent thereof) under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted. Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing, and otherwise such jurisdiction’s equivalent thereof) under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties, assets and rights and to carry on its business as currently conducted.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets, properties, rights or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified, in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to (i) be materially adverse to Parent and Merger Sub or (ii) prevent, materially impair or delay the ability of Parent or Merger Sub to effect the Transactions.

6.2 Corporate Authority; Approval. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the Transactions (the “Parent Documents”) and to consummate the Transactions, subject only to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and the Seller Representative, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub, as applicable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

6.3 Board Approvals.

(a) The board of directors of Parent, by resolutions duly adopted at a meeting of the board of directors of Parent, has approved the Transactions, including the Merger. No other corporate proceedings on the part of Parent are necessary to authorize the Transactions.

(b) The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Parent, as the sole stockholder of Merger Sub, has approved the Transactions, including the Merger.

6.4 Governmental Filings; No Violations; Certain Contracts.

(a) Except for (A) compliance with, and filings under, the HSR Act; (B) the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State of the State of Delaware; (C) compliance with, and filings under, the Exchange Act or the Securities Act; and (D) such other items as disclosed in Section 6.4(a) of the Parent Disclosure Schedule, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, except those that the failure to make or obtain, as the case may be, would not, individually or in the aggregate, reasonably be expected to (i) be materially adverse to Parent and Merger Sub or (ii) prevent, materially impair or delay the ability of Parent or Merger Sub to effect the Transactions.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of either Parent or Merger Sub or (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation, cancellation, acceleration, loss, impairment or alteration or other change of any rights, benefits or obligations under, result in the payment of any fee under, or the creation of a Lien on any of the assets, properties or rights of Parent or Merger Sub or any of their respective Subsidiaries pursuant to, any contract, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 6.4(a), under any Law or Permit to which Parent or Merger Sub or any of their respective Subsidiaries is subject, except, in the case of clause (B), for any such breach, violation, termination, default, creation, cancellation, acceleration, loss, impairment, alteration, change, fee or Lien, that would not, individually or in the aggregate, reasonably be expected to (i) be materially adverse to Parent and Merger Sub or (ii) prevent, materially impair or delay the ability of Parent or Merger Sub to effect the Transactions.

6.5 Educational Matters.

(a) Except as specifically disclosed and stated in the Parent’s most recent 10-K and 10-Q reports filed with the SEC, to the Knowledge of Parent or Merger Sub there are no facts or circumstances pertaining to or applicable to the Parent, Merger Sub, any Person that exercises Substantial Control over the Parent or Merger Sub, or any postsecondary institution owned or operated by or affiliated with the Parent or Merger Sub that would be reasonably likely to result in (i) failure of the Company, the School, or Parent or Merger Sub to obtain any Pre-Closing Educational Consent, (ii) the imposition of any material post-Closing limitation or condition upon the School, (iii) a DOE Material Adverse Effect, by any Educational Agency in connection with issuing any Pre-Closing Educational Consent; or (iv) a Parent Legacy Group Material Adverse Effect.

(b) As of the date of this Agreement, except as specifically disclosed and stated in the Parent’s most recent 10-K and 10-Q reports filed with the SEC, or as set forth on Schedule 6.5(b), to the Knowledge of Parent or Merger Sub, there are no matters pending before the DOE or any Educational Agency (i) which could reasonably be expected to result in any revocation, termination, suspension, limitation, condition, restriction, show cause, probation, sanction, material fine or liability, withdrawal, or non-renewal of any Educational Approval of any postsecondary institution owned or operated by or affiliated with Parent or any of its Affiliates, nor has any such action been threatened or initiated by any Educational Agency, or (ii) which constitutes a material violation of any Educational Approval and which could reasonably be expected to result in the loss of any such Educational Approval.

(c) Except as set forth on Section 6.5(c) of the Parent Disclosure Schedule, none of Parent, Merger Sub or any of their Affiliates, or any Person that exercises Substantial Control over Parent or Merger Sub, or any member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (i) exercises or exercised Substantial Control over an institution or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (ii) owes a current liability for a Title IV Program violation that is not in the process of being repaid, in each case related to the period in which the Parent, Merger Sub or any of their Affiliates or any Person that exercises Substantial Control over the Parent or Merger Sub, or any member of such Person’s family exercised Substantial Control over such institution or third-party servicer.

(d) None of Parent, Merger Sub nor any of their Affiliates, nor any Person that after the consummation of the Transactions will have the power, by contract or ownership interest, to direct or cause the direction of management or policies of the School, has ever filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(e) None of Parent, Merger Sub, nor their chief executive officer, nor any other Person that exercises Substantial Control over the Parent or Merger Sub has pled nolo contendere or guilty to, or been found guilty of, a crime involving the acquisition, use or expenditure of Title IV Program funds or been judicially determined to have committed fraud involving funds under the Title IV Programs.

(f) None of the Parent, Merger Sub, nor any school owned or operated by them has knowingly employed, in a capacity that involves the administration or receipt of Title IV Program funds, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law or Educational Law involving federal, state or local government funds.

(g) None of the Parent, Merger Sub, nor any school owned or operated by them knowingly employs, nor since the Compliance Date has knowingly employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or knowingly contracted with any institution or third-party servicer, which has been terminated from participation in the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other violation of law involving federal, state, or local government funds.

(h) Since the Compliance Date, none of the Parent, Merger Sub nor any of their Affiliates, nor any school owned or operated by Parent, Merger Sub or any of their Affiliates has been, nor any Person that exercises Substantial Control over such schools has been debarred or suspended under Executive Order 12549 (3 C.F.R., 1986 Comp., p. 189) or the Federal Acquisition Regulations, 48 C.F.R. part 9, subpart 9.4.

6.6 Litigation. There are no Actions or Orders pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their respective Subsidiaries that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any Related Document or to consummate the Transactions.

6.7 Brokers and Finders. Parent, Merger Sub and any of their respective officers, directors or employees have not entered into any agreement or arrangement with any broker, finder, investment banker, financial advisor or other Person or otherwise incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

6.8 Financial Capability. Parent has, and shall have at the Closing, cash on hand or other sources of immediately available funds (the “Available Funds”) sufficient to consummate the Transactions. In no event shall the recipient or the availability of any funds or financing by Parent or Merger Sub (whether from the Available Funds or any other source) or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligation to consummate the Merger.

6.9 Solvency. Immediately after giving effect to the consummation of the Transactions, Parent will have a positive net worth (calculated in accordance with GAAP) and will not be insolvent (as defined under the U.S. Bankruptcy Code and in equity) and that the consummation of the Transaction will not have the effect of hindering, delaying or defrauding any creditors of Parent, the Surviving Corporation or any of their Subsidiaries.

6.10 No Prior Activities. Except for obligations incurred in connection with its organization and the Transactions, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

6.11 Parent’s Investigation and Reliance. Each of Parent and Merger Sub has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent, Merger Sub and their respective Affiliates and representatives have been provided with access to the representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries in connection with the Transactions. Parent and Merger Sub have not relied and are not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any of its Affiliates or representatives (including the Stockholders and Optionholders), except as expressly set forth in Article V (as qualified by the Disclosure Schedule), any certificate delivered pursuant to Section 4.1(j) and any Related Document. Parent and Merger Sub acknowledge that, should the Closing occur, Parent shall acquire the Company and the Company Subsidiaries on an “as is” and “where is” basis, except as set forth herein. Parent and Merger Sub acknowledge and agree that the representations and warranties in Article V (as qualified by the Disclosure Schedule) and any certificate delivered pursuant to Section 4.1(j) are the result of arms’ length negotiations between sophisticated parties. Nothing in this Section 6.11 shall limit or preclude any Persons rights pursuant to Article XI (subject to the terms and conditions thereof), under the R&W Insurance Policy, or any claim for Fraud.

6.12 Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article VI (AS QUALIFIED BY THE PARENT DISCLOSURE SCHEDULES) IN ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 4.2(C), OR IN ANY RELATED DOCUMENT, (A) PARENT AND MERGER SUB EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES, FINANCIAL CONDITION OR ASSETS, AND (B) PARENT AND MERGER SUB SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND THE COMPANY AND COMPANY SUBSIDIARIES SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION OF PARENT AND MERGER SUB’S BUSINESSES, FINANCIAL CONDITION AND ASSETS AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB SET FORTH IN THIS Article VI (AS QUALIFIED BY THE PARENT DISCLOSURE SCHEDULES), ANY CERTIFICATE DELIVERED PURSUANT TO SECTION 4.2(C) AND ANY RELATED DOCUMENT. NONE OF THE PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE STOCKHOLDERS, EQUITYHOLDERS, REPRESENTATIVES MAKES OR HAS MADE (AND THE COMPANY AND ITS STOCKHOLDERS HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, (A) AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES PRIOR TO THE EXECUTION OF THIS AGREEMENT AND (B) WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, PLANS OR BUDGETS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS (OR ANY COMPONENT THEREOF) OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF PARENT AND MERGER SUB HERETOFORE OR HEREAFTER DELIVERED TO OR MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES. NOTHING IN THIS SECTION 6.12 SHALL LIMIT OR PRECLUDE ANY PERSONS RIGHTS PURSUANT TO Article XI (SUBJECT TO THE TERMS AND CONDITIONS THEREOF), OR ANY CLAIM FOR FRAUD.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Reasonable Best Efforts. Each party to this Agreement shall use reasonable best efforts to cause the conditions set forth in Article IX and X to be satisfied and to consummate the Transactions as promptly as practicable and in any event before the Termination Date; provided, that other than as set forth in clause (d) of the definition of Transaction Expenses and pursuant to Section 7.3(a)(iv)(H), the Company and the Company Subsidiaries shall not be required to expend any funds to obtain any third party consents.

7.2 Regulatory Matters.

(a) In furtherance of Section 7.1, Parent and the Company shall within ten (10) Business Days following the date of this Agreement, make or cause to be made any filings required of each of them or any of their respective Affiliates under the HSR Act with respect to the Transactions. Parent and the Company shall, and shall cause their respective Affiliates to, cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing or any such transaction, and shall promptly make an appropriate response to any inquiries or requests for additional information or documentary material from any such Governmental Authority. Subject to applicable Law, each party shall promptly inform the other party hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided, that materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Subject to applicable Law, no party hereto shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Notwithstanding the foregoing, in connection with any filings under the HSR Act or other Antitrust Laws, Parent and Merger Sub shall not be obligated to (x) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Parent’s Title IV eligible institutions or their brands, and the Surviving Corporation after the Closing or (y) otherwise take or commit to take any actions that after the Closing would limit the freedom of Parent’s Title IV eligible institutions or their brands, and the Surviving Corporation after the Closing with respect to, or their ability to retain the business of the Company or the Company Subsidiaries, one or more of their other businesses, product lines or assets, or conduct any other business. Each party hereto shall pay its own legal fees and other expenses incurred by such party relating to obtaining all approvals for the Transactions under the HSR Act and other Antitrust Laws; provided, however, that all filing fees payable in connection therewith shall be borne by Parent.

(b) Parent and its Subsidiaries, including Merger Sub, shall not take any actions that could reasonably be expected to delay or impede the ability of the parties to consummate the Transactions. Without limiting the foregoing, Parent and its Subsidiaries, including Merger Sub, shall not acquire, invest in, or otherwise obtain (or in each case, agree to do the same) any interest in any Person or portion thereof, if entering into a definitive agreement relating to or consummating such a transaction could reasonably be expected to (A) impose any delay in the obtaining of, or increase the risk of not obtaining any permits, Orders or other approvals of any Governmental Authority or Educational Agency necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Authority or Educational Agency entering an Order prohibiting the consummation of the Transactions or materially increase the risk of not being able to remove any such Order on appeal or otherwise or (C) otherwise delay or prevent the consummation of the Transactions.

(c) In the event any proceeding by a Governmental Authority or Educational Agency or other Person is commenced which questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate to defend against such proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions. Nothing in this Section 7.2(c) shall expand or limit any parties’ obligations under Section 7.2(a) or Section 7.2(b) of this Agreement.

7.3 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.3(a), (ii) as required by applicable Law or Educational Law, (iii) as otherwise expressly contemplated by this Agreement, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) the Company shall, and shall cause the Company Subsidiaries to use commercially reasonable efforts to: (A) conduct the respective businesses of the Company and Company Subsidiaries in the Ordinary Course of Business (except where such conduct would expressly conflict with the covenants set forth herein or other obligations under this Agreement), (B) preserve intact their present business organization, goodwill, and the relationships, services, and business of the officers, employees, faculty, consultants, students and suppliers of the business (C) maintain the assets in operating condition and repair (subject to normal wear and tear in light of their respective ages), (D) maintain marketing and promotional activities and expenditures and student enrollment related activities and expenditures for the business in the Ordinary Course of Business, (E) (i) maintain in the Ordinary Course of Business in all material respects, all of its current credit, collections, and payment policies, procedures and practices, (ii) collect accounts receivable in the Ordinary Course of Business consistent with current collection policies, procedures and practices and (iii) except where subject to a good faith dispute, pay all accounts payable in the Ordinary Course of Business, (F) promptly deliver to Parent a true, correct and complete copy of each Material Contract that is entered into in respect of the business prior to the Closing; provided, that any breach of this clause (F) shall not be considered in determining compliance with the condition set forth in Section 9.1(b), (G) administer and operate the Company and the Company Subsidiaries in all material respects in accordance with all Laws, Educational Laws, Permits and Educational Approvals, and (H) obtain the written consent of the lessor under the San Marcos Lease as a result of a change of control of USAHS (and the Company shall pay any one-time expenses incurred in connection obtaining such consent).

(b) Other than (i) as set forth on Schedule 7.3(b), (ii) as required by applicable Law or Educational Law, (iii) as otherwise expressly contemplated by this Agreement, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit the Company Subsidiaries to:

(i) transfer or issue (other than pursuant to the exercise or settlement of awards under the Option Plan outstanding on the date of this Agreement in accordance with their present terms or as required to comply with any Company Plan as in effect on the date of this Agreement) to any Person (other than the Company or the Company Subsidiaries) any Equity Interests or rights to acquire Equity Interests of any of the Company Subsidiaries or issue any Equity Interests or rights to acquire Equity Interests of the Company;

(ii) make or declare any cash or non-cash dividend or cash or non-cash distribution;

(iii) amend the certificate of incorporation, bylaws or comparable organizational documents of the Company or any of the Company Subsidiaries;

(iv) except pursuant to any Contract or Company Plan, or base salary increases in the Ordinary Course of Business if less than three percent (3%) for employees with annual base compensation of $150,000 or less, (A) increase the amount of any bonus, salary or other compensation (including severance benefits) to any employee or other individual service provider of the Company or any of the Company Subsidiaries, or enter into any employment, service or severance agreement with any such employee or service provider, other than “at-will” offer letters or employment or service agreements that may be terminated on thirty (30) days’ or less notice without severance or fees, with annual base compensation exceeding $150,000, (B) establish, adopt, enter into, modify or terminate any Company Plan (in each case, other than any such action that is ministerial in nature or that does not result in any material increase in cost or liability to Parent following the Closing), (C) grant any change in control, retention or transaction bonuses or similar awards related to the Transactions, or amend or modify the terms of any such outstanding awards, in each case that are not fully paid at the Closing or (D) accelerate the vesting, payment or funding under any Company Plan;

(v) hire or terminate any employee, independent contractor or other service provider (other than voluntary resignations or terminations for cause) whose annual base compensation or salary exceeds $150,000;

(vi) enter into any commitment for capital expenditures of the Company or any of the Company Subsidiaries to be made following the Closing outside of the Ordinary Course of Business and in excess of the aggregate amount set forth in the budget for the Company and the Company Subsidiaries for such portion of the applicable fiscal year;

(vii) sell, assign, license, transfer, convey, or otherwise dispose of any of the properties or assets of the Company or any of the Company Subsidiaries, except for properties or assets sold, assigned, licensed, transferred, conveyed or otherwise disposed of in the Ordinary Course of Business, or assets transferred or disposed of in connection with the acquisition of replacement property of substantially equivalent, or better, kind, value, and use;

(viii) change its present accounting methods or principles, except as required by GAAP;

(ix) (A) make, change or revoke any material Tax election, (B) settle or compromise any material Tax claim or liability, (C) change any material method of accounting or annual accounting period for Tax purposes, (D) surrender any claim for a refund of a material amount of Taxes or (E) waive or extend the statute of limitations in respect of any material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business);

(x) enter into or agree to enter into any merger or consolidation with any Person, or acquire the securities of any other Person;

(xi) incur or guarantee any indebtedness for borrowed money, other than indebtedness under the Existing Credit Agreement, or any indebtedness that will be repaid at or prior to the Closing;

(xii) provide any loan or advance to any Person, other than advances to employees for business expenses in the Ordinary Course of Business;

(xiii) create, assume or permit to exist any Liens upon any of the Current Assets, except for Permitted Liens;

(xiv) effect any restructuring, recapitalization, reorganization or complete or partial liquidation or dissolution, or adopt or enter into a plan regarding the foregoing;

(xv) fail to maintain policies of liability, casualty and property insurance of substantially similar coverage as the policies currently carried in respect of the business, other than any de minimis changes made in the Ordinary Course of Business;

(xvi) voluntarily agree to enter into any collective bargaining agreement or otherwise recognize any union as the bargaining representative of any employees;

(xvii) revalue any assets or write off as uncollectible any accounts receivable except write-offs in the Ordinary Course of Business charged to applicable reserves which individually and in the aggregate are not material to the business;

(xviii) cancel or terminate any material academic program;

(xix) settle or compromise any pending or threatened Action resulting in an obligation of the Company or any of the Company Subsidiaries to pay more than $250,000; or

(xx) fail to maintain or allow to lapse, any material Educational Approval;

(xxi) (x) designate any or cash equivalents as cash collateral for letters of credit, (y) incur any security deposits, deposits in trust accounts, rent deposits, or other similar deposits held for the account of the Company or the Company Securities or (z) incur any restricted cash;

(xxii) change, add or remove any line items (including account names or numbers) set forth in Current Assets or Current Liabilities reflected on Exhibit C; or

(xxiii) enter into any agreement to do any action otherwise prohibited under this Section 7.3(b).

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company and the Company Subsidiaries shall be permitted to (i) maintain through the Closing Date the cash management systems and procedures of the Company and the Company Subsidiaries, as currently conducted by the Company and the Company Subsidiaries and periodically settle intercompany balances consistent with past practices in the Ordinary Course of Business (including through dividends and capital contributions) and (ii) use Cash and Cash Equivalents to (A) repay or satisfy Company Debt or any Transaction Expenses or (B) pay any accrued bonuses of the Company or any of the Company Subsidiaries, in each case prior to the Measurement Time.

(d) Before the Closing Date, the Company shall, subject to the terms and conditions of this Agreement (including this Section 7.3), exercise complete control and supervision over the operations of the Company and the Company Subsidiaries.

7.4 Access to Information; Confidentiality.

(a) From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall (and shall cause the Company Subsidiaries to) use reasonable best efforts to provide Parent and Parent’s authorized agents and representatives reasonable access, at reasonable times and upon reasonable advance written notice, solely for the purposes of furthering the Merger and the other Transactions, to the executive officers, properties, offices, books, financial information, Contracts and records of the Company and the Company Subsidiaries concerning the businesses, properties and personnel of the Company and the Company Subsidiaries as Parent shall reasonably request; provided, however, that (i) such activities are conducted during regular business hours and do not unreasonably interfere with the operations of the Company and the Company Subsidiaries, (ii) without limiting anything hereunder or in the Confidentiality Agreement, Parent, Merger Sub and their respective authorized agents and representatives shall not contact or otherwise communicate with the customers, suppliers, lenders or lessors of the Company or the Company Subsidiaries, or any other Person having a material business relationship with the Company or the Company Subsidiaries regarding the matters set forth in this Agreement, unless, in each instance, approved in advance in writing (email being sufficient) by the Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed), (iii) Parent and its authorized agents and representatives shall have no right to perform any sampling, testing, monitoring, assessment or invasive or subsurface investigations of any environmental media or building materials, including at any Leased Real Property, except with the Seller Representative’s prior written consent, which consent shall not be unreasonably withheld, (iv) such access or related activities would not cause a violation of any Law or agreement to which the Company or the Company Subsidiaries is bound, and (v) nothing herein shall require the Company or the Company Subsidiaries to furnish to Parent or provide Parent with access to information that (A) is subject to an attorney/client or an attorney work-product privilege, or (B) legal counsel for the Company reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law, in which case such information may be provided on an outside-counsel only basis.

(b) Any information provided to or obtained by Parent pursuant to clause (a) above will be subject to the Confidentiality Agreement, dated December 15, 2023, entered into by the Company and Parent (the “Confidentiality Agreement”), and must be held by Parent and in accordance with and be subject to the terms of the Confidentiality Agreement.

(c) Parent and Merger Sub agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.5 Pre-Closing Educational Consents. The parties shall cooperate and use their reasonable best efforts for the School to effectuate or obtain, the Pre-Closing Educational Consents set forth on Section 5.20(ii)(i) of the Disclosure Schedule, which shall include the DOE Pre-Closing Notice and the DOE Pre-Acquisition Review Application filed with a target Closing Date of December 1, 2024, and, Closing no later than July 1, 2025 (unless a later date is mutually agreed to in writing by the parties hereto), and the submission of a structural change application to WASC on or before the date three (3) Business Days after the date of this Agreement. Each party shall cooperate to submit all necessary information and provide reasonable assistance in connection with the preparation of any filing or submission by the School that is necessary to effectuate or obtain, as applicable, any Pre-Closing Educational Consent, including information pertinent to the new ownership structure of the School. Each party shall provide the others with (i) reasonable advance review and consultation regarding any notices or applications to be filed with any Educational Agency with respect to any Pre-Closing Educational Consent and (ii) a copy of any notice, submission, or application as filed with, or any notice or communication received from, any Educational Agency with respect to the DOE Pre-Acquisition Review Application, the DOE Pre-Closing Notice and any Pre-Closing Educational Consent. No party shall submit, or cause the School to submit, any application, letter, notice, or other document, or initiate any oral communication with any Educational Agency with respect to any Pre-Closing Educational Consent or any Post-Closing Educational Consent notice without the consent of the other party. To the extent practical, prior to attending any meetings, telephone calls or discussions with any Educational Agency concerning the Transactions, the parties hereto shall discuss and agree upon strategy and issues to be pursued and responses to likely questions. Parent and Merger Sub shall limit any pre-Closing communications with the DOE concerning the Transactions to those required to obtain the DOE Review Response, and shall not seek further or additional assurances or confirmations from the DOE once the DOE Review Response is obtained without the express written agreement of the Seller Representative, which agreement shall not be unreasonably withheld. Nothing herein shall limit the ability of the School or Parent to communicate with any Educational Agency in the ordinary course on matters not related to the Transactions. The parties hereto shall cause their respective representatives to promptly and regularly advise the other parties hereto concerning the occurrence and status of any discussions or other communications, whether oral or written, with any Educational Agency with respect to any Educational Consent, including any difficulties or delays experienced in obtaining such Educational Consent, and of any conditions proposed, considered, or requested in relation to any Educational Consent or Educational Approval. Parent shall pay all filing fees, costs, and expenses associated with the preparation of the filings required for each Pre-Closing Educational Consent and responding to any requests for information received from any Educational Agency in respect of such filings and defending any proceedings related to such filings.

7.6 Company Solicitation. From and after the date hereof and until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with the terms hereof, the Company shall not, and shall cause the Seller Related Parties and the Company Subsidiaries not to, except as otherwise explicitly permitted by this Section 7.6, (i) initiate, solicit, facilitate or encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any Person (other than Parent, Merger Sub and its Affiliates) in respect of a Company Acquisition Proposal, (iii) enter into, engage in or maintain discussions or negotiations with respect to any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Company Acquisition Proposal) or otherwise cooperate with or assist or participate in, facilitate or encourage any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any Company Subsidiary, (v) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal, or any proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of their respective representatives to take any such action. The Company shall, and shall cause the Seller Related Parties and the Company Subsidiaries to, immediately cease any solicitations, discussions or negotiations with any Person (other than Parent, Merger Sub and its Affiliates) in connection with a Company Acquisition Proposal, and the Company acknowledges and agrees that any action taken by it or any of its representatives or any Seller Related Party or any Company Subsidiary inconsistent with the restrictions set forth in this Section 7.6, whether or not any such representative, Seller Related Party or Company Subsidiary is purporting to act on the Company’s behalf, shall be deemed to constitute a breach of this Section 7.6 by the Company. The Company also agrees that it will promptly request that each Person that has, prior to the date hereof, executed a confidentiality agreement in connection with its consideration of acquiring the Company or any Company Subsidiary to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any Company Subsidiary prior to the date hereof.

7.7 SEC Financial Statements.

(a) The Company has delivered, or shall deliver to Parent as promptly as reasonably practicable (but in any event no later than August 2, 2024) following the date of this Agreement, (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows of the Company and related notes thereto as of and for the years ended December 31, 2023 and 2022, (ii) an unmodified opinion of independent public accountants (such balance sheet, statement of operations, comprehensive income, stockholder’s equity and cash flows, and opinion collectively, the “SEC Audited Financial Statements”), and (iii) the reviewed consolidated unaudited balance sheet of the Company and the related unaudited consolidated statement of operations, comprehensive income, stockholder’s equity and cash flows of the Company and related notes thereto as of and for the six months ended June 30, 2024 and 2023 (the “SEC Interim Financial Statements” and, together with the SEC Audited Financial Statements, the “SEC Financial Statements”).

(b) In the event the Closing does not occur prior to September 30, 2024, the Company shall deliver to Parent the consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows of the Company and related notes thereto as of and for the periods that would be required to be filed with the SEC by the Parent on a Current Report on Form 8-K in connection with the Closing (the “Required SEC Financial Statements”) in the time periods set forth in this paragraph (b). In the event the Required SEC Financial statements are the audited consolidated balance sheets and related consolidated statements of operations, comprehensive income, stockholder’s equity and cash flows of the Company and the related notes thereto as of and for the years ended December 31, 2024 and December 31, 2023 (together with an unqualified opinion of independent public accountants, the “2024 SEC Audited Financial Statements”), the Company shall deliver such 2024 SEC Audited Financial Statements to Parent no later than March 25, 2025. In the event the Required SEC Financial statements are the reviewed consolidated unaudited balance sheets and the related unaudited consolidated statement of operations, comprehensive income, stockholder’s equity and cash flows of the Company and related notes thereto as of an interim period and the corresponding prior year interim period (the “Updated SEC Interim Financial Statements”), the Company shall deliver to Parent such Updated SEC Interim Financial Statements no later than thirty-five (35) days after the last day of such interim period. The Parties agree the term “SEC Audited Financial Statements” shall be modified to include any 2024 SEC Audited Financial Statements and the term “SEC Interim Financial Statements” shall be modified to include any Updated SEC Interim Financial Statements if their delivery is required prior to Closing.

(c) The Company shall provide to Parent any other financial and other pertinent information regarding the Company as may be reasonably requested by Parent, as determined by Parent in good faith, including all financial statements financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Parent to comply with its financial reporting obligations as established by the SEC (including pursuant to Form 8-K and any pro-forma financial information requirements) in connection with the transactions contemplated hereunder, including a customary SEC filing consent letter of the Company’s independent registered public accounting firm with respect to the SEC Audited Financial Statements.

(d) The Company hereby represents, warrants, covenants and agrees that the SEC Financial Statements shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), consistently applied, and shall comply with the applicable requirements of the SEC, including SEC Regulation S-X and Regulation S-K, and shall fairly present in all material respects the financial condition of the Company as of and for the dates thereof and the results of operations and cash flows of the Company for the periods presented, subject, in the case of unaudited statements, to normal year-end audit adjustments.

(e) The Company shall provide Parent with such other financial records and documents, and shall otherwise reasonably cooperate, and direct its auditors to reasonably cooperate with Parent, in connection with Parent’s satisfaction of its financial and other disclosure obligations in respect of the Transactions as promptly as reasonably possibly following the reasonable request therefor by Parent.

7.8 Conduct of Parent Business Pending Closing. Prior to the Closing, Parent shall not, and shall cause its Subsidiaries not to (a) take any action that would materially increase the probability of a DOE Material Adverse Effect or Parent Legacy Group Material Adverse Effect occurring; provided, that the foregoing shall not limit Parent and its Subsidiaries from taking any necessary or legally advisable action in response to any dispute with, or allegation of non-compliance from, any Governmental Authority or Educational Agency, or (b) except with the consent of the Company (which may not be unreasonably withheld, conditioned or delayed) take any action that collectively would cause the net cash position of Parent and its Subsidiaries to decline by more than $175,000,000 as compared to the net cash position of Parent and its Subsidiaries taken as a whole as of March 31, 2024.

7.9 Pre-Closing Employee Benefit Matters. Prior to the Closing, the Company and/or the Seller Representative shall:

(a) take all actions reasonably necessary to prepare corrected drafts of the Forms 1095-C and 1094-C for the Tax years ended December 31, 2019 through December 31, 2023 (collectively, the “Forms”), in a manner compliant with the Affordable Care Act (the “ACA”) and the applicable instructions for the Forms for each such year;

(b) in consultation with Parent, prepare a statement advocating for the abatement of penalties under Sections 6721 and 6722 of the Code (the “Statement”) for failure to file true, accurate, and complete Forms with the IRS and furnish Forms 1095-C to “Full-Time Employees” (as defined by the ACA) for the Tax years ended December 31, 2021 through December 31, 2023 on the basis that the failure to file and furnish true, accurate, and complete Forms 1095-C and 1094-C was “due to reasonable cause and is not due to willful neglect” in accordance with Section 6724(a) of the Code and Treasury Regulations Section 301.6724-1(a)(1);

(c) file the corrected Forms for the Tax years ended December 31, 2021 through December 31, 2023 with, and submit the Statement to, the IRS, and furnish electronic copies to active Full-Time Employees who have provided consent to receive Forms 1095-C electronically in a manner consistent with 26 CFR § 1.6056-2, and furnish paper copies via U.S. Mail to active Full-Time Employees who did not give consent to electronic delivery and terminated Full-Time Employees via U.S. Mail at each such employee’s Company address of record, in each case for 2021 through 2023, along with a memo explaining why such employee is receiving such Forms 1095-C (the “Memo”); and

(d) if the Closing does not occur prior to the due date for furnishing and/or filing of the Forms 1094-C and 1095-C for the 2024 Tax year, the Company and/or the Seller Representative will provide drafts of such Forms to Parent for review prior to filing with the IRS or furnishing to Full-Time Employees.

Notwithstanding the foregoing, prior to transmittal to the IRS of any Form or the Statement, or furnishing to any Full-Time Employees of the Forms or the Memo, the Company and/or the Seller Representative shall (x) provide Parent a reasonable amount of time to review substantially final drafts of any Forms, the Statement, and the Memo, along with any information reasonably requested by Parent to assess such Forms and the Statement, and (y) review any reasonable comments and requests for changes provided by Parent in respect of such Forms, the Statement and the Memo and to the extent such comments are determined by the Company to be reasonable and appropriate (such determination shall be made in by the Company in good faith), the Company shall incorporate such comments into the Forms, the Statement and/or the Memo. To the extent the Company determines any comments and/or requests are not reasonable and appropriate, the Company shall notify Parent of any comments and/or requests deemed unreasonable or inappropriate with an explanation regarding the basis for such determination and allow Parent the opportunity to explain or refute such basis prior to filing and/or furnishing the Forms, the Statement, and/or the Memo, and the Company and Parent will agree on the final versions of the Forms, the Statement, and the Memo.

ARTICLE VIII

POST-CLOSING COVENANTS

8.1 Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other party, each party shall use commercially reasonable efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

8.2 Director and Officer Liability and Indemnification.

(a) Parent agrees that all rights of the former directors, managers and officers of the Company and each Company Subsidiary (the “D&O Indemnified Parties”) to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective governing documents of the Company or any of the Company Subsidiaries as in effect as of immediately prior to the Effective Time, and any indemnification agreements or arrangements of the Company or any of the Company Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms, in each case to the extent such documents have been Made Available to Parent prior to the date of this Agreement. For a period of at least six (6) years from the Closing Date, Parent shall not, and shall cause the Surviving Corporation not to, amend, or otherwise modify such rights or agreements in any manner that would adversely affect the rights of the D&O Indemnified Parties.

(b) At or prior to the Closing Date, the Company will (at Parent’s expense), in consultation with Parent and through a nationally recognized insurance broker approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed) (i) purchase a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties that shall provide such Persons coverage for at least six (6) years following the Effective Time (the “D&O Tail Policy”); provided, that in no event shall the Company be required to expend an amount in excess of three hundred percent (300%) of the annual premium currently payable by the Company with respect to such current policy for each year of coverage (the “Maximum Annual Premium”); provided, further, that if such insurance coverage can only be obtained at an annual premium in excess of the Maximum Annual Premium, the Company shall cause to be obtained the best coverage available for a cost not exceeding the Maximum Annual Premium; and (ii) obtain quotes for run-off fiduciary liability (six (6) year), cyber liability (six (6) year) and pension trust liability insurance policies.

(c) In the event that Parent, the Surviving Corporation or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation or any of its Subsidiaries shall assume all of the obligations thereof set forth in this Section 8.2.

(d) The obligations under this Section 8.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.2 applies without the consent of such D&O Indemnified Party (it being expressly understood that (i) the D&O Indemnified Parties to whom this Section 8.2 applies shall be third party beneficiaries of this Section 8.2 and shall be entitled to enforce the covenants contained herein and (ii) the rights set forth in this Section 8.2 are in addition to, and not in substitution of, any other rights to indemnification or contribution that any D&O Indemnified Party may have).

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 8.2 is not prior to or in substitution for any such claims under such policies.

8.3 Section 280G Matters. To the extent applicable, the Company shall use reasonable best efforts to solicit (a) a waiver from each Person who has a right to any payments or benefits as a result of or in connection with the Transactions that would reasonably be expected to constitute “parachute payments” (within the meaning of Section 280G of the Code) (the “Waived 280G Benefits”) and (b) the approval of the Stockholders in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits; provided, that in no event shall this Section 8.3 be construed to require the Company or any of the Company Subsidiaries to compel any disqualified individual to waive any existing rights under any Contract that such disqualified individual has with the Company or any of the Company Subsidiaries or any other Person. Prior to soliciting the aforementioned waivers, the Company shall provide drafts of the required waivers and consents to Parent and consider in good faith incorporating into such materials any reasonable comments that are timely provided by Parent. Prior to the Closing, the Company shall provide Parent and its counsel with evidence reasonably satisfactory to Parent that a vote of the requisite stockholders was solicited and that either (i) the requisite stockholder vote was obtained with respect to approval of the Waived 280G Benefits, or (ii) such approval vote was not obtained, and, as a result, no Waived 280G Benefits will be made or provided. Notwithstanding the foregoing, to the extent that any contract, agreement or plan is or to be entered into by Parent, the Surviving Corporation or any of their Affiliates and a “disqualified individual” (within the meaning of Section 280G of the Code) in connection with the Transactions on or before the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such contract, agreement or plan to the Company and the Seller Representative at least ten (10) Business Days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the Transactions that could constitute a “parachute payment” (within the meaning of Section 280G of the Code); provided that, the Company’s failure to include the Parent Arrangements in the stockholder voting materials due to Parent’s non-compliance with this Section 8.3 will not result in a breach of this Section 8.3. In no event shall the Company be deemed in breach of this Section 8.3 if any disqualified individual refuses to execute a waiver or the stockholder approval is not obtained.

8.4 Access to Books and Records. From and after the Closing Date, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, provide the Stockholders and their authorized representatives with reasonable access (for the purpose of examining and copying at the requesting Stockholder’s expense), at reasonable times and upon reasonable notice, to (a) the books and records, including, the information, records and documents relating to Educational Approvals, Educational Laws or Taxes of the Surviving Corporation and the Company Subsidiaries with respect to periods or occurrences prior to the Closing Date and (b) the employees, officers, advisors, accountants, offices and properties (including for the purpose of better understanding the books and records) of Parent, the Surviving Corporation and the Company Subsidiaries. Unless otherwise consented to in writing by the Seller Representative, neither Parent nor the Surviving Corporation will, or will permit the Company Subsidiaries to, for a period of seven (7) years (or longer if required by applicable Law or Educational Law) following the Closing Date, destroy, alter or otherwise dispose of any documents of any kind (including those relating to Taxes or the preparation of any Tax Return), or books and records of the Surviving Corporation or the Company Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first giving thirty (30) days’ prior written notice to the Seller Representative and offering to surrender to the Seller Representative such books and records or such portions thereof. Following notice of such destruction, alteration or disposition, if the Seller Representative so requests during such thirty (30) day period, Parent shall cause the Surviving Corporation and the Company Subsidiaries to permit the Seller Representative to take possession of such books and records.

8.5 Release. Effective as of the Closing Date, each of Parent and the Surviving Corporation hereby (and shall cause their respective Subsidiaries and Affiliates and each of their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns) and any other Person that may claim by, through or under such Person (collectively, the “Releasing Parties”) hereby irrevocably and unconditionally releases and forever discharges each Stockholder and their Affiliates and each of their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the Releasing Parties may have against each of the Released Parties, in each case in respect of any cause, matter or thing relating to the ownership of the Company and the Company Subsidiaries and the operation or their respective businesses, in each case occurring or arising prior to the Closing other than (i) in respect of Fraud, or (ii) pursuant to, and subject to the terms and limitations of Article XI (collectively, the “Released Claims”). The Released Parties to whom this Section 8.5 applies shall be third party beneficiaries of this Section 8.5.

8.6 Tax Matters.

(a) Tax Returns.

(i) The Seller Representative shall cause to be prepared and timely file all U.S. federal, state and local Income Tax Returns of the Company and the Company Subsidiaries that are due after the date of this Agreement and prior to the Closing Date (the “Interim Period Tax Returns”). All such Interim Period Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and the Company Subsidiaries to the extent in compliance with applicable Law. At least thirty (30) days prior to the due date of any such Interim Period Tax Return, the Seller Representative shall submit a draft of such Interim Period Tax Return to Parent for its review and comment. The Seller Representative shall consider in good faith any reasonable comments made by Parent in writing within ten (10) days of Parent’s receipt of any Interim Period Tax Return. The Seller Representative shall notify Parent within ten (10) days of the Seller Representative’s receipt of Parent’s written comments to any Interim Period Tax Return if the Seller Representative accepts Parent’s written comments. The Company and the Company Subsidiaries shall timely pay all Taxes due with respect to any Interim Period Tax Return.

(ii) Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and the Company Subsidiaries for any Pre-Closing Tax Period (including any Straddle Period) due after the Closing Date.

(b) Straddle Period Allocation. For purposes of this Agreement, in the case of any Tax (or Tax refund or credit) imposed with respect to a Straddle Period, the portion of such Tax (or Tax refund or credit) that is allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of any Taxes other than Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Income Taxes and Taxes based on receipts, sales or payments and other Taxes that are transactionally based (or Income Tax refunds), be deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date, provided that all permitted allowances, credits, exemptions and deductions that are normally computed on the basis of an entire year period (such as depreciation and amortization deductions) shall accrue on a daily basis and shall be allocated between the pre-Closing portion of the Straddle Period and the post-Closing portion of the Straddle Period in proportion to the number of days in each such period.

(c) Pre-Closing Tax Matters. Without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), except as required by Law, Parent and its Affiliates shall not, and Parent and its Affiliates shall not permit the Company or any of the Company Subsidiaries to, take the following actions until the final determination of the Final Equity Value pursuant to Section 3.5, to the extent such action would adversely affect any Stockholder pursuant to this Agreement: (i) amend or otherwise modify any Tax Return relating to a Pre-Closing Tax Period, (ii) make, change or revoke any Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, (iii) make or initiate any voluntary contact with a Taxing Authority regarding any Pre-Closing Tax Period or (iv) enter into any voluntary disclosure agreement or similar agreement with respect to a Pre-Closing Tax Period, in each case, except as otherwise required or permitted pursuant to this Agreement.

(d) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (“Transfer Taxes”) shall be borne and paid equally by Parent and the Stockholders when due, and the party required by Law to file shall timely prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes, at their sole expense after providing the other party (Parent or Seller Representative, as applicable) with a reasonable opportunity to review and comment on such Tax Returns and other documentation. The parties hereto shall, and shall cause their Affiliates to, reasonably cooperate in connection with the filings and payments contemplated by this Section 8.6(d), including in determining whether any claim for exemption from Transfer Taxes is available and joining in the execution of such Tax Returns or other documentation relating to Transfer Taxes to the extent required by applicable Law.

(e) Section 336 and Section 338 of the Code. No party to this Agreement shall make an election under Section 336 or Section 338 of the Code (or any similar provision under state, local, or non-U.S. Law) with respect to the Transactions.

(f) Consolidated Group Matters.

(i) Parent is a U.S. corporation, which corporation will elect to file a consolidated return with the Company and the Company Subsidiaries such that the taxable year of the Company and the Company Subsidiaries will end on the Closing Date for U.S. federal Income Tax purposes (and, to the extent permitted by applicable Law, state and local Income Tax purposes) All U.S. federal Income Tax Returns (and, to the extent permitted by applicable Law, applicable state and local Income Tax Returns) of Parent and its Affiliates (including the Company and the Company Subsidiaries) shall be filed in a manner consistent with the foregoing. The Seller Representative and Parent further agree that the U.S. federal Income Tax Return of the Company and the Company Subsidiaries for such taxable period ending on the Closing Date shall be prepared in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii) and that (a) none of Parent or the Company and the Company Subsidiaries or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or non-U.S. Law, and (b) in accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or non-U.S. Law, any Taxes arising out of, relating to, or resulting from any Transactions or actions not contemplated by this Agreement engaged in by the Company and the Company Subsidiaries not in the Ordinary Course of Business or taken by or at the direction of Parent or any Affiliate thereof that occur on the Closing Date but after the Closing shall be allocable to the Post-Closing Tax Period.

(g) Tax Sharing Agreements. The Stockholders, the Company and the Company Subsidiaries shall cause all Tax Sharing Agreements to which the Company and the Company Subsidiaries are a party (excluding, for the avoidance of doubt, this Agreement) to be terminated prior to the Closing Date and the Company and the Company Subsidiaries shall not be bound thereby or have any liability thereunder with respect to any taxable period.

(h) Disputes. If any dispute arises concerning matters or payments under this Section 8.6 and such dispute cannot be resolved through good faith negotiations among the parties, such dispute shall be resolved promptly by the Accounting Firm, and the cost of the Accounting Firm shall be borne equally by Parent and the Seller Representative; provided that, if any dispute with respect to a Tax Return filed pursuant to this Section 8.6 is not resolved prior to the due date for filing such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct, but the content of such Tax Return shall not prejudice, control or otherwise resolve the dispute hereunder and the liability, if any, of either party under this Agreement.

(i) Tax Audits.

(i) Subject to Section8.6(i)(ii), following the Closing, the Company shall control any claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods, other than the Specified Tax Audit, with respect to any matter that would reasonably be expected to adversely impact any amount payable to the Stockholders under this Agreement (“Tax Contest”); provided, that Parent shall cause the Company to (x) keep Seller Representative reasonably informed regarding the status of the Tax Contest; (y) allow Seller Representative, at the sole expense of the Stockholders, to participate in the Tax Contest; and (z) not settle, resolve, or abandon the Tax Contest without the prior written consent of Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned), in each case until the final determination of the Final Equity Value pursuant to Section 3.5.

(ii) Notwithstanding Section 8.6(i)(i), following the Closing, the Company shall control the Specified Tax Audit; provided that Parent shall cause the Company to (x) keep Seller Representative reasonably informed regarding the status of the Specified Tax Audit; (y) allow Seller Representative, at the sole expense of the Stockholders, to participate in the Specified Tax Audit; and (z) not settle, resolve, or abandon the Specified Tax Audit without the prior written consent of Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned). Upon the resolution of the Specified Tax Audit (as determined pursuant to a final assessment or other agreement, settlement or compromise entered into with the applicable Taxing Authorities), (a) Parent shall pay or cause the Company to pay, the Seller Representative for further distribution to the Stockholders, an amount equal to the Special Indemnity Escrow Account minus any Taxes resulting from the Specified Tax Audit and/or any reasonable, out-of-pocket third-party fees incurred in connection with the settlement of the Specified Tax Audit, in each case, paid by Parent, the Company or any Company Subsidiary after the Closing Date and (b) Parent and Seller Representative shall promptly execute and deliver a joint written instruction to the Escrow Agent to release such amount to the Company from the Special Indemnity Escrow Account. Any such amount payable to the Seller’s Representative in accordance with this Section 8.6(i)(ii) shall be paid by Parent, the Company or their Affiliates within five (5) days after the final resolution of the Specified Tax Audit and payment of any associated Taxes or other liabilities in connection therewith.

(iii) Notwithstanding anything to the contrary in this Agreement, the procedures for the Specified Tax Audits shall be governed solely by this Section 8.6(i).

8.7 Representation and Warranty Policy. If Parent or its Affiliates obtains a buyer-side representation and warranty insurance policy in connection with the Transactions (the “R&W Insurance Policy”), the R&W Insurance Policy shall provide that the insurer shall waive any subrogation or contribution rights, or other rights acquired by assignment or otherwise against Seller Representative and/or any of its Affiliates and/or any of their respective equityholders, officers, directors or employees (or functional equivalents), except in the case of Fraud. The cost of the R&W Insurance Policy and any premiums, fees, costs, commissions or deductibles associated therewith shall be borne solely by Parent. From and after the date hereof, Parent agrees to not seek to make, enter into or consent to, any amendment to the R&W Insurance Policy that would adversely affect the rights of Seller Representative hereunder without the prior written consent of Seller Representative.

8.8 Holder Cure. In the event the Stockholders provide the Holder Cure, upon any reduction, release or relinquishment of any letter of credit provided by or on behalf of the School to the DOE (including the Existing DOE Letter of Credit or any New Owner DOE Letter of Credit, Parent and its Affiliates (including the Company and the Company Subsidiaries)) agree that (i) to the extent that the Holder Cure has been provided to, and the Holder Cure Amount is held in an account that is owned or controlled by or otherwise in the possession of Parent or its Affiliates, Parent shall promptly pay, or cause its applicable Affiliate to promptly pay, to the Seller Representative for further distribution to the Stockholders the amount by which such Existing DOE Letter of Credit or any New Owner DOE Letter of Credit is reduced, released or relinquished until the Seller Representative has received an amount equal to the Holder Cure Amount, or (ii) to the extent that the Holder Cure is held in an account that is owned or controlled by or otherwise in the possession of the Seller Representative or its Affiliates or has been posted synthetically by the Seller Representative or its Affiliates, then Parent and its Affiliates acknowledge and agree that such amounts posted by or on behalf of the Seller Representative or its Affiliates shall be fully released and relinquished.

8.9 Employee Matters. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the “No-Hire Period”), Parent, the Surviving Corporation and any of their respective Affiliates shall not hire or engage any individual (i) whose employment or service with the Company or any Company Subsidiary is terminated on or prior to the Closing Date as required by Section 4.1(f) and (ii) who receives a severance payment or other post-termination payments and/or benefits (the “Severance Benefits”) from the Company or any Company Subsidiary in connection with such termination of employment or service (each such individual, a “Restricted Individual”). If Parent, the Surviving Corporation or any of their respective Affiliates hires or engages any Restricted Individual during the No-Hire Period, Parent shall pay or cause to be paid to the Seller Representative for further distribution to the Stockholders, in cash by wire transfer of immediately available funds an amount equal to such Restricted Individual’s Severance Benefits within three (3) Business Days of the engagement of such Restricted Individual.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

Subject to Section 2.3, the obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable Law or Educational Law:

9.1 Accuracy of Representations and Warranties, Compliance with Obligations and No Material Adverse Effect.

(a) (i) The Fundamental Representations (other than the representations in Section 5.2(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a specified date, in which case such representation and warranty need only be true and correct in all material respects as of a specified date), (ii) the representations in Section 5.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a specified date, in which case such representation and warranty need only be true and correct in all respects (other than de minimis inaccuracies) as of a specified date) and (iii) the other representations and warranties of the Company set forth in Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a specified date, in which case such representation and warranty need only be true and correct as of a specified date), except in each case under this clause (iii) where the failure of any such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; provided, that solely for purposes of clause (iii), qualifications or limitations as to “materiality”, “in all material respects” or “Material Adverse Effect” and words of similar import contained in such representations and warranties shall be disregarded (except with respect to Section 5.5(a) (Financial Statements), the use of the defined term “Company Material Contract”, and with respect to the second sentence of Section 5.6).

(b) The Company shall have performed and complied in all material respects (measured with respect to the Transactions, taken as a whole) with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing.

(c) Since the date of this Agreement no Material Adverse Effect shall have occurred and be continuing.

(d) (i) No DOE Material Adverse Effect exists and (ii) no Parent Legacy Group Material Adverse Effect exists.

9.2 HSR. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

9.3 No Law or Orders. There shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, including the Merger.

9.4 Educational Matters.

(a) The Pre-Closing Educational Consents set forth on Schedule 9.4(a) shall have been made or obtained, as applicable, in each case free of any terms or conditions that could reasonably be expected to result in the loss of eligibility to receive Title IV funds for the School.

(b) The School shall have submitted (i) to enrolled and prospective students notice of the proposed change in ownership no later than ninety (90) days prior to the Closing in accordance with the requirements in 34 C.F.R. § 600.20(g)(4) and (ii) to the DOE no later than ninety (90) days prior to the Closing, the Pre-Acquisition Review Application and the DOE Pre-Closing Notice.

(c) The DOE Review Response shall have been obtained.

(d) The Company and Parent, shall have prepared audited financial statements for the two (2) most recently completed fiscal years for Parent and the Company, respectively, and any Affiliate as applicable, in accordance with the requirements of 34 C.F.R. § 668.23, and as required to submit a “materially complete application” under 34 C.F.R. § 600.20(g)(3).

9.5 Stockholder Approval. The Stockholder Written Consent shall have been obtained on the date contemplated by this Agreement, and shall not have been withdrawn or modified in any respect.

9.6 Company Deliverables. The Company shall have delivered (or caused to be delivered) to Parent the items set forth in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(k) and 4.1(j).

ARTICLE X

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Transactions shall be subject to the satisfaction, at the Closing, of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law or Educational Law:

10.1 Accuracy of Representations and Warranties and Compliance with Obligations.

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 6.1 (Organization, Good Standing and Qualification), Section 6.2 (Corporate Authority and Approval) and Section 6.7 (Brokers and Finders) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a specified date, in which case such representation and warranty need only be true and correct in all material respects as of a specified date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article VI shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality”, “in all material respects” or “material adverse effect” and words of similar import), as though made on and as of the Closing Date (except to the extent that any representation and warranty is expressly made as of a specified date, in which case such representation and warranty need only be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not, or would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or delay the ability of Parent or Merger Sub to effect the Transactions.

(b) Parent and Merger Sub shall not be in material breach of the covenants of this Agreement required to be performed and complied with by them at or prior to the Closing.

10.2 HSR. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated.

10.3 No Law or Orders. There shall not be in effect any Law, Educational Law or Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transactions, including the Merger.

10.4 Educational Matters.

(a) The Pre-Closing Educational Consents set forth on Schedule 9.4(a) shall have been made or obtained, as applicable.

(b) The School shall have submitted (i) to enrolled and prospective students notice of the proposed change in ownership no later than ninety (90) days prior to the Closing in accordance with the requirements in 34 C.F.R. § 600.20(g)(4) and (ii) to the DOE no later than ninety (90) days prior to the Closing the Pre-Acquisition Review Application and the DOE Pre-Closing Notice,

(c) The DOE Review Response shall have been obtained.

10.5 Stockholder Approval. The Stockholder Written Consent shall have been obtained.

10.6 Parent Deliverables. Parent shall have delivered (or caused to be delivered) to the Company the items set forth in Section 4.2.

ARTICLE XI

INDEMNIFICATION

11.1 Survival and Time for Claims.

(a) The representations and warranties of the Company and the Purchaser in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date; provided, however, that the Fundamental Representations shall survive until the date that is six (6) years from the Closing Date. The covenants or other agreements herein (i) that require performance prior to Closing (and any rights arising out of breach of such covenants and agreements) shall not survive the Closing and shall terminate at the Closing, and, following the Closing, no party nor any of its respective Affiliates or any other Person shall have any liability with respect to any breach of any such covenant or other agreement, and (ii) that by their respective terms, contemplate performance after the Closing shall survive the Closing until the later of (y) the period contemplated by their respective terms plus sixty (60) days or (z) the applicable statute of limitations. Notwithstanding the above, all claims or suits existing on or prior to the date on which any such claim would otherwise terminate pursuant to this 11.1(a) and the indemnity with respect thereto shall survive such date if notice in accordance with the requirements of this Article XI shall have been given to the party against whom such indemnity may be sought on or prior to such date. The limitations in this Section 11.1(a) shall not apply to any claim or suit based upon Fraud.

(b) The foregoing provisions of this Section 11.1 notwithstanding, no delay on the part of an Indemnitee in notifying the applicable Indemnitor of any indemnity claim hereunder will relieve such Indemnitor from any obligation under this Article XI, except to the extent (A) such claim for indemnification is made after the end of the relevant survival period set forth herein or (B) such delay actually and materially prejudices such Indemnitor.

11.2 Indemnification by the Stockholders.

(a) Subject to the applicable provisions and limitations of this Article XI, after the Closing, the Stockholders shall severally, in accordance with their Pro Rata Share, and not jointly (subject to the proviso in Section 11.2(a)(i)), indemnify Parent and each of its Affiliates (including the Surviving Corporation) and their respective directors, officers, equityholders, partners, members, managers, employees, agents, consultants and advisors, the representatives and Affiliates of each of the foregoing Persons and the heirs, executors, administrators, successors and permitted assigns of each of the foregoing Persons (each, a “Parent Indemnified Party”) against any Losses which any Parent Indemnified Party suffers as a result of, arising out of, relating to or caused by (in each case, whether as a direct claim or a third party claim):

(i) any breach of, or inaccuracy in, any representation or warranty set forth in Article V, in any certificate delivered pursuant to Section 4.1(j) or in any other Related Document; provided, that, each Stockholder indemnifies the Parent Indemnified Parties individually with respect to any breach of any representation or warranty of a Stockholder as to himself, herself or itself contained in this Agreement, in any certificate delivered pursuant to Section 4.1(j) or in any other Related Document;

(ii) any breach by the Seller Representative, of any covenant or agreement of the Seller Representative contained in this Agreement and any other Related Document that contemplates performance after the Closing; and

(iii) any of the matters set forth on Schedule 11.2(a)(iii).

(b) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article XI), the Stockholders shall have no liability under Section 11.2(a)(i) unless the aggregate of all Losses relating thereto for which the Stockholders would be liable but for this Section 11.2(b) exceeds, on a cumulative basis, $337,500 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, up to the Cap; provided, however, that the Deductible shall not apply to Losses arising out of any breach of or inaccuracy in any Fundamental Representation. As used herein, the “Cap” for Losses for claims made under Section 11.2(a)(i) that result from, arise out of, relate to or are caused by a breach of or inaccuracy in any representation or warranty regarding the Company or any Company Subsidiary contained in this Agreement, in any certificate delivered pursuant to Section 4.1(j) or in any other Related Document (i) other than in respect of any Fundamental Representation, is an amount equal to the Indemnity Escrow Amount, (ii) in respect of a Fundamental Representation, is an amount equal to the Equity Value and (iii) will not apply for claims based upon Fraud.

(c) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article XI), the Stockholders shall have no liability under Section 11.2(a)(iii) in excess of the Special Indemnity Escrow Amount.

(d) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article XI), the aggregate liability of the Stockholders in satisfaction of claims for indemnification with respect to Losses shall not exceed the Equity Value and no individual Stockholder shall have any liability in excess of the actual Pro Rata Share of the Aggregate Equity Consideration received by such Stockholder.

11.3 Indemnification by Parent.

(a) Subject to the applicable provisions and limitations of this Article XI, after the Closing, Parent shall indemnify each of the Stockholders and each of their respective Affiliates, officers, directors, equityholders, partners, members, managers employees, agents, consultants and advisors, the representatives and Affiliates or each of the foregoing Persons and their heirs, executors, administrators, successors and permitted assigns of each of the foregoing Persons (each, a “Stockholder Indemnified Party”) against any Losses which any of the Stockholder Indemnified Parties suffers as a result of, arising out of, relating to or caused by (in each case, whether as a direct claim or a third party claim):

(i) any breach of, or inaccuracy in, any representation or warranty set forth in Article VI, in any certificate delivered pursuant to Section 4.2(c) or in any other Related Document; and

(ii) any breach of any covenant or agreement set forth in this Agreement or any other Related Document to be performed by Parent or Merger Sub after the Closing.

(b) Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article XI),the aggregate liability of Parent in satisfaction of claims for indemnification with respect to Losses shall not exceed the Equity Value.

11.4 Manner of Payment.

(a) After giving effect to the limitations set forth in this Article XI, a Parent Indemnified Party shall be entitled to recover Losses in excess of the Deductible indemnified pursuant to Section 11.2(a)(i) (other than in respect of any breach or inaccuracy of any Fundamental Representation), solely and exclusively from the then-remaining Indemnity Escrow Amount in the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement, and once the Indemnity Escrow Amount is exhausted or released pursuant to Section 11.4(e), solely and exclusively from the R&W Insurance Policy.

(b) After giving effect to the limitations set forth in this Article XI, the Parent Indemnified Parties shall be entitled to recover Losses indemnified pursuant to Section 11.2(a)(i) in respect of any breach or inaccuracy of any Fundamental Representation or Section 11.2(a)(ii), solely and exclusively from the then-remaining Indemnity Escrow Amounts in the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement, and once the Indemnity Escrow Amount is exhausted or released pursuant to Section 11.4(e), second, from the R&W Insurance Policy until the applicable limits under the R&W Insurance Policy have been exhausted, and third from the Stockholders (severally and not jointly and severally) by wire transfer of immediately available funds to an account designated by the applicable Stockholder Indemnified Party within twenty-one (21) Business Days after the final determination thereof.

(c) The Parent Indemnified Parties shall be entitled to recover Losses indemnified pursuant to Section 11.2(a)(iii) solely and exclusively from the then-remaining Special Indemnity Escrow Account until the Special Indemnity Escrow Amount is exhausted or released pursuant to Section 8.6(i)(ii).

(d) After giving effect to the limitations set forth in this Article XI, the Stockholder Indemnified Parties shall be entitled to recover Losses indemnified pursuant to Section 11.3 from Parent by wire transfer of immediately available funds from to an account designated by the applicable Stockholder Indemnified Party within twenty-one (21) Business Days after the final determination thereof.

(e) Within five (5) Business Days following the date that is twelve (12) months after the Closing Date, Parent and the Seller Representative shall jointly direct the Escrow Agent to pay to Stockholders the Initial Indemnity Release Amount. For purposes hereof, “Initial Indemnity Release Amount” means an amount equal to (1) the then remaining Indemnity Escrow Amount, less (2) any portion of the Indemnity Escrow Amount subject to a claim for indemnification pursuant to a claim notice given by a Parent Indemnified Party prior to the relevant release date (each, an “Outstanding Claim”), which portion shall continue to be retained until final settlement between the Parent Indemnified Party and the Seller Representative or final non-appealable resolution of all such Outstanding Claims (and thereafter released in accordance with the terms of such settlement or resolution).

11.5 Defense of Third-Party Claims.

(a) Promptly after the assertion by any third party of any claim (a “Third-Party Claim”) against any Person entitled to seek indemnification under Section 11.2 or Section 11.3, as applicable (an “Indemnitee”), that results or may reasonably be expected to result in the incurrence by such Indemnitee of any Loss for which such Indemnitee desires to seek indemnification under this Article XI, such Indemnitee shall notify any of the parties from whom such indemnification could be sought hereunder with respect to such claim (collectively, the “Indemnitor”) of such claim in writing as promptly as practicable and in any event within thirty (30) days after receiving notice of such claim, describing such claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail to the extent then known (such written notice, an “Indemnification Notice”); provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have materially prejudiced the Indemnitor (including causing damages for which the Indemnitor is obligated hereunder to be greater than such damages would have been had such Indemnitee given the Indemnitor notice hereunder within such thirty (30) day period).

(b) Unless the underwriter of the R&W Insurance Policy asserts the right to control and defend, the Indemnitor, at its sole cost and expense, will be entitled to defend the Indemnitee against a Third-Party Claim by appointing its own reputable counsel reasonably acceptable to the Indemnitee if (i) the Indemnitor gives written notice within thirty (30) days of receipt of the Indemnification Notice to the Indemnitee that the Indemnitor will defend such Third-Party Claim, (ii) such Third-Party Claim involves only claims for monetary damages that are not reasonably likely to exceed the limitations on the Indemnitor’s obligations set forth in this Article XI and does not seek any equitable or other nonmonetary relief against the Indemnitee, (iii) the Indemnitee has not been reasonably advised by independent counsel that a conflict exists between the Indemnitee and the Indemnitor in connection with the defense of such Third-Party Claim, (iv) settlement of, an adverse judgment with respect to or the Indemnitor’s conduct of the defense of, such Third-Party Claim is not, in the good faith judgment of the Indemnitee, reasonably likely to be materially adverse to the Indemnitee’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other Persons material to the conduct of its business), (v) such Third-Party Claim does not relate to or otherwise arise in connection with any Action by or on behalf of a Governmental Authority, Educational Agency or Top Supplier and (vi) the Indemnitor conducts the defense of such Third-Party Claim actively and diligently (as determined in the Indemnitee’s reasonable discretion). The Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of a Third-Party Claim being defended by the Indemnitor pursuant to the immediately preceding sentence; provided, that the Indemnitor will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnitee that are incurred prior to the Indemnitor’s assumption of defense of such Third-Party Claim. In connection with the defense of any Third-Party Claim that an Indemnitor elects not to defend or is not entitled to defend pursuant to this Section 11.5, the Indemnitee shall control the defense thereof at the Indemnitor’s sole expense (if the Indemnitee is entitled to indemnification hereunder) and shall promptly keep the Indemnitor fully informed of all matters related to such defense and such Third-Party Claim at all stages thereof, including by allowing such Indemnitor to consult on the defense of such Third-Party Claim and keeping the Indemnitor reasonably informed as to any and all material updates regarding such Third-Party Claim. In addition, the Indemnitee shall not settle or compromise such Third-Party Claim without the Indemnitor’s prior consent, which shall not be unreasonably withheld, conditioned or delayed.

(c) The Indemnitor will not consent to the entry of any judgment or enter into any compromise or settlement with respect to a Third-Party Claim, the defense of which it has the right to control pursuant to this Section 11.5, or agree to do any of the forgoing, without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed), unless such judgment, compromise or settlement (i) provides for the payment by the Indemnitor of money as the sole relief for the claimant, (ii) results in the full and general release of the Parent Indemnified Parties or the Stockholder Indemnified Parties, as applicable, from all Losses arising out of or relating to such Third-Party Claim, and (iii) involves no finding or admission of any violation of any applicable Law or Educational Law by the Indemnitee.

(d) Notwithstanding the foregoing, Section 11.5 shall not apply to Tax Contests, which shall be governed solely by Section 8.6(i).

11.6 Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 11.2(a) or Section 11.3(a) shall be calculated net of any insurance or indemnifications proceeds received by the Parent Indemnified Parties (other than under the R&W Insurance Policy) or the Stockholder Indemnified Parties (as applicable), less any reasonable costs of recovery, including any increases in premiums as a result thereof.

11.7 Materiality Qualifications. Notwithstanding anything to the contrary contained herein, for purposes of determining (a) whether a breach of or inaccuracy in a representation or warranty exists for purposes of this Agreement, and (b) the amount of Losses arising from such a breach or inaccuracy for which the Parent Indemnified Parties or the Stockholder Indemnified Parties are entitled to indemnification under this Agreement, each representation and warranty contained in this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words “material”, “material adverse effect”, “in any material respect” and other uses of the word “material” or words of similar meaning (and shall be treated as if such words were deleted from each such representation or warranty).

11.8 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, the Seller Representative on behalf of each Stockholder hereby agrees that neither the Seller Representative nor any Stockholder will make any claim for indemnification against Parent or any other Parent Indemnified Party (including the Surviving Corporation or any Company Subsidiary) by reason of the fact that such Stockholder was a controlling Person, director, manager, officer, employee or representative of the Company or any Company Subsidiary with respect to any claim brought by a Parent Indemnified Party against such Stockholder pursuant to this Agreement, any other Related Document or the Transaction that is based on any facts or circumstances that form the basis for a claim by a Parent Indemnified Party permitted under the terms hereof.

11.9 Exclusive Remedy. Parent and Seller Representative acknowledge and agree that, except for claims seeking specific performance, injunctive or other equitable relief or in the case of Fraud, following the Closing, the indemnification provisions of Section 11.2 and Section 11.3 shall be the sole and exclusive remedies of Parent and the Stockholders, respectively, and any other Parent Indemnified Party and Stockholder Indemnified Party, respectively, for any Losses (including in respect of any claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under applicable Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any such party may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Related Documents or the Transactions, including any breach of any representation or warranty in this Agreement or the Related Documents, or any breach of or failure by any party to perform or comply with any covenant or agreement in this Agreement or the Related Documents. Notwithstanding anything to the contrary herein, no limitations (including survival limitations and other limitations set forth in this Article XI), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Parent to make claims or recover under the R&W Insurance Policy, it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

11.10 Investigation. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties, covenants and agreements contained herein, and any Person’s right to indemnification or other remedies with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Person or any of its Affiliates or the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person or any of its Affiliates or the fact that such Person or any of its Affiliates or the directors, officers, managers, employees, consultants, financial advisors, counsel, accountants or other agents of such Person or any of its Affiliates knew or should have known at any time that any such representation or warranty is, was or might be inaccurate, or that any such covenant or agreement was, or may have been, breached, in each case, at any time, whether before or after the execution and delivery of this Agreement or the Closing.

ARTICLE XII

TERMINATION

12.1 Termination. Notwithstanding any other provision of this Agreement but subject to Section 2.3, this Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other, if the Closing shall not have occurred on or prior to the close of business on (A) April 1, 2025 or (B) September 30, 2025 if automatically extended pursuant to Section 2.3 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to a party if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Parent) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company); provided, further, that if the Initial Termination Date is not automatically extended pursuant to clause (B) above, such date shall automatically extend until July 1, 2025 (the “Extended Termination Date”) if (i) (other than those conditions that by their terms are to be satisfied at the Closing) the conditions to Closing set forth in Section 10.2, Section 10.3 or Section 10.4 (in the case of the Company) or Section 9.2, Section 9.3 or Section 9.4 (in the case of Parent) remains unsatisfied or unwaived on the Initial Termination Date and (ii) the parties submitted the Pre-Acquisition Review Application and the DOE Pre-Closing Notice prior to March 15, 2025; provided, further, that if the parties have not submitted the Pre-Acquisition Review Application and the DOE Pre-Closing Notice prior to March 15, 2025, then the Initial Termination Date shall be automatically extended for successive three (3) month periods until (i) the parties have submitted the Pre-Acquisition Review Application and the DOE Pre-Closing Notice at least 105 days prior to the Extended Termination Date (or any extension thereof) or (ii) a materially complete structural change application has been submitted to, and accepted by, WASC and the structural change application submitted by the School has been placed on a WASC meeting agenda that is at least 30 days prior to the Extended Termination Date (or any extension thereof); and provided, further, that, other than the automatic extension pursuant to the foregoing proviso (as a result of the parties not having submitted the Pre-Acquisition Review Application and the DOE Pre-Closing Notice or a materially complete structural change application to WASC and being placed on a WASC meeting agenda) or pursuant to Section 2.3, the Extended Termination Date may only otherwise be extended by the mutual written consent of Parent and the Company;

(c) by Parent or the Company, upon written notice to the other party, if a Governmental Authority or Educational Agency of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the Transactions, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any party whose breach of any provision of this Agreement results in or causes such Order or if such party is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which breach has prevented the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b) (in the case of breach by Parent) or Section 9.1(a) or Section 9.1(b) (in the case of breach by the Company);

(d) by the Company, if (i) Parent has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 10.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent contained in this Agreement such that the closing condition set forth in Section 10.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform has not been waived by the Company or cured by Parent prior to the earlier of (A) fifteen (15) days after receipt of written notice of such breach from the Company thereof and (B) the Termination Date, or such breach or failure to perform is incapable of being cured by Parent by the Termination Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) if the Company is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a) or Section 9.1(b);

(e) by Parent, if (i) the Company has breached or failed to perform any of their respective covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in Section 9.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company or the Stockholders contained in this Agreement such that the closing condition set forth in Section 9.1(a) would not be satisfied, and in the case of both (i) and (ii) above, such breach or failure to perform has not been waived by Parent or cured by the Company or the Stockholders prior to the earlier of (A) fifteen (15) days after receipt of written notice of such breach from Parent thereof and (B) the Termination Date, or such breach or failure to perform is incapable of being cured by the Company or the Stockholders by the Termination Date; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 12.1(e) if Parent is also in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 10.1(a) or Section 10.1(b);

(f) by Parent, if the Stockholder Written Consent is not delivered to Parent prior to 5:00 pm Central Time on the first (1st) Business Day after the date of this Agreement, or if the Stockholder Written Consent is withdrawn or modified at any time;

(g) by Parent, upon written notice to the Company, in the event of a DOE Material Adverse Effect; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 12.1(g) if (i) Parent is then in material breach of Section 7.5, (ii) the Seller Representative has elected to provide the Holder Cure within thirty (30) days after receipt of written notice from Parent of a DOE Material Adverse Effect arising out of a letter of credit required in excess of the LC Threshold, and unless Parent and the Company have used reasonable best efforts and engaged in good faith discussions with the DOE to attempt to cure, eliminate or remove any DOE Material Adverse Effect for a period of not less than ninety (90) days following the later of (x) the Seller Representative’s receipt of written notice from Parent of a DOE Material Adverse Effect or (y) the date the Seller Representative has elected not to provide the Holder Cure pursuant to clause (ii) above;

(h) by Parent, upon written notice to the Company, in the event of a Parent Legacy Group Material Adverse Effect; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 12.1(h) (i) if Parent is then in material breach of Section 7.5 and (ii) unless Parent has used reasonable best efforts and engaged in good faith discussions with the DOE to attempt to cure, eliminate or remove any Parent Legacy Group Material Adverse Effect for a period of not less than ninety (90) days following the Seller Representative’s receipt of written notice from Parent of a Parent Legacy Group Material Adverse Effect; or

(i) by the Company, upon written notice to Parent, if (i) the Closing shall not have occurred on or prior to the close of business on December 1, 2024, or (ii) there is a DOE Material Adverse Effect that is not curable; provided, however, that the Company shall not have the such right to terminate this Agreement pursuant to this Section 12.1(i)(A) if the Company is in breach of any covenant, agreement, representation or warranty contained in this Agreement, which has prevented or would prevent the satisfaction of any condition set forth in Section 9.1(a) or Section 9.1(b) or (B) on or after the applicable Termination Date pursuant to Sections 2.3 or 12.1(b)).

12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, written notice thereof shall be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (such notice, a “Termination Notice”), and this entire Agreement shall forthwith become void (and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective Affiliates, officers, directors or equityholders) with the exception of (a) the provisions of this Section 12.2, Section 12.3 and Article XIII and the Confidentiality Agreement, each of which provisions shall survive such termination and remain valid and binding obligations of the parties, and (b) any liability of any party for any willful or intentional breach of this Agreement (and, for the avoidance of doubt, any failure by any party to consummate the Transactions when such Transactions are required to be consummated pursuant to Section 2.3 shall be deemed to be a willful and intentional breach of this Agreement) prior to such termination, in which case and notwithstanding anything to the contrary in this Agreement (except as otherwise acknowledged and agreed to pursuant to a Termination Notice pursuant to Section 12.3(c)), each party shall be entitled to all remedies available at law or in equity, including equitable relief (including specific performance under Section 13.15). If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the Transactions as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or Educational Agency or other Person to which made.

12.3 Termination Fee.

(a) If this Agreement is terminated in accordance with (i) (A) Section 12.1(g) or (B) Section 12.1(b) as a result of (x) the condition under Section 9.1(d)(i) or (y) the conditions under both Section 9.1(d)(i) and Section 9.1(d)(ii) being the only unsatisfied condition(s) to Closing (other than those conditions that by their terms are to be satisfied at Closing and which are at such time capable of being satisfied), then promptly, but in any event within five (5) Business Days following the Company’s receipt of a Termination Notice from Parent and the Company’s signed acknowledgment and agreement thereof, Parent shall pay or cause to be paid to the Seller Representative for further distribution to the Stockholders (or, if instructed by the Seller Representative in writing, any assignee) an amount in cash equal to $10,000,000, (ii) (A) Section 12.1(h) or (B) Section 12.1(b) as a result of the condition under Section 9.1(d)(ii) being the only unsatisfied condition to Closing (other than those conditions that by their terms are to be satisfied at Closing and which are at such time capable of being satisfied), then promptly, but in any event within five (5) Business Days following the Company’s receipt of a Termination Notice from Parent and the Company’s signed acknowledgment and agreement thereof, Parent shall pay or cause to be paid to the Seller Representative for further distribution to the Stockholders (or, if instructed by the Seller Representative in writing, any assignee) an amount in cash equal to $20,000,000, (iii) Section 12.1(i), then promptly, but in any event within five (5) Business Days after Parent’s receipt of a Termination Notice from the Company (including a signed acknowledgment and agreement by the Company pursuant to Section 12.3(c)), Parent shall pay or cause to be paid to the Seller Representative for further distribution to the Stockholders (or, if instructed by the Seller Representative in writing, any assignee) an amount in cash equal to $4,000,000, or (iv) Section 12.1(b), in the event the Initial Termination Date has been extended pursuant to Section 2.3 and the Closing has not occurred by the Initial Termination Date so extended (i.e. September 30, 2025) then promptly, but in any event within five (5) Business Days after Parent or the Company’s receipt of a Termination Notice from such other party (including a signed acknowledgment and agreement by the Company pursuant to Section 12.3(c)), Parent shall pay or cause to be paid to the Seller Representative for further distribution to the Stockholders (or, if instructed by the Seller Representative in writing, any assignee) an amount in cash equal to $20,000,000 (any such fee, as applicable, the “Termination Fee”), in each case by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller Representative (or its assignee). The Seller Representative shall have the right to assign its right, subject to the terms and provisions of this Agreement, to receive the Termination Fee to one or more Persons in its sole discretion.

(b) The parties acknowledge and agree that the agreements contained in this Section 12.3 are an integral part of the Transactions, and that, without these agreements, the parties would not otherwise enter into this Agreement. Accordingly, if Parent fails to pay the Termination Fee pursuant to Section 12.3(a) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, and the Seller Representative or the Company commence an action that results in a final, non-appealable judgment against Parent for the payment of the Termination Fee pursuant to Section 12.3(a), Parent shall pay, or cause to be paid, to the Seller Representative (or its assignee) for further distribution to the Stockholders, interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Seller Representative (or its assignee) and the costs and expenses (including attorneys’ fees and expenses incurred by the Seller Representative or Company in connection with such action or proceeding) (collectively, the “Interest and Expenses”).

(c) Other than in connection with the enforcement of the Confidentiality Agreement, following any termination of this Agreement in accordance with its terms, in the event that Parent is required to pay the Termination Fee pursuant to Section 12.3(a) and Parent timely pays the full Termination Fee, payment of such fee (together with any Interest and Expenses) shall (i) be conditioned upon execution by both Parent and the Company of an acknowledged and agreed Termination Notice that unconditionally releases and forever discharges Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, and each of their respective former, current and future Affiliates, representatives, equityholders, members, managers, partners, successors and assigns (a “Termination Releasing Party”) of and from any and all Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which Parent and its Subsidiaries and each other applicable Termination Releasing Party, on the one hand, and Company and its Subsidiaries and each other applicable Termination Releasing Party, on the other hand, may have against Parent or its Subsidiaries or the Company and its Subsidiaries (as applicable) and any of their respective former, current and future Affiliates, representatives, equityholders, members, managers, partners, successors and assigns, now or in the future, in each case in respect of any cause, matter or thing relating to this Agreement or the Transactions, including the failure of the Closing to occur, other than in respect of Fraud (notwithstanding the foregoing, Parent’s failure to deliver the foregoing release shall not in any way limit the right of the Company to receive payment of any Termination Fee pursuant to Section 12.3(a) or other amounts permitted pursuant to Section 12.3(b)), and (ii) be the sole and exclusive remedy of the Stockholders, the Company and their respective Affiliates against Parent and its Subsidiaries any of their respective former, current and future Affiliates, representatives, shareholders, members, managers, partners, successors and assigns for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur.

(d) The parties acknowledge and agree that (i) in no event shall Parent be required to pay the Termination Fee on more than one occasion, or more than one Termination Fee and (ii) any payment of the Termination Fee (together with any Interest and Expenses), as applicable, described in this Section 12.3 is not a penalty but is liquidated damages in a reasonable amount that will compensate the Stockholders in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE XIII

GENERAL PROVISIONS

13.1 Expenses. Whether or not the Closing takes place, except as expressly and specifically provided in this Agreement, each party shall bear their own fees, costs and expenses incurred in connection with the negotiation and execution of this Agreement and each of the Related Documents and the consummation of the Transactions. Notwithstanding the foregoing, Parent and the Company shall each be responsible for fifty percent (50%) of the Transfer Taxes.

13.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the exclusive jurisdiction of the State of Delaware over all claims, disputes or causes of action (whether in contract or tort or otherwise, or whether at law or in equity, or otherwise under any legal or equitable theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action, whether in contract or tort or otherwise, or whether at law or in equity, or otherwise under any legal or equitable theory, based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) and each party hereby irrevocably agrees that all Actions in respect of any such Action related thereto (whether in contract or tort or otherwise, or whether at law or in equity, or otherwise under any legal or equitable theory,) shall be heard and determined in the state and federal courts in the State of Delaware. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the laying of venue of any such Action brought in such court or any defense of inconvenient forum for the maintenance of any such Action. Each of the parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

(b) Each of the parties hereby consents to process being served by any party to this Agreement in any Action by the delivery of a copy thereof in accordance with the provisions of Section 13.6. The consents to jurisdiction and service of process set forth in Section 13.2(a) and this Section 13.2(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in Section 13.2(a) and this Section 13.2(b) and shall not be deemed to confer rights on any Person other than the parties hereto.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS WHETHER ARISING IN CONTRACT, IN TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(c), AND (iii) MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

13.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto, the Related Documents and the Confidentiality Agreement) represents the entire understanding and agreement of the parties with respect to the Transactions, and supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral and including any letters of intent, term sheets or other similar preliminary documents) among the parties with respect to the Transactions. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, the Related Documents and the Confidentiality Agreement, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement, the Related Documents or the Confidentiality Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

13.4 Amendments and Waivers. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived (a) only in a writing signed by Parent, the Company, the Seller Representative and, prior to the Effective Time, Merger Sub, and (b) with respect to the waiver of conditions to Closing, any waiver of any provision of this Agreement will be effective against Parent, the Company, the Seller Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any party in exercising any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.5 Governing Law. This Agreement and all Actions (whether in contract or tort, or whether at law or in equity or otherwise under any legal or equitable theory) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the Transactions, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to conflict-of-laws principles of any jurisdiction that might require the application of the Laws of any other jurisdiction.

13.6 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by electronic mail (without receipt of any delivery failure notice), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt) or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case at the following addresses and e-mail addresses (or to such other address or e-mail addresses as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to the Closing, to:

University of St. Augustine Parent Corp.

c/o Altas Partners LP

79 Wellington Street West

Suite 3500, P.O. Box 357

Toronto, ON M5K 1K7

Attention:  Scott Werry

Email:   swerry@altaspartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:  Michael E. Weisser, P.C., Keri Schick Norton, P.C.

Email:   michael.weisser@kirkland.com;

  keri.schicknorton@kirkland.com

If to the Seller Representative, to:

APH GP LP

79 Wellington Street West

Suite 3500, P.O. Box 357

Toronto, ON M5K 1K7

Attention:  Paul Nicoletti

Email:   pnicoletti@altas.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:  Michael E. Weisser, P.C.

  Keri Schick Norton, P.C.

Email:   michael.weisser@kirkland.com;

  keri.schicknorton@kirkland.com

If to Parent or Merger Sub, or to the Surviving Corporation, to:

Perdoceo Education Corporation

1750 E. Golf Road

Schaumburg, Illinois 60173

Attention:  Ashish Ghia

  Greg Jansen

Email:   aghia@perdoceoed.com

  gjansen@perdoceoed.com

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661

Attention:  Christopher S. Atkinson

  Joshua A. Feiger

Email:   christopher.atkinson@katten.com

  josh.feiger@katten.com

13.7 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. However, if any term or other provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any Law or public policy, that provision will be deemed separable from the remaining provisions of this Agreement, and will not affect the validity or interpretation of the other provisions of this Agreement or any Related Document, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon any such adjudication that any term or provision hereof is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

13.8 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as contemplated in Section 8.2, Section 8.5, Article XI, Section 12.2, this Section 13.8, Section 13.9, Section 13.16, Section 13.17, and, with respect to each Stockholder, such person’s right to receive the consideration and amounts set forth in Article III and any Post-Closing Payments; provided, however, that the Company (prior to the Closing) or the Seller Representative shall be entitled to enforce the rights of the Stockholders to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement. No assignment of this Agreement or of any rights, interests or obligations hereunder may be made by any party, directly or indirectly (by operation of Law or otherwise), without the prior written consent of (a) prior to the Closing, the Company and Parent and (b) from and after the Closing, Parent and the Seller Representative and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve a party of any of its obligations pursuant to this Agreement. Upon any permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee of such assigning party. Notwithstanding the foregoing, nothing in this Agreement shall, or is intended to, limit Parent’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement, in whole or in part, without the consent of any Person, to (a) an Affiliate of Parent, (b) any direct or indirect purchaser of all or substantially all of the assets of the Company or a Company Subsidiary, or (c) any lender to Parent, the Company or any Company Subsidiary as security for any borrowing; provided, that no such assignment or delegation shall relieve Parent of its obligations hereunder.

13.9 No Recourse Against Non-Parties. Subject to the terms and conditions of this Agreement, and except in the case of Fraud or as expressly required in Article XI, (a) all Actions (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Related Document, or the negotiation, execution or performance of this Agreement or any Related Document (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement or any Related Document), may be made only against (and subject to the terms and conditions hereof and thereof) the Persons that are expressly identified as parties hereto and thereto and (b) no Person who is not a named party to this Agreement or any Related Document, including any applicable Seller Related Party or Parent Related Party (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any of the representations, warranties, covenants, agreements or other obligations or liabilities arising out of, under, in connection with or related to this Agreement or any Related Document or for any claim based on, in respect of, or by reason of this Agreement or any Related Document or its negotiation or execution, and each party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third party beneficiaries of this provision of this Agreement.

13.10 No Partnership Created. Without limiting the obligations set forth in this Agreement, nothing in this Agreement is intended to give Parent the right to control or direct the Company’s or the Company Subsidiaries’ business operations prior to the Effective Time and, without limiting its obligations under this Agreement, the Company shall exercise complete control over its and the Company Subsidiaries’ operations. Furthermore, in no event shall this Agreement be deemed to create a partnership or joint venture between the Company or any of its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, and in no event shall any fiduciary or similar duty be deemed owed by the Company or any of its Affiliates to Parent or any of its Affiliates.

13.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Parent, Merger Sub, the Company and the Seller Representative confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

13.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement and any Related Document, and any amendments hereto or thereto, to the extent signed and delivered by electronic mail in “portable document format” (“.pdf”) form, or any other electronic transmission (including DocuSign), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any Related Document, each other party hereto or thereto shall re-execute original forms hereof or thereof and deliver them to all other parties. No party or to any such contract will raise the use of .pdf or other electronic transmission (including DocuSign) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of .pdf or other electronic transmission (including DocuSign) as a defense to the formation of a contract and each such party forever waives any such defense.

13.13 Confidentiality. Parent acknowledges that, prior to the Closing, all information provided to it and any of its Affiliates, agents and representatives by the Company and its Affiliates, agents and representatives in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by Section 7.4(c). Nothing in this Section 13.13 shall prevent Parent from making any filing with the SEC in any form that Parent reasonably believes is required by Law including under the Exchange Act and the Securities Act.

13.14 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions, shall be issued or made by or on behalf of any party without the prior written consent of the other party, unless required by Law (including securities regulations) or the rules and regulations of any applicable stock exchange (in the reasonable opinion of counsel) in which case, to the extent permitted by Law, the issuing party will use commercially efforts to allow the other parties reasonable time to review and comment on such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing will not restrict or prohibit any party from making any announcement to its employees, customers and other business relations to the extent such party reasonably determines in good faith that such announcement is necessary to comply with any applicable Law or the requirements of any Contract to which such party is a party; provided, further, that nothing shall prevent any equityholders of the Company that are an investment fund or such equityholder’s Affiliates from providing general information about the subject matter of this Agreement in connection with its fundraising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature (including disclosures with respect to investment multiples, returns on investment, rates of return and other customary financial performance metrics related to such equityholder’s investment in the Company); provided, further, that nothing herein shall prevent any party from making any public announcement (whether in a press release, periodic securities filing or other external announcement) that is materially consistent with previous announcements, statements or comments.

13.15 Specific Performance. The parties agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not fully and timely performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that, except as set forth in Section 3.5(b), (a) the parties will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 13.2, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.15 will not be required to provide any bond or other security in connection with any such Order.

13.16 Seller Representative.

(a) As of the date hereof, APH GP LP shall be constituted and appointed as the Seller Representative, with full and exclusive power and authority to act as representative on the behalf of each Stockholder (i) to consummate the Transactions in accordance with the terms and conditions set forth in this Agreement (including pursuant to the Escrow Agreement), (ii) to pay each such Stockholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to each such Stockholder, (iv) to hold back from disbursement to all of the Stockholders collectively any such funds to the extent it reasonably determines may be necessary or required under the terms and conditions of this Agreement or applicable Law (including with respect to the payment of each Stockholder’s expenses in accordance with clause (ii)), (v) to execute and deliver on behalf of each such Stockholder, all documents contemplated herein, and any amendment or waiver hereto, as the Seller Representative, in its sole discretion, determines to be desirable, (vi) to negotiate, settle, compromise and make any required payments from the Escrow Amount on behalf of all Stockholders, (vii) to give and receive notices on behalf of the Stockholders collectively, (viii) to use the Seller Representative Expense Amount to satisfy costs, expenses and liabilities of the Seller Representative in connection with matters related to this Agreement and the Related Documents, (ix) to enforce and protect the rights and interests of the Stockholders and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement and the Related Documents or the Transactions, and to take any and all actions which the Seller Representative believes are necessary or appropriate under this Agreement or any Related Document for and on behalf of the Stockholders, including asserting or pursuing any Action against Parent, Merger Sub or the Surviving Corporation, defending any third party Actions by Parent, Merger Sub or their respective Affiliates, consenting to, compromising or settling any such Actions, conducting negotiations with Parent, the Surviving Corporation and their respective representatives regarding such Actions, and, in connection therewith, to: (A) assert any claim or institute any Action; (B) investigate, defend, contest or litigate any Action initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Authority or Educational Agency against the Seller Representative or any Stockholder, the Escrow Amount, and receive process on behalf of any or all Stockholders in any such Action and compromise or settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; (D) settle or compromise any Actions asserted under the Escrow Agreement or this Agreement; (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions and (F) to recover damages regarding the benefit of the bargain lost pursuant to Section 12.2 and (x) to do each and every act and exercise any and all rights which the Stockholders collectively are, permitted or required to do or exercise under this Agreement, unless otherwise agreed to between the Seller Representative and any such Person in writing. The Stockholders, by accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or required to be done in connection with the Transactions as fully to all intents and purposes as Stockholders might or could do in person. Such agency and proxy are coupled with an interest, and are therefore irrevocable without the consent of holder, unless otherwise agreed to between the Seller Representative and any such Person in writing.

(b) All decisions, actions, consents and instructions of the Seller Representative authorized to be made, taken or given pursuant to Section 13.16(a) shall be final and binding upon all the Stockholders, and no Stockholder shall have any right to object, dissent, protest or otherwise contest the same, except for the willful misconduct or gross negligence of the Seller Representative in connection therewith. Neither the Seller Representative nor any agent employed by the Seller Representative shall incur any liability to any Stockholder relating to the performance of its duties as authorized hereunder except for actions or omissions constituting willful misconduct or gross negligence of the Seller Representative in connection therewith. Notwithstanding the foregoing, the Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Seller Representative pursuant to such advice shall in no event subject the Seller Representative to any liability hereunder to any Stockholder. The Seller Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Stockholder, except in respect of amounts actually received on behalf of such Stockholder. The Seller Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c) The Stockholders shall be bound by all actions taken and documents executed by the Seller Representative in connection with this Agreement, the Company Documents and the Escrow Agreement, and Parent and the other Parent Related Parties shall be entitled to rely on any action or decision of the Seller Representative (and, for the avoidance of doubt, the Stockholders shall be responsible to Parent and the other Parent Related Parties for any action or inaction of the Seller Representative in its capacity as such under this Agreement, any Company Document or the Escrow Agreement as if the same were taken or not taken by the Stockholders under this Agreement, such Company Document or the Escrow Agreement) Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Stockholders.

(d) In the event that the Seller Representative becomes unable to perform the Seller Representative’s responsibilities or resigns from such position, the Stockholders which held, immediately prior to the Effective Time, a majority of the Common Stock shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Seller Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Seller Representative. Notice of any change of the Seller Representative shall be provided promptly (and in any event no later than three (3) Business Days thereafter) to Parent.

(e) By accepting the consideration payable to them hereunder, the Stockholders agree, severally (and not jointly and severally), based on each Stockholder’s Pro Rata Share, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any loss or liability incurred, arising out of or in connection with the Seller Representative’s carrying out its duties under this Section 13.16 including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Seller Representative hereunder for its gross negligence or willful misconduct. However, the Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The indemnity obligations of this Section 13.16(e) shall survive the resignation, replacement or removal of the Seller Representative or the termination of this Agreement pursuant to Section 12.1.

(f) The Seller Representative Expense Amount shall be deposited by (or on behalf of) Parent into an account designated by the Seller Representative on behalf of the Stockholders. In connection with the performance of its obligations under this Agreement and the agreements related hereto, the Seller Representative shall be entitled to the payment of all reasonable and documented fees, costs and expenses in connection with the acceptance and administration of the Seller Representative duties hereunder incurred or to be incurred (the “Administrative Expenses”) as the Seller Representative under this Agreement and the agreements related hereto, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such Administrative Expenses from the Seller Representative Expense Amount. For the purposes hereof, Administrative Expenses shall include all reasonable and documented costs and expenses incurred or likely to be incurred by the Seller Representative (solely in its capacity as the Seller Representative) while carrying out the terms of this Agreement and the agreements related hereto, including, reasonable costs and expenses of enforcing any of the rights or interests of the Stockholders or the Seller Representative arising out of or under or in any manner relating to this Agreement, and the agreements related hereto or the Transactions.

(g) The Seller Representative shall notify the Stockholders if additional funds are required and such Stockholders shall be required to deposit additional funds on a pro rata basis (based on their Pro Rata Share); provided, that the Seller Representative may offset any such indemnification obligations against any Post-Closing Payments owed to each such Stockholder.

(h) The Seller Representative may release at any time, in its sole discretion, all or any portion of the Seller Representative Expense Amount to the Stockholders in accordance with the payment procedures set forth in Section 3.5(g).

13.17 Legal Representation. Parent and the Company (and the Surviving Corporation after the Effective Time) hereby agree, on their own behalf and on behalf of their directors, members, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) may represent (a) any or all of the Stockholders or any director, member, partner, officer, employee or Affiliate of the Stockholders, or (b) the Seller Representative, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, the Related Documents or the Transactions notwithstanding its prior representation of the Company or any of the Company Subsidiaries with respect to the Agreement, the Related Documents or the Transactions, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any actual or potential conflict of interest or any objection arising therefrom or relating thereto. Each of Parent and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Company and Stockholders or the Seller Representative and their counsel, including K&E, made prior to the Effective Time to the extent related to the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any Related Documents or the consummation of the Transactions, or any matter relating to any of the foregoing, in each case for the purpose of providing or receiving legal advice, are attorney-client privileged communications, and that any attorney-client privilege application to such communications will not pass to the Surviving Corporation notwithstanding the Transactions, and instead any such attorney-client privilege will remain with and be controlled by the Seller Representative (the “Privileged Communications”).The Parent and the Surviving Corporation, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or the Surviving Corporation, or otherwise, in any action against or involving any of the parties after the Closing; and the Parent and Surviving Corporation agree not to assert that the attorney-client privilege has been waived as to the Privileged Communication that may be located in the records or email server of the Company or the Surviving Corporation. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or a Company Subsidiary, on the one hand, and a third party other than the Stockholders, the Seller Representative or any Seller Related Party, on the other hand, Parent, the Company or the Company Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such third party; provided, however, that none of Parent, the Company or the Company Subsidiaries may waive such privilege without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

UNIVERSITY OF ST. AUGUSTINE PARENT CORP.

By:	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Vice President and Treasurer

APH GP LP
(solely in its capacity as Seller Representative)
By:	APH GP Corp, its General Partner

By:	/s/ Paul Nicoletti
Name: Paul Nicoletti
Title: Chief Operating Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LIGHTHOUSE MERGER SUB, INC.

By:	/s/ Ashish Ghia
Name: Ashish Ghia
Title: President, Chief Executive Officer, and Chief Financial Officer

PERDOCEO EDUCATION CORPORATION

By:	/s/ Ashish Ghia
Name: Ashish Ghia
Title: Senior Vice President and Chief Financial Officer